UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 10/A-1




                              HORIZON TELCOM, INC.
             (Exact name of Registrant as specified in its charter)


       OHIO                                              31-1449037
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                               68 East Main Street
                          Chillicothe, Ohio 45601-0480
               (Address of principal executive offices) (Zip Code)
       Registrant's telephone number, including area code: (740) 772-8200


        Securities to be registered pursuant to Section 12(b) of the Act:

                                                      Name of each exchange
      Title of each class                              on which registered
      -------------------                              -------------------

           None                                               None






        Securities to be registered pursuant to Section 12(g) of the Act:




                     CLASS B COMMON STOCK, without par value
                                (Title of Class)

                              HORIZON TELCOM, INC.
                          AND CONSOLIDATED SUBSIDIARIES

                                     FORM 10

                                TABLE OF CONTENTS

Item                                                                                                       Page No.
----                                                                                                       --------

ITEM 1.    Business...............................................................................................2
ITEM 2.    Financial Information.................................................................................53
ITEM 3.    Properties............................................................................................73
ITEM 4.    Security Ownership Of Certain Beneficial Owners And Management........................................73
ITEM 5.    Directors And Executive Officers Of The Company.......................................................75
ITEM 6.    Executive Compensation................................................................................77
ITEM 7.    Certain Relationships And Related Transactions........................................................81
ITEM 8.    Legal Proceedings.....................................................................................84
ITEM 9.    Market Price of and Dividends on Common Equity and Related Stockholder Matters........................84
ITEM 10.   Recent Sales of Unregistered Securities...............................................................84
ITEM 11.   Description of  Registrant's Securities to Be Registered..............................................86
ITEM 12.   Indemnification of Officers and Directors.............................................................90
ITEM 13.   Financial Statements And Supplementary Data...........................................................92
ITEM 14.   Changes In And Disagreements With Accountants On Accounting And Financial Disclosure.................159
ITEM 15.   Financial Statements and Exhibits....................................................................159




Forward-Looking Statements


     This report contains forward-looking statements which may differ materially from actual results. See "Item 1. Business - Forward-Looking Statements".

ITEM 1.  Business

GENERAL


     Horizon Telcom, Inc. is a holding company. Through its operating subsidiaries, Horizon Telcom is a facilities-based telecommunications carrier that provides (i) local and long distance telephone, Internet and data services to residential and business customers located primarily in Ohio, and (ii) digital wireless service to customers in Ohio, Indiana, Kentucky, Maryland, New Jersey, New York, North Carolina, Pennsylvania, Tennessee, Virginia and West Virginia.

     We began operations in 1895 as The Home Telephone Company. In 1929 this company changed its name to The Chillicothe Telephone Company. After a reorganization in 1996, we became a holding company and Chillicothe Telephone became a wholly-owned subsidiary. Chillicothe Telephone supplies local area telephone service through its equipment and facilities to a territory covering approximately 800 square miles in Ross, Pickaway, Pike, Jackson, Hocking and Vinton Counties, Ohio as an incumbent local exchange carrier, commonly referred to as an ILEC. In addition to local telephone service, Chillicothe Telephone sells telephone equipment to businesses and offers Internet access through high-speed digital subscriber line (DSL) technology through telephone lines. Chillicothe Telephone also offers high-speed very high bit rate digital subscriber line (VDSL) services through telephone lines to residences as an alternative to cable television services.

     Our majority-owned subsidiary, Horizon PCS, Inc., is in the digital wireless personal communications industry. Horizon PCS is now one of the largest Sprint PCS affiliates based on the exclusive right to market Sprint PCS products and services to a total population of over 10.2 million in portions of twelve contiguous states. A Sprint PCS affiliate is an entity that has agreed to act as Sprint PCS' exclusive agent to market its services in a particular area. Our markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names. We offer the same national pricing plans and use the same sales and marketing strategies and national distribution channels as Sprint PCS.

     Through our wholly-owned subsidiary, United Communications, Inc. we offer Internet and data services and resell long distance services. The Internet and data services are provided under the "bright.net" brand through United Communications' contractual arrangement with Comnet, a consortium of small Ohio telephone companies. United Communications provides long distance services through a reselling arrangement with a primary long distance carrier. Prior to December 1, 2000, United Communications also operated a paging business. On December 1, 2000, United Communications sold the assets of its paging business to an unrelated third party for $100,000.

     We also own 100% of Horizon Services, Inc., which provides administrative services to our other subsidiaries. Administrative services provided by Horizon Services generally include such functions as insurance, billing services, accounting services, computer access and other customer relations, and human resources.

     The following chart illustrates our corporate structure:


[GRAPHIC]




---------------------


(1) The ownership percentage for Horizon PCS excludes options granted under its 2000 Stock Option Plan, warrants issued to the initial purchasers of Horizon PCS' senior discount notes and shares subject to Sprint PCS warrants.

(2) This percentage includes the 48% of Bright PCS which Horizon PCS owns indirectly through Horizon Personal Communications.

     The operations of Chillicothe Telephone and Horizon PCS are our primary business segments. Landline telephone services accounted for approximately 47%, 70%, and 78% of our operating revenues, respectively, in 2000, 1999, and 1998. Landline telephone services accounted for $13.2, $15.4, and $14.3 million operating profit for 2000, 1999, and 1998, respectively. Horizon PCS (wireless communication services) accounted for approximately 39%, 10%, and 2% of our operating revenues, and most of our operating (loss) of $(40.7), $(12.9), and $(7.9) million, respectively, for 2000, 1999, and 1998. We expect that landline telephone services and Horizon PCS services will account for more than 93% of our revenue, operating earnings and losses in 2001.

     Horizon Telcom, Inc. is incorporated under the laws of Ohio and was organized in 1996 pursuant to the corporate reorganization of Chillicothe Telephone into a holding company structure. Our principal executive offices are located at 68 East Main Street, Chillicothe, Ohio 45601-0480 (telephone number:
(740) 772-8200)).

     Certain business, financial and competitive information about our operations is discussed below. For additional information regarding our business segments, see the Note entitled "Segment Information" in the Notes to Consolidated Financial Statements at Item 13 below, which information is incorporated herein by reference, and Management's Discussion and Analysis of Financial Condition and Results of Operations at Item 2 below, which information is also included herein by reference.


ILEC SERVICES

General


     Chillicothe Telephone offers integrated telecommunications services as an ILEC to customers served by more than 38,105 telephone lines, known as access lines, which have access to telephone service through our local exchange equipment, in Ross, Pickaway, Pike, Jackson, Hocking and Vinton Counties, Ohio. Chillicothe Telephone network facilities include nearly 223 fiber miles, serving ten exchanges, including a central office acting as host to nine remote switches.


     The number of access lines increased from 36,832 on December 31, 1999 to 37,824 on December 31, 2000. The following table details access line growth over the past three years:

                             YEARS ENDED DECEMBER 31,
                       ---------- -- ---------- -- ----------
                         2000          1999          1998
                       ----------    ----------    ----------
ACCESS LINES
Residential.............   28,820        28,580        27,811
Business................    9,004         8,252         8,743
                        ----------    ----------    ----------
TOTAL ILEC..............   37,824        36,832        36,554
                        ==========    ==========    ==========


PERCENTAGE OF TOTAL
Residential............      76%           78%           76%
Business...............      24%           22%           24%



     Customer satisfaction remains a top priority, and our efforts are directed accordingly. Since we serve our home town, it is important to our business strategy that our employees concentrate on customer service, and training and orientation programs emphasize that concern.

     The Chillicothe Telephone sales team is structured to provide maximum flexibility for our customers. Residential customers may personally meet with a sales and service representative in our business office or can alternatively take advantage of the convenience of calling into our centralized customer care center. Our sales team provides "one-stop" shopping; each residential customer service representative is trained in all residential applications, including Internet and data services, and digital wireless services, and telephone equipment, and will additionally address any follow-up sales and billing concerns.

     Business customers are served by a specialized group trained to manage the specialized products and services unique to business customers. Customers with less complex needs are supported by a specialized telephone customer care group, which develops solutions and schedules service installations. Major business customers are assigned dedicated account executives that are familiar with their complex applications and service requirements.


     A centralized  operations  service center  provides  telephone  service and maintenance for all ILEC customers. In addition to receiving maintenance requests, this center dispatches field personnel and monitors the status of all service orders and maintenance requests. To ensure continued customer satisfaction, the center is measured against targeted time intervals and the ability to meet customer commitment dates.

     Chillicothe Telephone operates a class 4/5 Siemens EWSD digital host as a main switch, in a network with an additional nine remote switches serving population clusters throughout Ross County, Ohio. Chillicothe Telephone also has an extensive fiber optic network, which now serves approximately one-third of the 37,800 access line base, and covers approximately 223 miles. Chillicothe Telephone has deployed ISDN, ADSL and VDSL high speed telephone line access service, which brings broadband service capability to approximately 75% of the subscriber base. We continue to upgrade our distribution network by moving fiber and electronics closer to the customer through the use of remote switching units. The customer care service center operations are supported by a service order, trouble-ticketing, billing and collection system and automated call distribution. At the heart of our network is a network operations center that identifies problems as they occur and diagnoses potential network problems before customers are impacted.

     Chillicothe Telephone recently began offering high speed video (VDSL) services through its telephone lines under the name "Horizon View." The first customer was connected on August 15, 2000. This quality digital video service competes with cable and satellite television providers. It also provides high-speed always-on Internet access and a voice path for regular telephone service. In April 2001, we celebrated our 1000th Horizon View customer.

     In addition to local telephone service, Chillicothe Telephone sells telephone equipment to businesses.


Regulation of Chillicothe Telephone's Local Exchange Carrier Business

     Chillicothe Telephone is subject to extensive regulation by various federal, state and local governmental bodies. Federal laws and regulations, and, specifically, the Telecommunications Act of 1996, which we refer to as the Telecom Act, have sought to open the local service market to competition.

     The Telecom Act has imposed burdensome obligations upon ILECs that are not exempted as "rural telephone companies." These obligations include the duty:

     o to negotiate agreements with competing local service providers for interconnection of telephone equipment between providers;

     o    to obtain state commission approval of such agreements;

     o to interconnect with competing local carriers at any technically feasible point;

     o to provide nondiscriminatory access to separate portions of the telephone network at regulated prices;

     o to furnish local competitors with local services at wholesale rates for resale purposes; and


     o to allow local competitors to collocate their equipment in ILEC central offices.

     Chillicothe Telephone takes the position that it is a "rural telephone company" within the meaning established by the Telecom Act, and is therefore presently exempt from these ILEC obligations. It will retain this exemption unless and until the Public Utilities Commission of Ohio terminates it at the request of a competing local carrier.

     The Telecom Act also imposes obligations upon all local exchange carriers (ILECs and competitive local exchange carriers, also referred to as CLECs, which also offer local telephone services utilizing in part the facilities of the
ILEC). These obligations include:

     o    the  payment  of  reciprocal   compensation   for  the  transport  and
          termination of local calls;

     o the ability of customers to change local telephone service carriers while maintaining the same telephone number, known as "local number portability" as well as dialing parity;

     o affording access by competing local telephone service carriers to poles, ducts, conduits and rights-of-way.

     Small carriers may request suspension or modification by their state commission of some or all of these requirements, but such suspensions or modifications are extremely difficult to obtain. Chillicothe Telephone has not sought or obtained suspension or modification of any of these local exchange carrier obligations.

     As a general matter, federal regulation increases Chillicothe Telephone's business risks and may have a substantial impact on Chillicothe Telephone's future operating results. The Federal Communications Commission regulates two significant sources of Chillicothe Telephone's revenues - namely, interstate access charges and federal universal service support. Federal Universal Service Support is a program that provides funding to qualifying ILEC such as Chillicothe Telephone.

     The FCC currently has several proceedings pending that could materially change the mechanisms for determining interstate access charges and the dollar revenues received by Chillicothe Telephone from this source. For example, the FCC is presently considering an interstate access charge reform proposal submitted by the Multi-Association Group comprised of four national telephone trade associations. If adopted as submitted, the Multi-Association Group Plan would increase the monthly federal subscriber line charges paid by Chillicothe Telephone's business and residential customers, reduce the per-minute access charges paid by Chillicothe Telephone's interexchange carrier customers, and establish residual funding mechanisms that could be taken from Chillicothe
Telephone by competitors. The Multi-Association Group Plan has received substantial opposition from interexchange carriers, state commissions, and consumer groups, and may be rejected or adopted in significantly modified form by the FCC.

     The FCC also has initiated a proceeding to examine the feasibility of replacing the current mechanisms of inter-carrier compensation, including the access charge mechanism, with a "bill-and-keep" approach. Under a bill-and-keep approach, each carrier is required to recover the costs of termination and origination from its own end-user customers. Such an approach could result in increased rates to Chillicothe's business and residential end-user customers.

     The FCC recently adopted, in large part, a recommendation by the Rural Task Force for reform of the federal universal service support mechanism presently applicable to Chillicothe Telephone. The FCC's order retains the embedded cost mechanism, a methodology presently used to determine and distribute federal support to rural telephone companies to enable them to cover the high cost of specific new telephone network technology. It also recalculates and modifies the indexed cap that limits federal high-cost telephone service support, establishes a new mechanism to enable rural telephone companies to obtain some universal service support for exchanges that they acquire and upgrade, and permits rural telephone companies facing potential competition to disaggregate their study areas to discourage competitors from entering rural population centers in order to seize disproportionate amounts of the universal service support received by rural ILECs.

     Chillicothe Telephone is required to contribute to the federal universal service program. States also have similar assessment mechanisms. At the present time it is not possible to predict the extent of Chillicothe Telephone's total federal and state universal service assessments or the amount of dollars it will receive from federal and state universal service funds.

     The FCC and the Federal Bureau of Investigation are responsible for the implementation of the Communications Assistance for Law Enforcement Act. This legislation obligates Chillicothe Telephone to upgrade its switching facilities to give it the capabilities and capacity to install and operate wiretaps, pen registers and similar surveillance activities in response to properly authorized requests from federal, state and local law enforcement. The Communications Assistance for Law Enforcement Act statute and regulations also impose security and administrative obligations and risks upon carriers such as Chillicothe Telephone. Some of the more expensive and risky potential Communications Assistance for Law Enforcement Act obligations - for example, those related to the interception of packet-switched communications - are still subject to litigation before the FCC and the courts.

     Federal statutes and FCC rules and proceedings regarding the slamming of local and long distance customers, the use of Customer Proprietary Network Information and the conservation of telephone number resources can affect the costs and risks of doing business of Chillicothe Telephone and other local exchange carriers.


     State laws and regulations require us to comply with Ohio pricing regulations, file periodic reports, pay various fees and comply with rules governing quality of service, consumer protection and similar matters. Local regulations require us to obtain municipal franchises and to comply with various building codes and business license requirements.


     Chillicothe Telephone continues to provide local exchange service through traditional rate base, rate of return regulation. The Public Utilities Commission of Ohio has proposed alternative rate regulation and, when the regulation is finalized, Chillicothe Telephone will have the right to elect this form of regulation. Generally, under the proposed regulations, we would have greater flexibility to decrease prices, but would have to petition the Public Utilities Commission of Ohio to increase rates. We have not decided whether to elect the alternative rate regulation.


Competition

     Several factors have resulted in rapid change and increased competition in the local telephone market over the past 15 years, including:

     o    growing customer demand for alternative products and services,

     o    technological advances in transmitting voice, data and video,

     o    development of fiber optics and digital electronic technology,

     o a decline in the level of access charges paid by interexchange carriers to local telephone companies to access their local networks, and

     o    legislation and regulations designed to promote competition.


     To date, we have not faced competition for local telephone service in Chillicothe Telephone service territory from any competitive local exchange carriers. It is possible, however, that we will face such competition in the future. We believe that Adelphia Cable is preparing to upgrade its cable television plant to be in a position to provide local service. Adelphia Cable is already offering long distance telephone services as a reseller, as well as high-speed Internet access. No potential competitive local exchange carrier has asked us to enter into agreements to connect its network with our network. If competition develops, we may face pressure to match the pricing and service offerings of these competitors.

LONG DISTANCE, INTERNET AND NETWORK SERVICES

     Our wholly-owned  subsidiary,  United Communications,  offers long distance
service,   Internet  and  data  services  and  network  consulting  services  to customers.

Long Distance Service

     The long distance market has become significantly more competitive since 1984, when AT&T was required to divest its local telephone system. Since that time, new competitors have entered the market and prices have declined, resulting in increased consumer demand and significant market growth. Increased competition has also led to increased consolidation among long distance service providers. Major long distance competitors include AT&T, Sprint and MCI WorldCom, Inc. Furthermore, Verizon obtained approval to provide long distance services in New York and Massachusetts, and SBC Communications, Inc. has obtained approval in Texas, Kansas and Oklahoma. These competitors benefit from established market share and from established trade names through nationwide advertising. Internet-protocol telephony, a potential competitor for low cost telephone service, is also developing.


     United Communications began offering long distance services as a reseller in 1996 and now provides that service to approximately 5,050 access lines. We expect to continue to offer a competitively priced service to those customers who are looking for a local supplier of long distance services.


Internet Access Service


     United Communications provides Internet and data services through our affiliation with Comnet. Comnet is a consortium of 19 independent local exchange carriers in Ohio, and one Ohio electric cooperative. We have the right to market and sell Internet and data services using the "bright.net" brand in 27 counties in southern Ohio, including Chillicothe Telephone's service territory. Comnet provides wholesale gateway access, service, support and bandwidth services to the internet for retail internet service providers primarily in Ohio. Comnet also provides advanced intelligent networking services to Ohio's rural areas via special signaling networks. United Communications owns a less than five percent interest in Comnet. As of December 31, 2000, we had 17,239 subscribers to this service.

     We offer a variety of means to access the Internet through our telephone network. We also offer a full range of customer premise equipment required to connect to the Internet. Our access services include:


     o Dial-up Access. Our dial-up services provide access to the Internet through ordinary telephone lines at speeds of up to 56 Kbps and through digital ISDN lines at speeds of up to 128 Kbps.

     o Dedicated Access. We offer a broad line of high-speed dedicated access utilizing frame relay and dedicated circuits, which provide business customers with direct access to a full range of Internet applications.

     o DSL Access. We began to offer several ILEC customers high-speed Internet access service using ADSL technology in the first quarter of 2000. ADSL technology permits high speed digital transmission over the existing copper wiring of regular telephone lines. Our ADSL service is available at speeds up to 768 Kbps. Our ADSL services are designed for residential users and small-to-medium sized businesses to provide high quality Internet access at speeds faster than an integrated services digital network (ISDN) and at flat-rate prices that are lower than traditional dedicated access charges. As the local exchange carriers in other areas of southern Ohio begin offering DSL technology, we will offer DSL in the rest of our bright.net service territory.

     We offer a variety of value-added services, including Web hosting, Web design, collocation, virtual private networks or intranets, remote access and security solutions, and video conferencing.

     We provide software solutions that enable companies to conduct electronic commerce. We offer electronic data interchange and non-internet based solutions consisting of software and services that are designed to help businesses connect to their suppliers and customers. We also provide Internet commerce software to allow businesses to build Web applications for commerce-enabled Web sites, intranets and extranets. Common features of this software include the ability to build electronic catalogs to conduct transactions and to integrate with business systems, including purchasing, accounting and inventory systems.


     Account executives sell Internet and data services directly to business customers in our service areas. Our technical support staff is available 24 hours a day, seven days a week. Our technicians design, order, configure, install and maintain all of our equipment to suit the customer's needs. We have a customer care group dedicated to Internet and data services.

     In general, Internet and data services are not regulated at the federal level. An important regulatory issue currently pending before both the FCC and federal courts is how Internet traffic will be classified and treated for purposes of interstate access charges and reciprocal compensation related to local traffic. Internet service providers currently obtain access services from local exchange carriers without having to pay the access charges that interexchange carriers pay for equivalent service. This special exemption may be withdrawn at any time, in which case Internet services could be subject to access charges. As we provide Internet services directly to the ILECs' networks, a change in the treatment of Internet traffic for purposes of reciprocal compensation would likely have little effect on our operations.

     The Internet and data services market is extremely competitive, highly fragmented and has grown dramatically in recent years. The market is characterized by the absence of significant barriers to entry and the rapid growth in Internet usage among customers. Sources of competition are:

     o access and content providers, such as AOL, the Microsoft Network and Prodigy;

     o local, regional and national Internet service providers, such as PSINet and EarthLink;

     o    the  Internet   services  of  regional,   national  and  international
          telecommunications   companies,  such  as  AT&T,  BellSouth,  and  MCI
          WorldCom;

     o online services offered by incumbent cable providers, such as Time Warner; and

     o    DSL providers, such as COVAD.

     The  recent  merger  of  AOL/Time   Warner  creates   further,   formidable
competitive threats in the Internet and data services markets. The merging companies announced plans to leverage their combined assets and resources post-merger to offer a wide variety of Internet and data-related services.

Network Consulting


     Our computer solutions division offers network consulting services to businesses in Chillicothe Telephone service territory.



DIGITAL WIRELESS SERVICES


     The information set forth under this heading describes the business of our subsidiary Horizon PCS, Inc., a Delaware corporation. Horizon Telcom owns 92.0% of the outstanding class B common stock of Horizon PCS, representing 56.5% of all classes of capital stock on a fully diluted basis, and 81.5% of the total voting power of all classes of capital stock of Horizon PCS on a fully diluted basis. References under this heading to "we," "us" and "our" are to Horizon PCS.

Overview

     We are one of the largest Sprint PCS affiliates based on our exclusive right to market Sprint PCS products and services to a total population of over
10.2 million in portions of twelve contiguous states. Our markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names.

     We became one of the five charter Sprint PCS affiliates in June 1998, when we were awarded our initial seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. Since our initial territory grant, we have substantially expanded the size of our territory, as follows:

     o in August 1999, Sprint PCS granted us additional markets in Virginia, West Virginia, Kentucky, Maryland, North Carolina and Tennessee with a total population of approximately 3.3 million;

     o in May 2000, Sprint PCS granted us additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately
          2.9 million; we also agreed to grant Sprint PCS warrants to purchase 2,510,460 shares of our class A common stock, as further described in "The Sprint PCS Agreements"; and

     o in June 2000, we completed the acquisition of Bright PCS, a Sprint PCS affiliate, adding markets in Indiana, Ohio and Michigan with a total population of approximately 2.4 million.


     Our territory includes significant market coverage in Indiana, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia and selected markets in Kentucky, Maryland, Michigan, New Jersey, New York and North Carolina. Our markets are adjacent to or connect a number of major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/Durham, Richmond and Washington, DC.



Sprint PCS


     Sprint PCS, a wholly-owned subsidiary of Sprint, operates the only 100% digital, 100% PCS wireless network in the United States. The digital technology that Sprint PCS uses is code division multiple access technology, referred to as CDMA. Sprint PCS has licenses to provide PCS service nationwide. Sprint PCS operates its PCS network in major metropolitan markets throughout the United States and has entered into agreements with affiliates, such as Horizon PCS, to build out and manage networks in smaller metropolitan areas and along major highways.


     Statements in this document regarding Sprint Corporation or Sprint PCS are derived from information contained in the periodic reports and other documents filed with the Securities and Exchange Commission by Sprint and Sprint PCS, or press releases issued by Sprint and Sprint PCS.


Business Strategy

     We believe that the following elements of our business strategy will enable us to rapidly complete our network, distinguish our wireless service offerings from those of our competitors and compete successfully in the wireless communications marketplace.

     Taking Full Advantage of the Benefits of our Affiliation with Sprint PCS. Our long-term strategic affiliation with Sprint PCS provides us with many business, operational and marketing advantages including the following:

     Exclusive Provider Of Sprint PCS Products And Services. We have the exclusive right to use the Sprint and Sprint PCS brand names for the sale of Sprint PCS products and services in our territory. We provide these products and services exclusively under the Sprint and Sprint PCS brand names.

     Sprint PCS Licenses And Long-Term Commitments. We have the exclusive right to use Sprint PCS' licensed spectrum to provide Sprint PCS products and services in our territory. Sprint PCS has funded the purchase of the licenses covering our territory at a cost of approximately $57.0 million and has incurred additional expenses for microwave clearing. As a Sprint PCS affiliate, we did not have to fund the acquisition of these licenses, thereby reducing our start-up costs. The Sprint PCS agreements are for a total of 50 years, including an initial term of 20 years and three 10-year renewal terms. These agreements will automatically renew for the renewal period unless at least two years prior to the commencement of any renewal period either party notifies the other party that it does not wish to renew the agreement.


     Sprint PCS' Nationwide Digital PCS Network. As of December 31, 2000, Sprint PCS, together with its affiliates, operated PCS systems providing service to more than 4,000 communities and cities within the United States containing nearly 227 million people nationwide, including all of the 50 largest metropolitan markets. Our network operates with Sprint PCS' national network and will extend Sprint PCS' coverage into our markets, which we believe is important to Sprint PCS' national strategy. We believe our ability to provide our customers with access to Sprint PCS' national network represents a competitive advantage over other national and regional providers of wireless services.


     Established And Available Distribution Channels. We benefit from immediate access to major national retailers under Sprint PCS' existing sales and distribution agreements and other national sales and distribution channels, including:


     o a sales and distribution agreement with RadioShack, which provides us with access to approximately 188 stores in our territory;

     o the sales and distribution agreements with other major national third-party retailers such as Best Buy, Circuit City and Office Depot, which collectively provide us with access to approximately 139 additional retail outlets in our territory;


     o    Sprint PCS' national inbound telemarketing sales force;

     o    Sprint PCS' national accounts sales team; and

     o    Sprint PCS' electronic commerce sales platform.

     Sprint PCS' National Brand Name Recognition And National Advertising Support. We benefit from the strength and the reputation of the Sprint and Sprint PCS brands. Sprint PCS' national advertising campaigns and developed marketing programs are provided to us at little or no additional cost under our Sprint PCS agreements. We offer the same strategic pricing plans, promotional campaigns and handset and accessory promotions as Sprint PCS, and have the ability to add pricing plans and marketing promotions that target local market needs.

     Better Equipment Availability And Pricing. We are able to acquire our network equipment, handsets and accessories more quickly and at a significantly lower cost than we would without our strategic relationship with Sprint PCS. We purchase our network equipment, handsets and accessories under Sprint PCS' vendor arrangements that provide for volume discounts. These discounts significantly reduce the overall capital required to build our network and significantly reduce our costs of handsets and accessories.


     Sprint PCS Wireless Web. Our network supports the Sprint PCS Wireless Web. The Sprint PCS Wireless Web allows customers with data capable or Web-browser enabled handsets to connect to the Internet and browse specially designed text-based Web sites,  including AOL,  Yahoo!,  Amazon.com,  Bloomberg.com,  CNN
Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com. For more information on the Sprint PCS Wireless Web, see "-- Products and Services -- Access to the Sprint PCS Wireless Web."

     Sprint PCS' Extensive Research And Development. We benefit from Sprint PCS' extensive research and development effort, which provides us with ongoing access to new technological products and enhanced service features without significant research and development expenditures of our own. We have prompt access to any developments produced by Sprint PCS for use in our network.


     Sprint PCS' Back Office Services. When we initially launched our independent PCS operations, we provided our own back office services, such as customer services and billing services. In May 2000, we amended the Sprint PCS agreements so that Sprint PCS will provide these back office services to us. All markets we have launched are now under our back office arrangement with Sprint PCS.



     We expect the cost of these services will be at or below the cost of providing the services ourselves, due to anticipated rate reductions and Sprint PCS' ability to economically manage the support of new services. We also believe this arrangement will allow us to more quickly roll out new Sprint PCS products and services in our markets.


     Rapidly Completing The Build-Out And Launch Of Our Network. We plan to offer coverage to 6.7 million residents, or approximately 66% of the total population of the markets we are licensed to serve as a Sprint PCS affiliate, by December 31, 2001. We have successfully developed several key relationships which we believe will allow us to efficiently launch our markets. For building the portion of the Sprint PCS network located within our territory, which we refer to as our build-out, in our Bright PCS markets and for fill-in coverage in our initial markets, we rely on our build-to-suit arrangements with SBA Towers, Inc., a wholly-owned subsidiary of SBA Communications Corporation. For markets with a high concentration of existing towers or zoning challenges, we employ a co-location strategy. For our Virginia and West Virginia markets, we use our network services agreement with the West Virginia PCS Alliance and the Virginia PCS Alliance, which we refer to as the Alliances, to provide us with the use of and access to key components of their network in most of our markets in Virginia and West Virginia thereby increasing our coverage to our markets with a total population of 3.3 million. For our new markets in Pennsylvania, New York, Ohio and New Jersey, we purchased network assets currently under construction from Sprint PCS, enabling us to launch many of these markets much earlier than if we had had to complete the entire build-out of these markets independently beginning in September 2000.

     Deploying A High-Capacity Network. We have built an all-digital PCS network that we believe is up to date and of high-quality. Our strategy is to provide service to the largest communities in our markets and the interstates and primary roads connecting these communities to one another and to the adjacent major markets owned and operated by Sprint PCS. We believe that our network design, together with the use of digital CDMA technology, will allow our network to handle more customers with fewer dropped calls and better clarity than our competitors. In addition, our network will have sufficient capacity to provide services beyond traditional voice transmissions.


     Executing An Integrated Local Marketing Strategy. Our marketing strategy is to take full advantage of Sprint's and Sprint PCS' nationwide presence and brand names while at the same time establishing a strong local presence in each of our markets. We emphasize the improved clarity and quality, enhanced features and favorable pricing of Sprint PCS products and services and replicate the marketing strategies that have resulted in Sprint PCS becoming the fastest growing wireless service providers in the country. In addition, on the local level, we are or soon will be:

     o    establishing 40 Sprint PCS stores within our territory;

     o establishing local third-party sales and distribution relationships on an as-needed basis;

     o directing our media efforts at the community level by advertising in local publications and radio;

     o    sponsoring local and regional events; and

     o using the local telephone offices of Sprint and the former owners of Bright PCS which are located in our markets to offer our products and services.

     Continuing To Explore Opportunities To Expand Our Territory And Provide Complementary Products And Services. Since the initial grant of our markets, we have significantly expanded the geographic scope of our territory through three separate transactions. We expect to continually evaluate ways to strategically expand our territory. Similarly, we expect to consider offering complementary products and services. Any transaction we undertake to expand our territory may require additional financing and would involve a number of risks, as discussed at "Business-Risk Factors."


     Exploiting Our Potential For Significant Roaming Revenue. We receive Sprint PCS revenue from Sprint PCS subscribers based outside our territory who use our network. Our territory is adjacent to or connects 15 major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/ Durham, Richmond and Washington, D.C. These markets include five of the ten largest metropolitan areas in the United States. Our territory also contains more than 2,600 interstate miles.


     Support From Our Fully Financed Business Plan. We believe that our existing cash and available borrowings under our new senior secured credit facility will be adequate to fund our PCS network build-out, tax payments, anticipated operating losses and working capital requirements until we achieve positive earnings before interest, taxes, depreciation and amortization, which we expect to achieve in the third quarter of 2003.

Markets

     Our territory covers 54 markets in parts of Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, and West Virginia. Sprint PCS has launched service in 15 major metropolitan areas that are adjacent to our markets and have a combined total population of approximately 59 million. We believe that connecting or being adjacent to existing Sprint PCS markets is important to Sprint PCS' strategy to provide seamless, nationwide PCS service.

     The following chart identifies our markets:

                                      Sprint PCS      MhZ of     Estimated Total
         Market                        Grant (1)     Spectrum     Population(2)
         ------                        ---------     --------     -------------

         Charleston, WV                   1st             20          492,700
         Huntington, WV                   1st             20          369,700
         Zanesville, OH                   1st             20          187,200
         Parkersburg, WV                  1st             20          182,000
         Athens, OH                       1st             20          132,100
         Chillicothe, OH                  1st            35(4)        104,700
         Portsmouth, OH                   1st             20           93,800
         Roanoke, VA                      2nd             10          645,200
         Charlottesville, VA              2nd             30          218,600
         Clarksburg, WV                   2nd             30          195,600
         Danville, VA                     2nd             10          168,600
         Lynchburg, VA                    2nd             10          160,100
         Morgantown, WV                   2nd             30          107,800
         Staunton, VA                     2nd             10          107,600
         Martinsville, VA                 2nd             10           90,400
         Fairmont, WV                     2nd             30           56,800
         Kingsport (Tri-Cities), TN       2nd             20          689,100
         Cincinnati, OH (Partial) (3)     2nd             10          127,400
         Erie, PA                         3rd             10          280,200
         Sharon, PA                       3rd             10          122,300
         Ashtabula, OH                    3rd             10          103,500
         Meadville, PA                    3rd             10           90,000
         Fort Wayne, IN                   Bright          10          689,200
         South Bend, IN                   Bright          10          348,800
         Elkhart, IN                      Bright          10          256,900
         Lima, OH                         Bright          30          251,800

                                          Sprint PCS    MhZ of   Estimated Total
         Market                           Grant (1)    Spectrum    Population(2)
         ------                           ---------    --------    -------------
         Kokomo, IN                       Bright          30          186,000
         Benton Harbor, MI                Bright          10          160,100
         Findlay, OH                      Bright          30          152,900
         Michigan City, IN (Partial) (3)  Bright          10          109,900
         Marion, IN                       Bright          30          108,600
         Dayton, OH (Partial) (3)         Bright          10           41,065
         Toledo, OH (Partial) (3)         Bright          30           30,066
         Kalamazoo, MI (Partial) (3)      Bright          30           20,009
         Battle Creek, MI (Partial) (3)   Bright          30            8,980
         Beckley, WV                      2nd             20          169,500
         Knoxville, TN (Partial) (3)      3rd             10           54,201
         Jamestown, NY                    3rd             30          180,100
         Scranton, PA                     3rd             30          664,700
         Olean, NY                        3rd             30          240,200
         Sunbury, PA                      3rd             30          194,300
         Williamsport, PA                 3rd             30          161,200
         New York, NY (Partial) (3)       3rd             30          169,673
         Pottsville, PA                   3rd             30          151,000
         State College, PA                3rd             30          134,900
         Stroudsburg, PA                  3rd             30          128,100
         Du Bois, PA                      3rd             30          127,900
         Oil City, PA                     3rd             30          104,500
         Allentown, PA (Partial) (3)      3rd             30           59,094
         Williamson, WV                   2nd             20          183,900
         Bluefield, WV                    2nd             20          176,200
         Cumberland, MD                   2nd             10          159,000
         Logan, WV                        2nd             10           40,900
         Canton, OH (Partial) (3)         2nd             10           36,215
                                                                   -------------
                                                                   10,225,303
                                                                   =============
         --------------------

     (1) Indicates the grant from Sprint PCS in which we received our respective markets. "Bright" indicates markets granted to Bright PCS in October 1999. The following summarizes our other grants:

                                 1st:     July 1998
                                 2nd:     August 1999
                                 3rd:     May 2000

     (2) Estimated total population is based on January 1, 1999 estimates compiled by Rand McNally Commercial Atlas & Marketing Guide, 2000 Edition.

     (3) The estimated total population in these markets represents the population of the counties within the market granted to us in the Sprint PCS agreements, not the total population of that market.

     (4)  Includes 15 MHz of spectrum owned directly by us.


Network Build-Out Plan


     Overview. Our network build-out strategy is to provide service to the largest communities in our markets and to cover interstates and primary roads connecting these communities to each other, and to the adjacent major markets owned and operated by Sprint PCS. Our agreements with Sprint PCS require us to complete the specified build-out by scheduled dates. If we do not meet those dates, we may owe Sprint PCS penalties and Sprint PCS maybe able to terminate our agreements. We believe that our schedule for completing the build-out is achievable based on our prior experience in network build-out, the technology we will use to build our network and the established standards of Sprint PCS.



     Our markets have a total population of approximately 10.2 million and, as of December 31, 2000, we covered approximately 5.1 million residents, based on their place of residence, representing coverage of approximately 50% of the total population of our territory. As of March 31, 2001, we had launched service covering approximately 5.2 million residents, or approximately 51% of the total population in our territory, and had 84,681 subscribers. On June 13, 2001, Horizon PCS announced it had signed its 100,000th subscriber on June 8, 2001.

     A market is considered to be covered when we have wireless network telephone equipment receiving and transmitting locations, known as cell sites, in operation which make our services available for use by subscribers residing in that territory. When complete, the build-out of our 54 markets will consist of approximately 1,230 cell sites. We plan to cover approximately 6.7 million residents or 66% of the total population of our markets, by December 31, 2001. The following details the current status of each of our market grant.

     First Horizon PCS Grant (June 1998). By January 1999 we covered approximately 887,000 residents, or 57% of the total population of our initial seven markets. We are currently extending the coverage in these markets along connecting highways and to smaller communities. We also expect the Alliances to fill in coverage in the two initial markets that are being served under our network services agreement. As of December 31, 2000, we covered approximately 913,000 residents, or 58% of the total population of our initial seven markets, and we plan to cover approximately 985,000 residents, or 63% by September 30, 2001.

     Second Horizon PCS Grant (August 1999). In August 1999, Sprint PCS granted us 17 additional markets in Virginia, West Virginia, Tennessee, Maryland, Kentucky and Ohio with a total population of approximately 3.3 million. Within two months of this second grant, we launched service in nine of these markets, providing coverage to 1.0 million residents, or 31% of the total population in these markets through our network services agreement with the Alliances.


     In August 2000, we launched service in our Kingsport, Tennessee market, which has a total population of 689,000. We plan to cover approximately 488,000 residents, or 71% of the total population in this market. By September 30, 2001, we will launch two additional markets, and the five remaining markets received in the second grant will be launched by February 28, 2002, at which time we plan to cover approximately 2.0 million residents, or 61% of the total population in these 17 markets.

     Bright PCS Grant (October 1999). In September 2000 we launched service in our Bright PCS markets and now offer service in all of the Bright PCS markets, covering approximately 2.0 million residents, or 85% of the total population of these 13 markets.


     Third Horizon PCS Grant (May 2000). In May 2000, Sprint PCS granted us 17 additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately 2.9 million. In conjunction with the grant, we agreed to purchase from Sprint PCS 154 sites in various stages of construction. We have completed our engineering design for these markets and the build-out is expected to consist of approximately 438 sites, including the 154 that were purchased from Sprint PCS.


     The 29 sites that were operational at December 31, 2000 are located in the Erie, Jamestown, Sharon, Ashtabula and Meadville markets, which have a total population of approximately 776,000.


     The remaining sites purchased from Sprint PCS are located in the Scranton, Pottsville, Stroudsburg, New York and Allentown markets, which have a total population of approximately 1.2 million. We expect to launch service in these markets by the end of 2001.

     The remaining markets to be launched are Williamsport, Sunbury, State College, Oil City, Olean and Du Bois, which have a total population of approximately 963,000. We expect to launch service in these markets by the end of 2001. At that time, we plan to cover approximately 1.9 million residents, or 65% of the total population of the 17 markets received in our third grant.

Network Build-Out Elements

     As part of our network build-out strategy, we entered into outsourcing relationships with the third parties to described below to assist us in building out our network. We believe that these relationships result in a more timely, efficient and cost effective build-out process.


     Radio Frequency Design. We have engaged an outside design firm to provide radio frequency design, engineering and related services for our markets. This firm assists us in determining the required number of cell sites needed to operate the network and identifies the general geographic areas in which each of the required cell sites will be located.


     Site Acquisition, Project Management And Construction. We use a combination of build-to-suit and co-location opportunities in the design and construction of our network. Build-to-suit arrangements are contractual relationships whereby a tower company constructs and owns a cell tower at a location which we approve and leases the cell tower to us for use in our network. Co-location is an arrangement whereby a wireless service provider, like us, is allowed to use another party's cell tower as part of its network. Generally we prefer build-to-suit opportunities because of the favorable development fees and leasing terms associated with our arrangement with SBA. Under our build-to-suit agreement, SBA acquires the site, builds the tower and leases it to us. We consider this arrangement to be preferable to building our own towers.

     In situations where we determine that build-to-suit is not appropriate, we use a co-location strategy. For sites where co-location leases are utilized, zoning, permitting and surveying approvals and licenses have already been secured, which minimizes our start-up costs and accelerates access to the markets.

     We expect that approximately 1,230 sites will be required to achieve our planned coverage of the residents in our territory, including those provided to us through our network services agreement. Of those sites, we believe that approximately 345 will be build-to-suit towers.


     Microwave Relocation. At the time of the FCC's auction of PCS licenses, other third parties were using portions of the same frequency bandwidths for the operation of microwave facilities. The FCC has procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. Sprint PCS relocates the microwave paths that use frequencies owned by Sprint PCS, and is analyzing these relocations as we continue the build-out of our network. Sprint PCS is also paying for a portion of the relocation costs. Sprint PCS has completed necessary relocation for all microwave paths in all of our markets that are operational or scheduled to be operational before October 31, 2001.

     Switching. We currently use one switching center in Chillicothe, Ohio to provide services to our network. We also utilize the Alliances' two switching centers under our network services agreement, and are using a Sprint PCS switching center on an interim basis to more rapidly launch our markets in western Pennsylvania. A switching center serves several purposes, including routing calls, managing call handoff, managing access to the public telephone network and providing access to voice mail. We plan to install additional switching centers as needed during 2001.

     Interconnection. Our network connects to the public telephone network through local exchange carriers. Through our Sprint PCS agreements, we benefit from Sprint PCS-negotiated agreements with local exchange carriers, which govern the terms of the relationship between telephone service carriers which interconnect in order to provide service between networks.

     Long Distance And Back Haul. We use Sprint and other third party providers for long distance services and for back haul services. Back haul services are the telecommunications services which other carriers provide to carry our voice traffic from our cell tower sites to our switching facilities. When we use Sprint, we receive the same preferred rates made available to Sprint PCS sites.

     Network Monitoring. We use Sprint PCS' Network Operations Control Center for continuous network monitoring of all of our markets, other than those served by the Alliances, which we monitor directly.



SBA Agreement

     Prior to August 1999, Horizon Telcom owned the cell site towers we used in our network. In August 1999, Horizon Telcom sold to SBA the towers we used in our network, and we subsequently entered into a long-term lease arrangement with SBA. We now pay a fixed amount per month, per cell site, to SBA for the right to use their towers in our markets. This fixed fee is subject to an annual percentage increase for each site beginning on the third anniversary of the date we began using the site. We believe that the rates we pay under this agreement are generally more favorable than average co-location rates available in our markets.

     In August 1999, we also entered into a build-to-suit agreement with SBA. Under this agreement, SBA acquires and develops the sites and installs the towers at locations approved by us. We receive a site development fee from SBA for tower sites which SBA constructs on our behalf. We have agreed to lease space on a number of existing SBA towers for which we pay a fixed amount per month, per cell site. For some of the leases, we receive a one-year rent abatement on these sites. Rent expense for the leases which include abatement will be recognized on a straight-line basis over the life of the lease.

Motorola Product Supply Agreement

     In December 1999, we entered into a product supply agreement with Motorola for the purchase of the telecommunications products and services for our network. Motorola also provides installation services for our network equipment. We intend to use Motorola equipment for the build out of our new markets in Pennsylvania, New York, Ohio and New Jersey and the Bright PCS markets. Since entering the Sprint PCS agreements in June 1998, we have benefited from Sprint PCS' volume pricing arrangements with Motorola on our equipment purchases and expect to continue to benefit going forward.


Alliances Network Services Agreement

     The Alliances are two related independent PCS providers offering service under the NTELOS brand name. The Alliances' network is managed by CFW Communications. In August 1999, we entered into a network services agreement with the Alliances for 16 of our markets in Virginia and West Virginia. Under this agreement, we are entitled to use the Alliances' wireless network and equipment to provide services to our customers in these markets. The Alliances are required to maintain their network to Sprint PCS technical standards. We pay the Alliances a per minute of use charge for use of their network whenever Sprint PCS subscribers use their network.


     We believe this arrangement eliminates or defers capital costs, and reduces network expenses while permitting a faster launch of service and preserving our capital for other uses. In addition, this arrangement gives us access to additional spectrum in markets where Sprint PCS has limited bandwidth and reduces our risk of technological obsolescence in these markets. Unless we elect to build our own network in the territory covered by the Alliances, we remain subject to the risk that the Alliances will not satisfactorily build out, operate, maintain or upgrade their network, thereby adversely affecting our customers and potentially limiting the products and services we can offer in territory covered by the Alliances. If it is necessary to overbuild the Alliances' network by constructing our own cell sites, we will be required to make significant capital investments. There can be no assurance any necessary overbuild will be completed in a timely manner, or will be available to us.

     As of December 31, 2000, the Alliances had deployed 393 cell sites within our markets in West Virginia and Virginia and had complied with their contractual build-out requirements to date. As of March 31, 2001, the Alliance has deployed approximately 425 cell sites within our markets. The Alliances have also committed to build out the Bluefield, Virginia market by September 30, 2001. If the Alliances fail to build out this market by this date, we have at least 12 additional months to complete the build-out under our Sprint PCS agreements. The Alliances provided coverage to 56% of the total population of
3.3 million in the markets covered by our network services agreement as of December 31, 2000, and expect to provide coverage to 61% by February 2002.

     The three remaining markets, which the Alliances have not yet committed to build out, are the Williamson and Logan, West Virginia and Cumberland, Maryland markets. We have the option to either allow the Alliances to build out these markets, or to build them ourselves. Under the terms of our Sprint PCS agreements, these markets must be built out by February 2002. If we do not make adequate coverage available in these markets by February 2002, then Sprint PCS will be entitled to impose penalties, send a notice of default, and terminate Horizon PCS' Sprint PCS agreement.

     In the event we terminate our agreement with the Alliances because of the Alliances' breach of the agreement, we have the right to continue to use the Alliances' network for up to 36 months after the termination at rates which reflect a significant discount from the standard pricing terms under our agreement. This is intended to enable us to continue to provide services to our customers while we build out our own network. In addition, under all circumstances, we have the right to overbuild the Alliances' markets, on a market-by-market basis, at any time for any reason, by constructing our own cell sites.


Products And Services

     We will offer established Sprint PCS products and services throughout our territory. Our products and services mirror the service offerings of Sprint PCS and are designed to integrate seamlessly with the Sprint PCS nationwide network. Sprint PCS Wireless Services currently serve the majority of the nation's metropolitan areas, including more than 4,000 cities and communities, providing customers with affordable, reliable 100% digital, 100% PCS services. The Sprint PCS service package we offer includes the following:


     100% Digital Wireless Mobility. Our primary service is wireless mobility coverage. Our PCS network is part of the largest 100% digital, 100% PCS network in the nation. We offer customers in our territory simple, affordable Sprint PCS Free and Clear pricing plans. These plans include free long distance and wireless airtime minutes for use throughout the Sprint PCS network at no additional charge. Customers using service outside the Sprint PCS network must pay an additional roaming charge. Our basic wireless service includes voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding, distinctive ringing and call blocking.


     Nationwide Service. Our customers are able to use Sprint PCS services in our markets and seamlessly throughout the Sprint PCS network. Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS is not available and with which Sprint PCS has roaming agreements. These handsets are designed to operate on analog and digital cellular networks, as well as on Sprint PCS' digital PCS networks.

     Advanced Handsets. CDMA handsets weighing approximately five to seven ounces offer up to three to five days of standby time and approximately two to four hours of talk time. We also offer dual-band/dual- mode handsets that allow customers to make and receive calls on both PCS and cellular frequency bands and both digital or analog technology. All handsets are equipped with preprogrammed features such as speed dial and last number redial, and are sold under the Sprint and Sprint PCS brand names.

     Extended Battery Life. CDMA handsets offer significantly extended battery life relative to earlier technologies, providing up to three to five days of standby battery life. Handsets operating on a digital system are capable of saving battery life while turned on but not in use, improving efficiency and extending the handset's use.

     Improved Voice Quality. We believe the Sprint PCS CDMA technology offers significantly improved voice quality compared to existing analog and TDMA networks, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, all of which result in fewer dropped calls. See "-- CDMA Technology" for a discussion of the reasons CDMA technology offers improved voice quality.

     Privacy And Security. Sprint PCS provides secure voice transmissions encoded into a digital format to prevent eavesdropping and unauthorized cloning of subscriber identification numbers.


     Easy Activation. Customers can purchase a Sprint PCS handset off the shelf at a retail location and activate their service by calling customer service, which can program the handset over the air. We believe over-the-air activation reduces the training requirements for salespersons at retail locations.

     Customer Care. When we initially launched our independent PCS operations, we provided our own "back office" services, such as customer services and billing services. In May 2000, we amended our Sprint PCS agreements so that Sprint PCS will provide the back office services to us. All existing customers have now been transitioned to these services. By using Sprint PCS' established back office services, we believe that our operating costs will be reduced. By using Sprint PCS' services, we expect to more rapidly implement new products and services offered by Sprint PCS. Sprint PCS offers customer care 24 hours a day, seven days a week.

     Access To The Sprint PCS Wireless Web. We began offering the Sprint PCS Wireless Web service in most of our markets in the fourth quarter of 2000, and now offer it throughout our operating network. The Sprint PCS Wireless Web allows subscribers with data-capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS subscribers with data-capable handsets also have the ability to receive periodic information updates such as stock prices, airline schedules, sports scores and weather reports directly on their handsets. Sprint PCS subscribers with Web-browser enabled handsets have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis. Sprint PCS has agreements with Internet providers including AOL, Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com to provide services for the Sprint PCS Wireless Web. Sprint PCS offers Sprint PCS Wireless Web as an add-on to existing Sprint PCS' Free and Clear pricing plans.

     Other Services. In addition to these services, we may also offer wireless local loop services in our territory. Wireless local loop refers to the use of a wireless network to provide a substitute for the portion of traditional telephone companies' networks which extends from homes and businesses to the traditional telephone companies' switching facilities. We also believe that new features and services will be developed on the Sprint PCS nationwide network to take advantage of CDMA technology. As a leading wireless provider, Sprint PCS conducts ongoing research and development intended to produce innovative services that give Sprint PCS a competitive advantage. We intend to offer a portfolio of products and services developed by Sprint PCS to accommodate the growth in, and the unique requirements of, high-speed data traffic and demand for video services. We plan to provide, when available, a number of applications for wireless data services including facsimile, Internet access, wireless local area networks and point-of-sale terminal connections.


Marketing Strategy

     Our marketing and sales strategy uses Sprint PCS' strategies and developed national distribution channels that have helped Sprint PCS generate rapid customer growth. We plan to enhance Sprint PCS' strategies with strategies tailored to our specific territory.

     Use Of Sprint PCS' Brand Equity And Marketing. We will feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing effort. From the customers' point of view, they will use our PCS network and the Sprint PCS national network seamlessly as a unified national network. We will build on Sprint PCS' national distribution channels and advertising programs.

     Pricing. We believe that our use of the Sprint PCS pricing strategy will offer customers in our territory simple, easy-to-understand service plans. Sprint PCS' consumer pricing plans are typically structured with what we believe to be competitive monthly recurring charges and large local calling areas, service features such as voicemail, enhanced caller ID, call waiting and three-way calling and what we believe to be competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA system that both we and Sprint PCS employ has greater capacity than current analog cellular systems, which we believe will enable us to market high usage customer plans at lower prices.

     Local Focus. Our local focus enables us to supplement Sprint PCS' marketing strategies with our own strategies tailored to each of our specific markets. These include attracting local businesses to enhance our distribution and using local radio and newspaper advertising to sell our products and services in each of our launched markets. We have established a local sales force to execute our marketing strategy through company-owned Sprint PCS stores, and also employ a direct sales force targeted to business sales. In addition, Sprint PCS' existing agreements with national retailers provide us with immediate access to over 320 retail locations in our territory. We also expect the former owners of Bright

PCS to offer Sprint PCS products in their local telephone offices in northwestern Ohio. Sprint-owned local exchange carriers provide local telephone service to approximately 20% of the total population in our territory, which will provide us with an additional distribution channel through which we can market to an established base of Sprint customers. Some of the Sprint local exchange markets have a store for Sprint customers to pay their bills, which we expect to use to sell Sprint PCS products and services.

     Advertising And Promotions. Sprint PCS uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us.

     Sponsorships. Sprint PCS is a sponsor of numerous selected, broad-based national and regional events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our territory.

     Bundling Of Services. We intend to take advantage of the complete array of communications services offered by bundling Sprint PCS services with other Sprint products, such as long distance and Internet access.

Sales And Distribution

     Our sales and distribution plan mirrors Sprint PCS' multiple channel sales and distribution plan. Key elements of our sales and distribution plan consist of the following:



     National And Regional Third Party Retail Stores. Sprint has an arrangement with RadioShack to offer Sprint PCS through RadioShack stores. RadioShack has approximately 188 stores in our territory. We also benefit from the distribution agreements established by Sprint PCS with other national and regional retailers which currently include Best Buy, Circuit City, Office Depot, The Good Guys, Dillards, The Sharper Image, Montgomery Ward, OfficeMax, Ritz Camera, Staples, Cord Camera, The Wiz and certain May Company department stores. At present, these retailers operate approximately 139 retail stores in our territory. We also believe that we benefit from stores located in major Sprint PCS markets near our markets because residents of our territory who buy PCS handsets at those stores become our subscribers.

     Sprint PCS Stores. We currently own and operate 20 Sprint PCS stores. We plan to have a total of 40 Sprint PCS stores in our territory by the end of 2003. These stores will be located in larger markets within our territory, which we believe provides us with strong local presence and a high degree of visibility. Following the Sprint PCS model, these stores will be designed to facilitate retail sales, bill collection and customer service.


     Local Telephone Stores. We also plan to offer Sprint PCS products and services through the Sprint Local Telephone Division retail centers in our service area and through at least thirteen local telephone service centers of the former owners of Bright PCS and their affiliates located in our markets. We also expect former Bright PCS members and local Sprint service providers to offer Sprint PCS products and services.


     National Accounts And Direct Selling. We participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of Fortune 500 companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our territory. Our direct sales force will target the employees of these corporations in our territory and cultivate other local business clients. At present, we employ 31 direct sales representatives, and plan to hire more as needed over the next 24 months.


     Inbound Telemarketing. Sprint PCS provides inbound telemarketing sales when customers call from our territory. As the exclusive provider of Sprint PCS products and services in our market, we use the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS' inbound telemarketing group.

     Electronic Commerce. Sprint PCS launched an Internet site in December 1998 which contains information on Sprint PCS products and services. A visitor to Sprint PCS' Internet site can order and pay for a handset and select a rate plan. Customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. Customers in our territory who purchase products and services over the Sprint PCS Internet site will become our customers.

CDMA Technology


     Sprint PCS' Nationwide Network And Its Affiliates' Networks All Use Digital CDMA Technology. CDMA technology is fundamental to accomplishing our business objective of providing high-volume, high-quality airtime at a low cost. We believe that CDMA provides important system performance benefits.


     Voice Quality. We believe that CDMA systems offer less interference, more powerful error correction and less susceptibility to fading than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA voice coding technology also filters out annoying background noise more effectively than existing wireline, analog cellular or other digital PCS phones.

     Capacity. CDMA technology allows a greater number of calls within one specific frequency and reuses the entire frequency spectrum in each cell. CDMA systems provide capacity gains of up to seven times over current analog systems and up to three times greater than TDMA and GSM systems. In the first half of 2000, Sprint PCS began to deploy a new voice coding technology for CDMA networks which is expected to increase the capacity of the system by approximately 100%. This new voice coding standard, referred to as Enhanced Variable Rate Coding, will allow the network to support additional capacity while maintaining the high level of voice quality associated with digital networks. We expect to begin using the Enhanced Variable Rate Coding technology in our PCS network to increase its capacity. Additional capacity improvements are expected for CDMA networks over the next two years as new third generation standards are approved and implemented that will allow for high-speed data and an even greater increase in the voice traffic capacity.

     CDMA technology is designed to provide flexible or "soft" capacity that permits networks like ours to temporarily increase the number of telephone calls that can be handled within a cell. When capacity limitations in analog, TDMA and GSM systems are reached, additional callers in a given cell must be given a busy signal. Using CDMA technology, networks like ours can allow a small reduction in voice quality to provide temporary increases in capacity. This reduces blocked calls and increases the probability of a successful cell-to-cell hand-off.

     Soft Hand-Off. As a subscriber travels from one cell site to another cell site, the call must be "handed off" to the second site. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks which use a "hard hand-off" and disconnect the call from the current cell site as it connects with a new one.

     Integrated Services. CDMA systems permit us to offer advanced features, including voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding and paging and text-messaging. These advanced features may also be offered by companies utilizing competing technologies.

     Privacy And Security. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which we believe will further enhance overall network security.

     Frequency Planning. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference between one call and another call and to maximize capacity. Currently, cellular service providers spend considerable money and time on frequency planning. Because TDMA and GSM based systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same group of frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

     Battery Life. Due to their greater efficiency in power consumption, CDMA handsets will provide up to three to five days of standby time and approximately two to four hours of talk time availability. We believe this generally exceeds the battery life of handsets using alternative digital or analog technologies.

     Benefits Of Other Technologies. While CDMA has the benefits discussed above, TDMA networks are generally less expensive when overlaying existing analog systems. In addition, the GSM technology standard, unlike CDMA, supports a more robust interoperability standard which more easily allows a network operator to use equipment from several different vendors in the same network. This, along with the fact that the GSM technology is currently more widely deployed throughout the world than CDMA, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, TDMA and GSM technologies in a single unit. Currently, there are no plans to have CDMA handsets that support either the TDMA or GSM technologies.

     Third Generation Technology. In addition, wireless carriers are seeking to implement a new "third generation," or "3G," technology throughout the industry. The 3G technology is intended to increase networks' capacity for voice calls and enable better transmission of high-speed data. To date, this technology has not been deployed on a commercial basis.

Competition

     Given the broad geographic coverage of our territory, the competition that we face from other wireless providers is fragmented. We compete, to varying degrees, with regional and national cellular, PCS and other wireless service providers, although today no competing provider offers complete coverage of our territory. Currently, we believe that our strongest competition is from cellular providers, many of which have been operating in our markets and building their customer base for a number of years. We believe however, that our competition from other PCS providers is limited. Many are in the preliminary stages of building their networks and customer bases and currently offer less consistent coverage than the cellular providers.


     Our largest single cellular competitor in terms of licensed markets is Verizon Wireless, which offers service in markets covering a majority of our planned covered residents. Verizon was formed by the merger of Bell Atlantic and GTE, two well established companies with a long history of providing telephone services. Verizon is a strong competitor, with significant resources. We believe that Verizon lacks the long-established national brand name. In addition, we believe that a significant portion of Verizon's network in our markets is presently analog. The recently formed national cellular alliance between BellSouth and SBC, now called Cingular, competes with us in a limited number of our markets. AT&T has licenses to provide service to all markets in our territory, but we believe that AT&T currently provides service to less than half of our planned covered residents. ALLTEL is a large regional provider and has had the most significant competitive impact to date, by offering coverage in markets we have also launched. Small regional cellular providers, such as US Cellular and Dobson Cellular, which offers service under the Cellular One brand, also operate in our territory.

     Our primary PCS competition is from PCS providers whose coverage is regional. VoiceStream is the largest. Other PCS competitors include the Alliances, which offer service under the NTELOS brand, and SunCom, an AT&T affiliate. As a Sprint PCS affiliate, we believe we are positioned to successfully compete with all of these PCS providers due to the strength of the Sprint PCS brand name, distribution channels, and CDMA network.

     Nextel, together with Nextel Partners, which we believe has licenses to offer service in the vast majority of our markets, currently offers service to less than half of our planned covered residents. Nextel's coverage in many of these markets is focused primarily on highway coverage as opposed to community coverage.

     The following table lists the primary operational competitors known to us within our various geographic areas:

                                        PRIMARY
                                        OPERATING              TYPE OF
GEOGRAPHIC AREA                         COMPETITORS            SERVICE
---------------                         ---------------        -------

Ohio markets.........................   ALLTEL                 Cellular
                                        AT&T                   Cellular
                                        Verizon Wireless       Cellular
                                        Nextel                 ESMR

Indiana markets......................   Centennial             Cellular
                                        Century                Cellular
                                        Verizon Wireless       Cellular
                                        VoiceStream            PCS
                                        Nextel                 EMSR

Pennsylvania and New York markets....   AT&T                   Cellular
                                        Verizon Wireless       Cellular
                                        VoiceStream            PCS
                                        Nextel                 PCS

Virginia and West Virginia markets...   ALLTEL                 Cellular
                                        AT&T                   Cellular
                                        Verizon Wireless       Cellular
                                        NTELOS                 PCS
                                        Suncom                 PCS

Tennessee markets....................   ALLTEL                 Cellular
                                        Verizon Wireless       Cellular
                                        Cingular               PCS
                                        Suncom                 PCS
                                        Nextel                 ESMR


     Most of these primary competitors offer a wireless service that is generally comparable to our PCS service. However, we believe that most do not offer the full range of products, services and features that we offer. For instance, we believe that Verizon, Cingular, AT&T, ALLTEL and most regional cellular providers do not offer 100% digital technology. Similarly, Cingular, ALLTEL, and regional cellular providers do not offer nationwide service.


     Our ability to compete effectively with these other providers will depend on a number of factors, including the continued success of CDMA technology in providing better call clarity and quality as compared to analog cellular systems, Sprint PCS' competitive pricing with various options suiting individual customer's calling needs, the continued expansion and improvement of the Sprint PCS nationwide network, our extensive direct and indirect sales channels, our centralized Sprint PCS customer care systems, and our selection of handset options.

     Some of our competitors have access to more licensed spectrum than the 10 or 20MHz licensed to Sprint PCS in some of our markets. Some of our competitors also have established infrastructures, marketing programs and brand names. Some of our competitors may be able to offer coverage in areas not served by our network, or, because of their calling volumes or their affiliations with, or ownership of, other wireless providers, may be able to offer roaming rates that are lower than those offered by Sprint PCS. PCS operators compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS.

     We also face limited competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to resellers. Although Sprint PCS is required to resell PCS in our markets, currently there is no reseller of Sprint PCS in our markets. Any reseller of Sprint PCS in our markets would be required to pay us for the use of our capacity and their use of the Sprint PCS service marks in our markets would be restricted to describing their handsets as operational on the Sprint PCS network

     In addition, we compete with paging, dispatch and other mobile telecommunications companies in our markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need immediate two-way voice communications.

     In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While few of these technologies and services are currently operational, others are being developed or may be developed in the future.

     Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with Sprint PCS service. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

     o the strength of the Sprint and Sprint PCS brand names, services and features;

     o    the location of our markets;

     o    the size of our territory;

     o    national network coverage and reliability;

     o    customer care; and

     o    pricing.

Intellectual Property

     "Sprint," the Sprint diamond design logo, "Sprint PCS," "Sprint Personal Communications Services," "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" are service marks registered with the United States Patent and Trademark Office. These service marks are owned by Sprint. Pursuant to the trademark and service mark license agreements, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our territory.

     Except in limited instances, Sprint PCS has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in our market areas except as to Sprint PCS' marketing to national accounts and the limited right of resellers of Sprint PCS to inform their customers of handset operation on the Sprint PCS network. In all other instances, Sprint PCS reserves for itself and its affiliates the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our territory.

     The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "The Sprint PCS Agreements -- The Trademark and Service Mark License Agreements."

     This document includes product names, trade names and trademarks of other companies. We do not have any rights with respect to these product names, trade names and trademarks.

The Sprint PCS Agreements

     The following is a summary of the material terms and provisions of the Sprint PCS agreements. The summary applies to the Sprint PCS agreements for Horizon's wholly-owned subsidiaries, Horizon Personal Communications and Bright PCS, except where otherwise indicated. We have filed the Sprint PCS agreements as exhibits to the registration statement of which this is a part and urge you to review them carefully.

     Overview Of Sprint PCS Relationship And Agreements. Under the Sprint PCS agreements, we exclusively market PCS services under the Sprint and Sprint PCS brand names in our markets. The Sprint PCS agreements require us to interface with the Sprint PCS wireless network by building our network to operate on PCS frequencies licensed to Sprint PCS in the 1900 MHz range. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, roaming revenue from Sprint PCS customers traveling into our territory, and various other back office services. The Sprint PCS agreements provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of maintaining billing and other customer services infrastructure. The Sprint PCS agreements have initial terms of 20 years with three 10-year renewals which would lengthen the contracts to a total of 50 years. The Sprint PCS agreements will automatically renew for each additional 10-year term unless we or Sprint PCS provide the other with two years' prior written notice to terminate the Sprint PCS agreements.

     We have eight major agreements with Sprint and Sprint PCS (collectively, the "Sprint PCS agreements"), consisting of one of each of the following for Horizon Personal Communications and one for Bright PCS:

     o    the management agreement;

     o    the services agreement;

     o    the trademark and service mark license agreement with Sprint; and

     o    the trademark and service mark license agreement with Sprint PCS.

     The Management Agreement. Under our Sprint PCS agreements, we have agreed to:

     o construct and manage a network in our territory in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

     o distribute, during the term of the management agreement, Sprint PCS products and services;

     o    conduct advertising and promotion activities in our territory; and

     o manage that portion of Sprint PCS' customer base assigned to our territory.

     Sprint PCS will monitor our network operations and has unconditional access to our network.


     Exclusivity. We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our territory. Sprint PCS is permitted under our agreement to make national sales to companies in our territory, and the customers whose telephone numbers are in our markets are treated by us and by Sprint PCS as our customers. The FCC also requires Sprint PCS to permit resale of the Sprint PCS products and services in our territory. Resellers of Sprint PCS products and services in our territory would be required to pay us for the use of our capacity. Resellers of Sprint PCS services in our markets may only use the Sprint PCS name and service marks to describe their hand sets as operating on the Sprint PCS network.

     Network Build-Out: The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. We have agreed to operate our network to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network.

     Under our Sprint PCS agreements for Horizon Personal Communications, Sprint PCS can decide to expand the coverage requirements of our territory by providing us with written notice. We have 90 days after receiving notice from Sprint PCS to determine whether we will build out the proposed area. If we decline to exercise our right to build out the proposed area, Sprint PCS may construct the new area itself or allow a Sprint PCS affiliate or other manager to construct the new area.


     Under our Sprint PCS agreements for Bright PCS, Sprint PCS can decide to expand the coverage requirements of our Bright PCS territory by providing us with written notice, provided that Sprint PCS may not give us notice until October 12, 2001, which is the second anniversary of the signing of our Sprint PCS agreement. If we decline or fail to comply with Sprint PCS' expanded coverage requirements, Sprint PCS will have the right to terminate our Sprint PCS agreement for our Bright PCS markets. We believe it is unlikely that Sprint PCS will request additional coverage beyond the 85% coverage we have in place for these markets. There is no cross default provision between our Sprint PCS agreement for Horizon Personal Communications and the Sprint PCS agreements for Bright PCS.

     As of June 1, 2001 Sprint PCS and Horizon PCS agreed to an amendment to the Horizon PCS management agreements. This amendment extended the dates by which Horizon PCS must launch coverage in several markets The amended Horizon PCS agreement provides for penalties to be paid to Sprint PCS if coverage is not launched by the specified contract dates. The amounts of the penalties range from $16,500 to as much as $602,000 for each shortfall depending on the market and the length of the delay (up to 180 days) in launch, and in some cases, whether the shortfall relates to an initial launch in the market or completion of the remaining build-out. The penalties must be paid in cash, or if both Horizon PCS and Sprint PCS agree, in shares of Horizon PCS capital stock.

     Under the terms of our Sprint PCS agreements, we are required to provide additional coverage in specified markets by the following dates:

                                                             Population To Be
      Covered Requirement      Estimated Total Population       Covered
      -------------------      --------------------------       -------
      July 31, 2001                        294,980               154,414
      August 31, 2001                       32,234               16,971
      September 30, 2001                    64,714               38,752
      October 31, 2001                   1,244,198               763,689
      February 28, 2002                    560,000               147,365

     We will require additional expenditures of significant funds for the continued development, construction, testing, deployment and operation of our network. These activities are expected to place significant demands on our managerial, operational and financial resources.


     Products And Services. The management agreement identifies the products and services that we can offer in our territory. These services include Sprint PCS consumer and business products and services available as of the date of the agreements, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not otherwise violate the terms of the agreement, cause distribution channel conflicts, materially impede the development of the Sprint PCS network, cause consumer confusion with Sprint PCS' products and services or violate the trademark lease agreements. We may cross-sell services such as Internet access, customer premise equipment, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we name the Sprint owned local exchange carrier as the exclusive distributor or Sprint PCS approves the terms and conditions. Subject to agreements existing before we became a Sprint PCS affiliate, we are required to use Sprint's long distance service which we can buy at wholesale rates.

     National Sales Programs. We will participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from national accounts located in our territory.

     Service Pricing. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS' Free and Clear plans. We are permitted to establish our own local price plans for Sprint PCS' products and services offered only in our territory, subject to the terms of the agreement, consistency with Sprint PCS' regional and national pricing plans, regulatory requirements, capability and cost of implementing rate plans in Sprint PCS systems and Sprint PCS' approval.

     Fees. We are entitled to receive from Sprint PCS an amount equal to 92% of collected revenues under the Sprint PCS agreements. Collected revenues include revenue from Sprint PCS subscribers based in our territory, excluding outbound roaming, and inbound non-Sprint PCS roaming. Except in the case of taxes, we are entitled to 100% of the following revenues that are not considered collected revenues:

     o    outbound non-Sprint PCS roaming revenue;

     o    inbound and outbound Sprint PCS roaming fees;

     o proceeds from the sales of handsets and accessories through our distribution channels;

     o    proceeds from sales not in the ordinary course of business; and

     o    amounts collected with respect to taxes.


     Roaming. Although many Sprint PCS subscribers purchase bundled pricing plans that allow roaming anywhere on the Sprint PCS' and affiliates' network without incremental roaming charges, we earn roaming revenues from every minute that a Sprint PCS subscriber not based in our territory and any non-Sprint subscriber uses our network. We earn revenues from Sprint PCS based on an established per-minute rate for Sprint PCS' or its affiliates' subscribers roaming in our territory. Similarly, we pay for every minute our own subscribers use the Sprint PCS nationwide network outside our territory. Recently we agreed to reduce the per-minute reciprocal roaming rate, as discussed in more detail at "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 2. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third-party roaming agreements.


     Advertising And Promotions. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including the pro rata cost of any promotion or advertising done by any third-party retailers in our territory pursuant to a national cooperative advertising agreement with Sprint.

     Program Requirements. We must comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs to the extent that Sprint PCS meets these requirements. Sprint PCS can adjust the program requirements from time to time. We have the right to appeal to Sprint PCS' management adjustments which could cause an unreasonable increase in cost to us if the adjustment: (1) causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long-term debt, or (2) causes our long term operating expenses to increase by more than 5% (10% for Bright PCS) on a net present value basis. If Sprint PCS denies our appeal, we must then comply with the program adjustment, or Sprint PCS has the right to exercise the termination rights described below. There is no cross default provision between the Sprint PCS agreements for Horizon Personal Communications and the Sprint PCS agreements for Bright PCS.

     Non-Competition. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint PCS. Within our territory we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.

     Inability To Use Non-Sprint PCS Brands. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

     Termination Of Management Agreement. The management agreement can be terminated as a result of:

     o    termination of Sprint PCS' PCS licenses;

     o    an uncured breach under the management agreement;

     o    bankruptcy of a party to the management agreement;

     o the management agreement not complying with any applicable law in any material respect;

     o the termination of either of the trademark and service mark license agreements; or

     o our failure to obtain the financing necessary for the build-out of our network and for our working capital needs.

     The termination or non-renewal of either of the management agreements triggers our rights and those of Sprint PCS, as described below.

     If we have the right to terminate the management agreement because of an event of termination caused by a Sprint PCS breach under the management agreement, we may generally:

     o require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to at least 80% of our Entire Business Value as defined below;

     o if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 9% of our Entire Business Value; or

     o sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, Sprint PCS may generally:

     o require us to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

     o require us to purchase, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our Entire Business Value;

     o take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for and operating our network; or

     o sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     Non-Renewal. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

     o require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to 80% of our Entire Business Value; or

     o if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.

     If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

     o purchase all of our operating assets for an amount equal to 80% of our Entire Business Value; or

     o require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.

     Determination Of Entire Business Value. If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

     o the Entire Business Value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

     o then-current customary means of valuing a wireless telecommunications business will be used;

     o the business is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

     o that we own the spectrum and frequencies presently owned by Sprint PCS that we use and are subject to the Sprint PCS agreements; and

     o the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and these businesses will not be included in the sale.

     Insurance. We are required to obtain and maintain workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance with financially reputable insurers.

     Indemnification. We have agreed to indemnify Sprint PCS and its directors, employees and agents, and related parties of Sprint PCS and their directors, employees and agents against any and all claims against any of these parties arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone who is employed or hired by us in the performance of any work under this agreement, except we will not indemnify Sprint PCS for any claims arising solely from their negligence or willful misconduct. Sprint PCS has agreed to indemnify us and our directors, employees and agents against all claims against any of these parties arising from Sprint PCS' violation of any law, from Sprint PCS' breach of any representation, warranty or covenant contained in this agreement or any other agreement between Sprint PCS and us, or the actions or the failure to act of anyone who is employed or hired by Sprint PCS in the performance of any work under this agreement except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.


     Sprint PCS Warrants. In connection with Sprint PCS' grant to us of our new markets in Pennsylvania, New York, Ohio and New Jersey, Horizon PCS agreed to grant to Sprint PCS warrants to acquire shares of its class A common stock at the earlier of (i) the date on which the Company closes an initial public offering (IPO), or (ii) July 31, 2003. These warrants become exercisable on January 1, 2003 in the case of an IPO. If these warrants are granted on July 31, 2003, they will be immediately exercisable. Under the terms of the warrant agreement, in the case of an IPO, Sprint PCS is entitled to receive 2,510,460 shares, which number shall be no more than 4.2% and no less than 3.0% of the Horizon PCS equity securities outstanding immediately after the offering. The number of shares subject to the warrants will be adjusted, if necessary, to reflect these limits. The exercise price will be equal to the initial public offering price per share. If there has not been an IPO on or before July 31, 2003, the number of shares of common stock subject to the warrant will represent 3.0% of the "Private Valuation" of Horizon PCS (as determined by the appraisal process set forth in the agreement) and the exercise price will be the lower of the per share private valuation as of July 31, 2003, or the price per share of the most recent negotiated private placement, if any, of Horizon PCS' equity securities within the last twelve months. In either case, the exercise price is subject to anti-dilution adjustments after the issuance of the warrant. Sprint PCS will have registration rights for the shares subject to the warrants.


     The Services Agreements. The services agreements outline back office services provided by Sprint PCS and available to us at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Essentially, services such as billing, activation and customer care must either all be purchased from Sprint PCS or we may provide those services ourselves. When we signed our original Sprint PCS agreements, we elected to provide billing, activation and customer care services on our own. In connection with the May 2000 grant by Sprint PCS of additional markets to us, we agreed to change our arrangement under the services agreement, so that Sprint PCS will provide activation, billing and customer care. For our Bright PCS markets and our new markets in Pennsylvania, New York and New Jersey, we intend to launch these markets using Sprint PCS billing and customer care services. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services received under the services agreement in connection with any other business or outside our territory. We may discontinue use of any service upon three months' prior written notice. Sprint PCS may discontinue a service provided that Sprint PCS provides us with nine months' prior notice.

     We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

     The Trademark And Service Mark License Agreements. We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the marketplace. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with the contractual guidelines.

     Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

     Consent And Agreement For The Benefit Of The Holders Of The Senior Secured Credit Facility. Sprint PCS entered into a consent and agreement for the benefit of the holders of the indebtedness under the senior secured credit facility. This agreement was acknowledged by us, and modified Sprint PCS' rights and remedies under our Sprint PCS agreements, for the benefit of the existing and future holders of indebtedness under our senior secured credit facility and any refinancing of the senior secured credit facility, which was a condition to the funding of any amounts under our senior secured credit facility.

     The senior secured consent principally provides for the following:

     o Sprint PCS' consent to the pledge of substantially all of our assets, including our rights in the Sprint PCS agreements;

     o Sprint PCS' consent to the pledge of all our equity interests in Horizon Personal Communications, Inc. and the pledge by Horizon Personal Communications, Inc. of all of its equity interests in each of its subsidiaries;

     o for redirection of payments due to us under our Sprint PCS agreements to the administrative agent during the continuation of our default under our senior secured credit facility;

     o for Sprint PCS to maintain 10 MHz of PCS spectrum in all of our markets until our senior secured credit facility is satisfied or our operating assets are sold after our default under our senior secured credit facility;

     o for Sprint PCS and the administrative agent to provide each other with notices of default by us under the Sprint PCS agreements and the senior secured credit facility, respectively; and

     o the ability to appoint interim replacements, including Sprint PCS or a designee of the administrative agent, to operate our portion of the Sprint PCS network under the Sprint PCS agreements after an acceleration of or event of default under our senior secured credit facility or an event of termination under the Sprint PCS agreements.

     Sprint PCS' right to purchase on acceleration of amounts outstanding under our senior secured credit facility. Subject to the requirements of applicable law, so long as our senior secured credit facility remains outstanding, Sprint PCS has the right to purchase our operating assets or pledged equity of our operating subsidiaries, upon its receipt of notice of an acceleration of our senior secured credit facility upon the following terms:

     o Sprint PCS elects to make such a purchase of our operating assets within a specified period;

     o the purchase price of our operating assets is the greater of an amount equal to 72% of our "entire business value" or the amount we owe under our senior secured credit facility;

     o if Sprint PCS has given notice of its intention to exercise the purchase right for our operating assets, then the administrative agent is prohibited from enforcing its security interest for a time period after the acceleration or until Sprint PCS rescinds its intention to purchase; and

     o if we receive a written offer within a time period after acceleration that is acceptable to us to purchase our operating assets or pledged equity of our operating subsidiaries after the acceleration, then Sprint PCS has the right to purchase our operating assets or pledged equity of our operating subsidiaries on terms at least as favorable to us as the offer we receive.

     Sale of operating assets to third parties. If Sprint PCS does not purchase our operating assets after an acceleration of the obligations under our senior secured credit facility, then the administrative agent will be able to sell the operating assets, subject to the requirements of applicable law, including the law relating to foreclosures of security interests. The administrative agent will have two options:

     o to sell the assets to an entity that meets the requirements to be our successor under the Sprint PCS agreements; or

     o to sell the assets to any other third-party (including competitors of Sprint PCS), principally subject to the condition that Sprint PCS does not have to accept the third-party as a Sprint PCS affiliate and may terminate our Sprint PCS agreements.

Regulation Of The Wireless Telecommunications Industry

     The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States.

     The FCC has adopted, or is in the process of adopting, a series of rules, regulations and policies to, among other things:

     o    grant or deny licenses for PCS frequencies;

     o    grant or deny PCS license renewals;

     o    rule on assignments and/or transfers of control of PCS licenses;

     o govern the interconnection of PCS networks with the networks of other wireless and wireline carriers;

     o possibly facilitate the offering of a "calling party pays" service which would require that a party who calls a subscriber would pay for the call;

     o establish access and universal service funding provisions in an effort to raise funds to help defray the cost of providing telecommunications services to rural and other high-cost areas;

     o possibly permit commercial mobile radio service spectrum to be used for transmission of programming material targeted to a limited audience;

     o    impose fines and forfeitures for violations of any of the FCC's rules;
          and



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

     o    regulate the technical standards of PCS networks.

     The FCC currently prohibits a single entity from having a combined attributable interest of 20% or greater in broadband PCS, cellular, and specialized mobile radio service licenses totaling more than 45 MHz in any urban areas or 55 MHz in rural areas. Interests held by passive institutional investors, small companies and rural telephone companies are not usually deemed attributable for purposes of this prohibition if these interests do not exceed 40%.

     Transfers And Assignments Of PCS Licenses. The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

     Conditions Of PCS Licenses. All PCS licenses are granted for ten-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within five years and to two-thirds of the population within ten years, and all ten MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within five years or make a showing of "substantial service" within that five-year period. Rule violations could result in license revocations. The FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that our agreements with Sprint PCS need to be modified to increase the level of licensee control, the Sprint PCS agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum.

     PCS License Renewal. PCS licensees can renew their licenses for additional ten-year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has: (1) provided "substantial service" during its license term; and (2) substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

     Interconnection. The FCC has the authority to order interconnection between commercial mobile radio providers and any other common carrier. The FCC has ordered traditional telephone companies to provide compensation to commercial mobile radio providers for the termination of traffic. Using these new rules, we will negotiate interconnection agreements for the Sprint PCS network in our market area with the major regional Bell operating companies, GTE, Sprint and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a state-wide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. On July 18, 2000, the FCC adopted an order denying requests for mandatory interconnection between resellers' switches and commercial mobile radio providers' networks, and declining to impose general interconnection obligations between these networks.

     Other FCC Requirements. In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002. The FCC recently decided that these prohibitions apply to services and not to equipment such as handsets, whether alone or in bundled packages.

     The FCC also adopted rules in June 1996 that require local exchange and most commercial mobile radio carriers, to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The FCC currently requires most commercial mobile radio carriers to implement nationwide roaming.


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

Most commercial mobile radio carriers are required to implement nationwide roaming by November 24, 2002 as well. The FCC currently requires most commercial mobile radio providers to be able to deliver calls from their networks to numbers anywhere in the country, and to contribute to the Local Number Portability Fund.

     The FCC has adopted rules permitting broadband PCS and other commercial mobile radio providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of local telephone companies. In June 1996, the FCC adopted rules requiring broadband PCS and other commercial mobile radio providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules. Full compliance with these rules must occur by October 1, 2001.

     On June 10, 1999, the FCC initiated a regulatory proceeding (the competitive networks proceeding) seeking comment from the public on a number of issues related to competitive access to multiple-tenant buildings, including the following:

     o the FCC's tentative conclusion that the Communications Act of 1934, as amended, requires utilities to permit telecommunications carriers access to rooftop and other rights-of-way in multiple tenant buildings under just, reasonable and nondiscriminatory rates, terms and conditions; and

     o whether building owners that make access available to a telecommunications carrier should be required to make access available to all other telecommunications carriers on a nondiscriminatory basis, and whether the FCC has the authority to impose such a requirement.

     On October 25, 2000, the FCC issued an order that addressed certain of the issues in the competitive networks proceeding. Notably, the FCC:

     o prohibits carriers from entering into contracts that restrict owners of commercial office buildings from permitting access from competing carriers;

     o    clarifies the FCC's rules governing control of in-building wiring;

     o concludes that utilities that own conduits or rights-of-way within a building must give non-discretionary access thereto; and

     o concludes that parties with a direct or indirect ownership or leasehold interest in property, including building tenants, should have the ability to place antennas one meter or less in diameter used to receive or transmit any fixed wireless service in certain areas.

     This proceeding could affect the availability and pricing of sites for our antennae and those of our competitors.


     Communications Assistance For Law Enforcement Act. The Communications Assistance for Law Enforcement Act was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. This act requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. In 1997, industry standard-setting organizations developed interim standards for wireline, cellular and broadband PCS carriers to comply with the Communications Assistance for Law Enforcement Act. In August 1999, the FCC supplemented the interim industry standards with additional standards. For interim industry standards, the deadline for compliance was June 30, 2000, which has since been extended to June 30, 2001, and for the additional standards established by the FCC, the deadline is September 30, 2001. In August 2000, the District of Columbia Circuit Court remanded the FCC's Communications Assistance for Law Enforcement Act requirements, which has resulted in some uncertainty as to the program. Although we will be able to offer traditional electronic surveillance capabilities to law enforcement agencies, we may not meet the compliance deadlines of either June 30, 2001 or September 30, 2001, due to required hardware changes that have not yet been developed and implemented by switch manufacturers. We may be granted extensions for compliance, or we may be subject to penalties if we fail to comply, including being assessed fines or having conditions put on our licenses.

     Other Federal Regulations. Wireless systems must comply with FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, FCC environmental regulations may cause some cell site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement this Act by requiring carriers to meet land use and radio frequency standards.

     Review Of Universal Service Requirements. The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint PCS' contribution to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund.

     Wireless Facilities Siting. States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of these services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

     State Regulation Of Wireless Service. Section 332 of the Communications Act preempts states from regulating the rates and entry of commercial mobile radio providers, like us. However, states may petition the FCC to regulate these providers and the FCC may grant a state's petition if the state demonstrates that (1) market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory, or
(2) when commercial mobile radio is a replacement for landline telephone service within the state. To date, the FCC has granted no petition of this type. To the extent we provide fixed wireless service, we may be subject to additional state regulation.

     Legislative And Regulatory Developments. The telecommunications industry is subject to federal, state and local regulation. The application of these regulations to our business segments is discussed above. A more general description is set forth below.

     Federal Regulations. The FCC regulates interstate and international telecommunications services, which includes using local telephone facilities to originate and terminate interstate and international calls. The Telecommunications Act is intended to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Implementation of its legislative objectives is the task of the FCC, state public utilities commissions and a federal-state joint board. The Telecom Act makes all state and local barriers to competitive entry unlawful, whether they are direct or indirect. The Telecom Act directs the FCC to hold notice and comment proceedings and to preempt all inconsistent state and local laws and regulations. Among the numerous pending FCC proceedings are its Implementation of the Local Competition Provisions of the Telecom Act proceeding (CC Docket No. 96-98), its Deployment of Wireline Services Offering Advanced Telecommunications Capability proceeding (CC Docket No. 98-147), and at least four proceedings relating to universal service and access charge reform (CC Docket Nos. 94-1, 96-45, 96-262, 99-249).

     In addition to opening up local exchange markets, the Telecom Act contains provisions for:

     o    updating and expanding telecommunications service guarantees;

     o removing certain restrictions relating to former AT&T operating companies (the Regional Bell Operating Companies) resulting from the federal court antitrust consent decree issued in 1984;

     o    the entry of telephone companies into video services;

     o the entry of cable television operators into other telecommunications industries;

     o    changes  in  the  rules  for  ownership  of  broadcasting   and  cable
          television operations; and

     o    changes in the regulations governing cable television.

     Each state retains the power to impose "competitively neutral" requirements that are both consistent with the Telecom Act's universal service provision and necessary for universal service, public safety and welfare, continued service quality and consumer rights. Although a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or adopt new requirements under this section is not clear. In addition, before it preempts a state or local requirement as violating the entry barrier prohibition, the FCC must hold a notice and comment proceeding.

     The FCC must forbear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forbear from applying. In addition, the FCC must review its telecommunications regulations every two years and repeal or modify any that it deems to be no longer in the public interest.

     Although certain interpretive issues under the Telecom Act have not yet been resolved, it is apparent that the requirements of the Telecom Act have led to increased competition among providers of local telecommunications services and have simplified the process of switching from incumbent local exchange carrier services to those offered by competitive access providers and competitive local exchange carriers.

     The FCC regulates wireless services through its Wireless Telecommunications Bureau. Providers of wireless mobile radio services are considered "common carriers" and are subject to the obligations of such carriers, except where specifically exempted by the FCC. As a result, our wireless operations and business plans may be impacted by FCC regulatory activity. For example, the FCC has concluded that commercial mobile radio service providers are entitled to enter into reciprocal compensation arrangements with local exchange carriers. The FCC has declined at this time to classify commercial mobile radio service providers themselves as local exchange carriers subject to the obligations of the Telecom Act, but could do so at some point in the future. Other regulatory issues currently facing wireless carriers include issues relating to telephone number administration. Because they are common carriers, wireless carriers are subject to FCC and state actions regarding exhaustion, conservation or expansion of telephone numbers and area codes. Programs to conserve or expand telephone number and area code resources may possibly have a disproportionate impact on wireless carriers because such carriers may not have a large reserve of spare numbers, as wireline carriers may have, and so-called "area code overlay" programs are sometimes imposed on wireless carriers alone, which forces their customers to dial more digits for most local calls than wireline callers in the same area. Within the past year, the FCC has issued an order asserting jurisdiction over nearly all telephone numbering issues.

     A cellular licensee must apply for FCC authority to use additional frequencies to modify the technical parameters of existing licenses, to expand its service territory and to provide new services. In addition to regulation by the FCC, cellular systems are subject to certain Federal Aviation Administration
(FAA) tower height regulations with respect to the siting and construction of cellular transmitter towers and antennas. The FCC also has a rulemaking proceeding pending to update the guidelines and methods it uses for evaluating acceptable levels of radio frequency emissions from radio equipment, including cellular telephones, which could result in more restrictive standards for such devices.

     State And Local Regulation. We are also regulated by the Public Utilities Commission of Ohio, which we also refer to as the PUCO, because we provide intrastate telephone services within Ohio. As a result, we must comply with Ohio pricing regulations, file periodic reports, pay various fees and comply with rules governing quality of service, consumer protection and similar matters. The rules and regulations are designed primarily to promote the public's interest in


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

receiving quality telephone service at reasonable prices. Our networks are subject to numerous local regulations such as requirements for franchises, building codes and licensing. Such regulations vary on a city by city and county by county basis.

EMPLOYEES


     At December 31, 2000, we had approximately 655 employees, of which 137 were represented by a union. As of March 31, 2001 we had approximately 709 employees, of which 137 were represented by a union We consider relations with our employees to be good.


RISK FACTORS

     You should carefully consider the risks described below in evaluating our businesses.


Risks Related To Chillicothe Telephone, Long Distance And Internet Businesses




     Significant competition in telecommunications services in our markets may cause us to lose customers.

     We face, or will face, significant competition in the markets in which we currently provide local telephone, long distance, data and Internet services. Many of our competitors are substantially larger and have greater financial, technical and marketing resources than we do. In particular, larger competitors have certain advantages over us, which could cause us to lose customers and impede our ability to attract new customers, including:


     o    long-standing   relationships   and  greater  name   recognition  with
          customers;

     o    financial,   technical,   marketing,  personnel  and  other  resources
          substantially greater than ours;

     o    more capital to deploy services; and

     o    potential to lower prices of competitive services.

     These factors place us at a disadvantage when we respond to our competitors' pricing strategies, technological advances and other initiatives. Additionally, our competitors may develop services that are superior to ours or that achieve greater market acceptance.

     We face competition from other current and potential market entrants, including:

     o domestic and international long distance providers seeking to enter, re-enter or expand entry into our local communications marketplace;

     o other domestic and international competitive communications providers, resellers, cable television companies and electric utilities; and

     o    providers of broadband and Internet services.

     A continuing trend toward combinations and strategic alliances in the communications industry could give rise to significant new competitors. This could cause us to lose customers and impede our ability to attract new customers.

     We may not be able to successfully integrate new technologies or respond effectively to customer requirements.



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

     The communications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on us or our industry. Technological developments may reduce the competitiveness of our networks and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers.


     If our back office and customer care systems are unable to meet the needs of our customers, we may lose customers.


     Sophisticated back office processes and information management systems are vital to our anticipated growth and our ability to achieve operating efficiencies. We are dependent on third-party vendors for billing, service and customer support systems. We cannot assure you that these systems will perform as expected as we increase our number of customers. If they fail to perform as expected, we could lose customers. The following could prevent our back office and customer care systems from meeting the needs of our customers:


     o failure of third-party vendors to deliver products and services in a timely manner at acceptable costs;

     o    our failure to identify key information and processing needs;

     o    our failure to integrate products or services effectively;

     o    our failure to upgrade systems as necessary; or

     o    our failure to attract and retain qualified systems support personnel.

     Furthermore, as our suppliers revise and upgrade their hardware, software and equipment technology, we could encounter difficulties in integrating this new technology into our business or find that such new hardware, software and technology is not appropriate for our business. In addition, our right to use such hardware, software and technology depends upon license agreements with third party vendors. Vendors may cancel or elect not to renew some of these agreements, which may adversely affect our business.



     Because we operate in a heavily regulated industry, changes in regulation could have a significant effect on our revenues and compliance costs.


     We are subject to significant regulation that could change in a manner adverse to us.

     We operate in a heavily regulated industry, and the majority of our revenues generally have been supported by regulations, including in the form of support for the provision of telephone services in rural areas. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by Congress or regulators at any time. In addition, any of the following have the potential to have a significant impact on us:

     Risk of loss or reduction of network access charge revenues. Approximately 50% of our revenues in 2000 came from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions we serve. The amount of access charge revenues that we receive is calculated based on guidelines set by federal and state regulatory bodies, and such guidelines could change at any time. The FCC continues to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. It is unknown at this time how changes to the FCC's access charge regime will affect us. Federal policies being implemented by the FCC strongly favor access charge reform, and our revenues from this source could be at risk. Regulatory developments of this type could adversely affect our business.


     Risk of loss or reduction of Universal Service Support. We receive Universal Service Support Fund, or USSF, revenues to support the high cost of our operations in rural markets. Such support payments represented 5% of revenues in 2000. If Chillicothe Telephone were unable to receive support from the Universal Service Support Fund, or if such support was reduced, Chillicothe Telephone would be unable to operate as profitably as before such reduction.

     In addition, potential competitors generally cannot, under current laws, receive the same universal service support enjoyed by Chillicothe Telephone. Chillicothe Telephone therefore enjoys a significant competitive advantage, which could, however, be removed by regulators at any time. The Telecom Act provides that competitors could obtain the same support as we do if the Public Utilities Commission of Ohio determines that granting such support to competitors would be in the public interest. If such universal service support were to become available to potential competitors, we might not be able to compete as effectively or otherwise continue to operate as profitably in our Chillicothe Telephone markets. Any shift in universal service regulation could, therefore, have an adverse effect on our business.

     The method for calculating the amount of such support could change in 2001. It is unclear whether the chosen methodology will accurately reflect the costs incurred by Chillicothe Telephone, and whether it will provide for the same amount of universal service support that Chillicothe Telephone enjoyed in the past. The outcome of any of these proceedings or other legislative or regulatory changes could affect the amount of universal service support that we receive, and could have an adverse effect on our business.

     Risk of loss of protected status under interconnection rules. Chillicothe Telephone takes the position that it does not have to comply with the Telecom Act's more burdensome requirements governing the rights of competitors to interconnect to our traditional telephone companies' networks due to our status as a rural telephone company. If state regulators decide that it is in the public's interest to impose these interconnection requirements on us, more competitors could enter our traditional telephone markets than are currently expected and we could incur additional administrative and regulatory expenses as a result of such newly imposed interconnection requirements.


     Risks posed by costs of regulatory compliance. Regulations create significant compliance costs for us. Our subsidiary that provides intrastate services is also generally subject to certification, tariff filing and other ongoing regulatory requirements by state regulators. Challenges to these tariffs by regulators or third parties could cause us to incur substantial legal and administrative expenses.

     Regulatory changes in the telecommunications industry involve uncertainties, and the resolution of these uncertainties could adversely affect our business by facilitating greater competition against us, reducing potential revenues or raising our costs.

     The Telecom Act provides for significant changes in the telecommunications industry, including the local telecommunications and long distance industries. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC, thus making it difficult to predict what effect the legislation will have on us, our operations and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure that these changes will not have a material adverse effect on us.



     Present And Future Transactions With Horizon PCS May Be On Terms Which Are Not As Favorable As Could Be Obtained From Third Parties.

     In the past, we have entered into transactions with Horizon PCS including the leasing of towers by Horizon PCS from us and the advancing of cash by us to finance Horizon PCS' operations. In addition, under our former tax sharing agreement with Horizon PCS, we used Horizon PCS' net operating losses to offset our taxes. Under this agreement, we paid Horizon PCS the amount of our tax savings from our net operating losses used for this purpose. In addition, a subsidiary of Horizon Telcom provides administrative services to Horizon PCS including finance functions, billing and collections, accounting services, computer access, customer relations and human resources. Although these transactions were and may be on terms that we believe are fair, third-parties or the marketplace may not perceive them to be fair.

Risks Particular To Horizon PCS, Our Wireless Digital Communications Business

     The  information  set forth  under  this  heading  describes  risk  factors
relating  to  the  business  of  our  majority-owned   subsidiary  Horizon  PCS.
References under this heading to "we," "us" and "our" are to Horizon PCS.


     We Have Not Had Any Profitable Years In The Past Five Years And We May Not Achieve Or Sustain Operating Profitability Or Positive Cash Flow From Operating Activities.


     At Horizon PCS, we expect to incur significant operating losses and to generate significant negative cash flow from operating activities until 2003 while we continue to construct our network and grow our customer base. We have already incurred a total of approximately $76.9 million in net losses through December 31, 2000. Our operating profitability will depend upon many factors, including our ability to market our services, achieve our projected market penetration and manage customer turnover rates. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may not be able to meet our debt service requirements, and Horizon Telcom could lose all or part of its investment in Horizon PCS.

     If We Do Not Successfully Manage our Anticipated Rapid Growth, We May Fail To Complete The Build-Out Of Our Network, And Sprint PCS May Require Us To Pay Substantial Penalties And Elect To Terminate The Sprint PCS Agreements. If Sprint PCS Terminated The Sprint PCS Agreements We Would No Longer Be Able To Offer Sprint PCS Products And Services From Which We Generate Substantially All Our Revenues.

     Our long-term affiliation agreements with Sprint PCS, which we refer to as the Sprint PCS agreements, require us to build out and operate the portion of the Sprint PCS network located in our territory, in accordance with Sprint PCS' technical and coverage requirements. The agreements also require that we provide minimum network coverage to the total population within each of the markets which make up our territory by specified dates. If we fail to do so within periods specified in the agreements, Sprint PCS may terminate them.

     As of June 30, 2000, we had not yet met the minimum covered population requirements under the Sprint PCS agreements for Roanoke, Fairmont, Martinsville, Lynchburg, Staunton-Waynesboro, and Danville, Virginia. Sprint PCS has agreed that the shortfalls were not material and agreed in writing that if we met our build-out requirement in these markets by December 31, 2000, we would not be in breach of our management agreement. We extended our coverage to meet the build-out requirements in these markets by December 31, 2000.


     In addition, we did not launch all of our Bright PCS markets by the date set forth in the Sprint PCS agreements. We were unable to obtain the required backhaul from local exchange carriers by that date, despite using commercially reasonable efforts. Sprint PCS agreed in writing that we are in compliance with the build-out requirements in these markets. We have subsequently obtained the required backhaul services and launched these markets.


     Portions of the Scranton, Pottsville, Stroudsburg and Allentown, Pennsylvania and New York City area markets were initially required to be completed by December 31, 2000. As of May, 2001, these markets had not been fully launched. As of June 1, 2001 Sprint PCS and Horizon PCS agreed to an amendment to the Horizon PCS management agreements. This amendment extended the dates by which Horizon PCS must launch coverage in several markets. The amended Horizon PCS agreement provides for penalties to be paid to Sprint PCS if coverage is not launched by the specified contract dates. The amounts of the penalties range from $16,500 to as much as $602,000 for each shortfall depending on the market and the length of the delay (up to 180 days) in launch, and in some cases, whether the shortfall relates to an initial launch in the market or completion of the remaining build-out. The penalties must be paid in cash, or if both Horizon PCS and Sprint PCS agree, in shares of Horizon PCS capital stock.


     Under the terms of our Sprint PCS agreements, we are required to provide additional coverage in specified markets by the following dates:

                                                                Population To Be
         Covered Requirement       Estimated Total Population       Covered
         -------------------       --------------------------       -------

         July 31, 2001                         294,980              154,414
         August 31, 2001                        32,234              16,971
         September 30, 2001                     64,714              38,752
         October 31, 2001                    1,244,198              763,689
         February 28, 2002                     560,000              147,365



     We will require additional expenditures of significant funds for the continued development, construction, testing, deployment and operation of our network. These activities are expected to place significant demands on our managerial, operational and financial resources.


     We Have Substantial Debt Which We May Not Be Able To Service And Which May Result In Our Lenders Controlling Horizon PCS' Assets In An Event Of Default.


     As of December 31, 2000, our total debt outstanding was $185.3 million, $50.0 million of which was due under our senior secured credit facility and $135.3 million of which was due under our senior discount notes (total debt outstanding of $155.2 million less a $19.9 million unrecognized discount associated with the warrants issued in connection with our senior discount notes offering).

     Our substantial debt will have a number of important consequences for our operations and our investors, including the following:

     o we have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

     o we may not have sufficient funds to pay interest on, and principal of, our debt;

     o we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

     o some borrowings likely will be at variable rates of interest, which will result in higher interest expense in the event of increases in market interest rates; and

     o due to the liens on substantially all of our assets and the pledges of equity ownership of our subsidiaries that secure our senior debt, our lenders may control our assets upon a default.

     If We Fail To Pay Our Debt, Our Lenders May Sell Our Loans To Sprint PCS Giving Sprint PCS The Rights Of A Creditor To Foreclose On Our Assets.

     If the lenders accelerate the amounts due under our new senior secured credit facility, Sprint PCS has the right to purchase our obligations under this facility and become a senior lender. To the extent Sprint PCS purchases these obligations, Sprint PCS' interests as a creditor could conflict with ours. Sprint PCS' rights as a senior lender would enable it to exercise rights with respect to our assets and Sprint PCS' continuing relationship in a manner not otherwise permitted under the Sprint PCS agreements.

     If Sprint PCS Terminates The Sprint PCS Agreements, The Buy-Out Provisions Of Those Agreements May Diminish The Valuation Of Our Company.


     Provisions of the Sprint PCS agreements could affect the valuation of Horizon PCS, and decrease our ability to raise additional capital. If Sprint PCS terminates these agreements, Sprint PCS may purchase our operating assets or capital stock for 80% of the entire business value. If the termination is due to our breach of the Sprint PCS agreements, the percent is reduced to 72% instead of 80%. Under our Sprint PCS agreements, the entire business value is generally the fair market value of our wireless business valued on a going concern basis as determined by an independent appraiser. In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of the Sprint PCS agreements. Sprint PCS also has a right of first refusal if we decide to sell our operating assets in our Bright PCS markets. We are also subject to a number of restrictions on the transfer of our business including a prohibition on selling our company or our operating assets to a number of identified and as yet to be identified competitors of Sprint PCS or Sprint. These and other restrictions in the Sprint PCS agreements may limit the marketability of and reduce the value a buyer may be willing to pay for our company or its business and may operate to reduce the entire business value of our company.

     The Termination Of Our Strategic Affiliation With Sprint PCS Or Sprint PCS' Failure To Perform Its Obligations Under The Sprint PCS Agreements Would Severely Restrict Our Ability To Conduct Our Business.

     Because we own only a single license to operate a wireless PCS network of our own, our ability to offer Sprint PCS products and services on our network is dependent on the Sprint PCS agreements remaining in effect and not being terminated. Sprint PCS may terminate the Sprint PCS agreements for breach of any material terms. We also depend on Sprint PCS' ability to perform its obligations under the Sprint PCS agreements. The termination of the Sprint PCS agreements or the failure of Sprint PCS to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct the wireless digital communications business.

     If Sprint PCS Does Not Complete The Construction Of Its Nationwide PCS Network, We May Not Be Able To Attract And Retain Customers, Which Would Adversely Affect Our Revenues.

     Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain customers. Sprint PCS is creating a nationwide PCS network through its own construction efforts and those of its affiliates. Today, neither Sprint PCS nor any other PCS provider offers service in every area of the United States. Sprint PCS has entered into, and anticipates entering into, affiliation agreements similar to ours with companies in other territories pursuant to its nationwide PCS build-out strategy. Our business and results of operations depend on Sprint PCS' national network and, to a lesser extent, on the networks of its other affiliates. Sprint PCS and its affiliate program are subject, to varying degrees, to the economic, administrative, logistical, regulatory and other risks described in this registration statement. Sprint PCS' and its other affiliates' PCS operations may not be successful.


     We are Dependent Upon Sprint PCS' Back Office Services And Third Party Vendors' Back Office Systems, Problems with the Systems, or Termination of This Arrangement Could Disrupt Our Business and Possibly Increase Our Costs.

     Sprint PCS now provides our back office systems. Our operations could be disrupted if Sprint PCS is unable to maintain and expand its back office services, or to efficiently outsource those services and systems through third party vendors. The rapid expansion of Sprint PCS' business will continue to pose a significant challenge to its internal support systems. Additionally, Sprint PCS has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We depend on Sprint PCS' willingness to continue to offer these services to us and to provide these services at competitive costs. The Sprint PCS agreements provide that, upon nine months' prior written notice, Sprint PCS may elect to terminate any of these services. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative, our operating costs may increase beyond our expectations and restrict our ability to operate successfully.


     We Depend On Other Telecommunications Companies For Some Services Which, If Delayed, Could Delay Our Planned Network Build-Out And Delay Our Expected Increases In Customers And Revenues.

     We depend on other telecommunications companies to provide facilities and transport to interconnect portions of our network and to connect our network with the landline telephone system. American Electric Power, Ameritech, AT&T, Verizon and GTE are our primary suppliers of facilities and transport. Without these services, we could not offer Sprint PCS services to our customers in some areas. From time to time, we have experienced delays in obtaining facilities and transport from these companies, and in obtaining local telephone numbers for use by our customers, which are sometimes in short supply, and we may continue to experience delays and interruptions in the future. Delays in obtaining facilities and transport could delay our build-out plans and our business may suffer. Delays could also result in a breach of our Sprint PCS agreements, subjecting these agreements to potential termination by Sprint PCS.


     If We Do Not Meet All Of The Conditions Under The Horizon PCS Senior Secured Credit Facility, We May Not Be Able To Draw Down All Of The Funds Under The Facility And, As A Result, We May Not Be Able To Complete The Build-Out Of Our Network, Which May Result In The Termination Of The Sprint PCS Agreements.


     Our senior secured credit facility provides for aggregate borrowings of $250.0 million of which $50.0 million was borrowed on September 26, 2000. Availability of future borrowings will be subject to customary credit conditions at each funding date, including the following:

     o    the absence of any default or event of default;

     o    the continuing accuracy of all representations and warranties; and

     o    no material adverse change.

     If we do not meet these conditions at each funding date, our senior secured lenders may choose not to lend any or all of the remaining amounts, and if other sources of funds are not available, we may not be in a position to complete the build-out of our network. If we do not have sufficient funds to complete our network build-out, we may be in breach of the Sprint PCS agreements and in default under our senior secured credit facility.


     Material restrictions in our debt facilities may make it difficult to obtain additional financing or take other needed actions to react to changes in our business.


     The indenture governing our senior discount notes and the senior secured credit agreement both impose material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, may limit our ability to engage in some transactions, including the following:

     o    designated types of mergers or consolidations;

     o    paying dividends or other distributions to our stockholders;

     o    making investments;

     o    selling assets;

     o    repurchasing our common stock;

     o    changing lines of business;

     o    borrowing additional money; and

     o    transactions with affiliates.

     These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment.

     An event of default under the senior secured credit facility may prohibit us and the guarantors of our senior discount notes from paying the senior discount notes or the guarantees of the senior discount notes.

     The Terms Of The Convertible Preferred Stock May Affect Our Financial Results.


     If we do not complete an initial public offering of common stock that yields gross proceeds of at least $65.0 million with a per share price for the Horizon PCS common stock that exceeds $10.29 or consummate a business combination with another Sprint PCS affiliate that meets specified criteria, our convertible preferred stock will not convert into common stock. The terms of the convertible preferred stock give the holders of the preferred stock the following principal rights:


     o to initially designate two members of our board of directors, subject to reduction based on future percentage ownership;

     o    to  approve  or   disapprove   fundamental   corporate   actions   and
          transactions;

     o to receive dividends in the form of additional shares of our convertible preferred stock, which may increase and accelerate upon a change in control; and

     o    to require us to redeem the convertible preferred stock.

     If we become subject to the repurchase right or change of control redemption requirements under the convertible preferred stock while our senior debt or senior discount notes are outstanding, we will be required to seek the consent of the holders of our senior debt and the holders of the senior discount notes to repurchase or redeem the convertible preferred stock, or attempt to refinance the debt and the senior discount notes. If we fail to obtain these consents, there will be an event of default under the terms governing our senior debt. In addition, if we do not repurchase or redeem the convertible preferred stock and the holders of the convertible preferred stock obtain a judgment against us, any judgment in excess of $5.0 million would constitute an event of default under the indenture governing the senior discount notes.

     If We Breach Our Agreement With SBA, Or It Otherwise Terminates Its Agreement With Us, Our Right To Provide Wireless Service From Some Of Our Cell Sites Will Be Lost.

     We lease cell sites from SBA. We rely on our contract with SBA to provide us with access to most of our cell sites and to the towers located on these sites. If SBA were to lose its underlying rights to these sites, our ability to provide wireless service from these sites would end, subject to our right to cure defaults by SBA. If SBA terminates our agreement as a result of our breach, we will lose our right to provide wireless services from most of our current cell sites.

     We May Have Difficulty In Obtaining Infrastructure Equipment And Handsets, Which Are At Times In Short Supply, Which Could Result In Delays In Our Network Build-Out, Disruption Of Service Or Loss Of Customers.

     If we cannot acquire the equipment required to build our network in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors or to meet the requirements of the Sprint PCS agreements. The demand for the equipment required to construct our network is considerable, and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be longer than anticipated. In addition, the demand for specific types of handsets is strong and the manufacturers of those handsets may have to distribute their limited supply of products among their numerous customers. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. If we do not obtain equipment or handsets in a timely manner, we could suffer delays in the build-out of our network, disruptions in service and a reduction in customers.

     If The Alliances Fail To Provide Their Network To Us In Their Markets, Or If Our Network Services Agreement With The Alliances Is Otherwise Terminated, We Will Lose The Ability To Use The Alliances' Networks.

     Under our network services agreement, the Alliances provide us with the use of and access to key components of their network in most of our markets in Virginia and West Virginia. We directly compete with the Alliances in some of our other markets where we don't use their network. If the Alliances fail to maintain the standards for their network as set forth in our network services agreement with them or otherwise fail to provide their network for our use, our ability to provide wireless services in these markets may be adversely affected, and we may not be able to provide seamless service for our customers. If we breach our obligations to the Alliances, or if the Alliances otherwise terminate the network services agreement, we will lose our right to use the Alliances' network to provide service in these markets. In that event, it is likely that we will be required to build our own network in those markets and incur the costs associated with doing so.

     Sprint PCS' Vendor Discounts May Be Discontinued, Which Could Increase Our Equipment Costs And Require More Capital Than We Project To Build Out Our Network.

     We intend to continue to purchase our infrastructure equipment under Sprint PCS' vendor agreements that include significant volume discounts. If Sprint PCS were unable to continue to obtain vendor discounts for its affiliates, the loss of vendor discounts could increase our equipment costs for our new markets.


     Conflicts With Sprint PCS May Not Be Resolved In Our Favor Which Could Restrict Our Ability To Manage Our Business And Provide Sprint PCS Products And Services, Adversely Affect Our Relationships With Our Customers, Increase Our Expenses And Decrease Our Revenues.

     Under the Sprint PCS agreements, Sprint PCS has a substantial amount of control over the conduct of our business. Conflicts between us may arise, and as Sprint PCS owes us no duties except as set forth in the Sprint PCS agreements, these conflicts may not be resolved in our favor. The conflicts and their resolution may harm our business. For example:

     o Sprint PCS could price its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business;

     o Sprint PCS could decide not to renew the Sprint PCS agreements on the following renewal dates, which would not be in our best interest or that of our stockholders:

          o the Sprint PCS agreements for Horizon Personal Communications will come up for renewal on June 8, 2018;

          o the Sprint PCS agreements for Bright PCS will come up for renewal on October 13, 2019;

     o Sprint PCS could increase the prices we pay for our back office services;

     o Subject to limitations under the Sprint PCS agreements, Sprint PCS may alter its network and technical requirements or request that we build-out additional areas within our markets, which could result in increased equipment and build-out costs or in Sprint PCS building out that area itself or assigning it to another affiliate; and

     o Sprint or Sprint PCS could make decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services.

     We May Not Be Able To Compete With Larger, More Established Wireless Providers Who Have Resources To Competitively Price Their Products And Services, Which Could Impair Our Ability To Attract And Retain Customers.

     Our ability to compete will depend in part on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. In each market, we compete with two cellular providers which have had their infrastructure in place and have been operational for a number of years. They have significantly greater financial and technical resources than we do, could offer attractive pricing options and may have a wider variety of handset options. We expect that existing cellular providers will continue to upgrade their systems and provide expanded, digital services to compete with the Sprint PCS products and services that we offer. Many of these wireless providers generally require their customers to enter into long-term contracts, which may make it more difficult for us to attract customers away from them. Sprint PCS generally does not require its customers to enter into long-term contracts, which may make it easier for other wireless providers to attract Sprint PCS customers away from Sprint PCS. We will also compete with several PCS providers and other existing communications companies in our markets, and expect to compete with new entrants as the FCC licenses additional spectrum to mobile services providers. A number of our cellular, PCS and other wireless competitors have access to more licensed spectrum than the amount licensed to Sprint PCS in most of our territory and therefore will be able to provide greater network call volume capacity than our network to the extent that network usage begins to reach or exceed the capacity of our licensed spectrum. Our inability to accommodate increases in call volume could result in more dropped or disconnected calls. In addition, any competitive difficulties that Sprint PCS may experience could also harm our competitive position and success. For further information on the Sprint PCS licensed spectrum in our markets, see "Business - Digital Wireless Communications Services - Markets."

     There Is No Uniform Signal Transmission Technology And If We Decide To Use Other Technologies In The Future, This Decision Could Substantially Increase Our Equipment Expenditures To Replace The Technology Used On Our Network.

     The wireless telecommunications industry is experiencing evolving industry standards. We have employed code division multiple access, known as CDMA technology, which is the digital wireless communications technology selected by Sprint PCS for its network. CDMA is a relatively new technology and may not provide the advantages expected by us and by Sprint PCS. In addition to CDMA, there are two other principal signal transmission technologies, time division multiple access, or TDMA, and global systems for mobile communications, or GSM. These three signal transmission technologies are not compatible with each other. If one of these technologies or another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn, may require us to make changes at substantially increased costs.

     We May Not Receive As Much Sprint PCS Roaming Revenue As We Anticipate And Our Non-Sprint PCS Roaming Revenue Is Likely To Be Low.


     We are paid a fee from Sprint PCS or a Sprint PCS affiliate for every minute that a Sprint PCS subscriber based outside of our territory uses our network. Similarly, we pay a fee to Sprint PCS or a Sprint PCS affiliate for every minute that our customers use the Sprint PCS network outside our territory. Our customers may use the Sprint PCS network outside our territory more frequently than we anticipate, and Sprint PCS subscribers based outside our territory may use our network less frequently than we anticipate. The fee for each Sprint PCS roaming minute used is being changed from $0.20 per minute to $0.15 per minute on June 1, 2001, $0.12 per minute on October 1, 2001, and to "a fair and reasonable return," expected to be approximately $0.10 per minute, in 2002, and for the remainder of the term of the Sprint PCS agreements. The 2002 change has not yet been fully documented, and may not represent the final arrangements. As a result, we may receive less Sprint PCS roaming revenue than we anticipate or we may have to pay more Sprint PCS roaming fees than we anticipate. Furthermore, we do not expect to receive substantial non-Sprint PCS roaming revenue.

     If Sprint PCS Customers Are Not Able To Roam Instantaneously Or Efficiently Onto Other Wireless Networks, We May Suffer A Reduction In Our Revenues And Number Of Customers.

     The Sprint PCS network operates at a different frequency and uses or may use a different signal transmission technology than many analog cellular and other digital systems. To access another provider's analog cellular, TDMA or GSM digital system when outside the territory served by the Sprint PCS network, a Sprint PCS customer is required to utilize a dual-band/dual-mode handset compatible with that provider's system. Generally, because dual-band/dual-mode handsets incorporate two radios rather than one, they are more expensive, larger and heavier than single-band/single-mode handsets. The Sprint PCS network does not allow for call hand-off between the Sprint PCS network and another wireless network, so a customer must end a call in progress on the Sprint PCS network and initiate a new call when outside the territory served by the Sprint PCS network. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by Sprint PCS. The price of a roaming call may not be competitive with prices of other wireless companies for roaming calls, and Sprint PCS customers may not be able to use Sprint PCS advanced features, such as voicemail notification, while roaming.

     Parts Of Our Territories Have Limited Licensed Spectrum, And This May Affect The Quality Of Our Service, Which Could Impair Our Ability To Attract Or Retain Customers.

     In the majority of our markets, Sprint PCS has licenses covering 20 or 30 MHz of spectrum. However, Sprint PCS has licenses covering only 10 MHz in parts of our territory covering approximately 3.8 million residents out of a total population of over 10.2 million residents, including our Fort Wayne and South Bend, Indiana, markets. In the future, as our customers in those areas increase in number, this limited licensed spectrum may not be able to accommodate increases in call volume and may lead to increased dropped calls and may limit our ability to offer enhanced services.

     Non-Renewal Or Revocation By The FCC Of The Sprint PCS Licenses Would Significantly Harm Our Business Because We Would No Longer Have The Right To Offer Wireless Service Through Our Network.

     We are dependent on Sprint PCS' licenses, which are subject to renewal and revocation by the FCC. Sprint PCS' licenses in many of our territories will expire as early as 2005 but may be renewed for additional ten year terms. There may be opposition to renewal of Sprint PCS' licenses upon their expiration and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. For example, if Sprint PCS does not demonstrate to the FCC that Sprint PCS has met the five-year construction requirements for each of its PCS licenses, it can lose those licenses. Failure to comply with these standards in our territory could cause revocation or forfeiture of the Sprint PCS licenses for our territory or the imposition of fines on Sprint PCS by the FCC.


     We May Need More Capital Than We Currently Project To Complete The Build-Out Of Our Network And A Delay Or Failure To Obtain Additional Capital Could Adversely Affect Our Revenues.

     The completion of our network build-out will require substantial capital. Additional funds would be required in the event of:

     o    significant departures from our current business plan;

     o    unforeseen delays, cost overruns, unanticipated expenses; or

     o    regulatory, engineering design and other technological changes.


     For example, it is possible that we will need substantial funds if we elect to overbuild the territory currently served through our arrangements with the Alliances. Due to our highly leveraged capital structure, additional financing may not be available or, if available, may not be obtained on a timely basis and on terms acceptable to us or within limitations permitted under our existing debt covenants. Failure to obtain additional financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans, and we may be unable to fund our ongoing operations.

     Unauthorized Use Of Our Network And Other Types Of Fraud Could Disrupt Our Business And Increase Our Costs.

     We will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming. Although we believe that we have a plan in place to implement appropriate controls to minimize the effect to us of fraudulent usage, we cannot assure you that we will be successful.

     Expanding Our Territory May Have A Material Adverse Effect On Our Business And Reduce The Market Value Of Our Common Stock.

     As part of our business strategy, we may expand our territory through the grant of additional markets from Sprint PCS or through acquisitions of other Sprint PCS affiliates. We will evaluate strategic acquisitions and alliances principally relating to our current operations. These transactions may require the approval of Sprint PCS and commonly involve a number of risks, including:

     o    difficulty assimilating acquired operations and personnel;

     o    diversion of management attention;

     o    disruption of ongoing business;

     o    inability to retain key personnel;

     o inability to successfully incorporate acquired assets and rights into our service offerings;

     o inability to maintain uniform standards, controls, procedures and policies; and

     o    impairment of relationships with employees, customers or vendors.

     Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we may also issue additional equity securities, incur additional debt or incur significant amortization expenses related to goodwill and other intangible assets.

     If The Sprint PCS Agreements Do Not Comply With FCC Requirements, Sprint PCS May Terminate The Sprint PCS Agreements, Which Could Result In Our Inability To Provide Service.

     The FCC requires that licensees like Sprint PCS maintain control of their licensed spectrum and not delegate control to third-party operators or managers like us. Although the Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree with us. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the Sprint PCS agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the Sprint PCS agreements, they may be terminated. If the Sprint PCS agreements are terminated, we would no longer be a part of the Sprint PCS network and we would have extreme difficulty in conducting our business.

     The Sprint PCS Agreements And Our Horizon PCS Certificate Of Incorporation Include Provisions That May Discourage, Delay And Restrict Any Sale Of Horizon PCS' Operating Assets Or Common Stock To The Possible Detriment Of Horizon Telcom.

     The Sprint PCS agreements restrict our ability to sell our operating assets and common stock. Generally, Sprint PCS must approve a change of control of our ownership and consent to any assignment of the Sprint PCS agreements. The Sprint PCS agreements also give Sprint PCS a right of first refusal if we decide to sell the operating assets of our Bright PCS markets to a third party. In addition, provisions of our certificate of incorporation could also operate to discourage, delay or make more difficult a change in control of our company. For example, our Horizon PCS certificate of incorporation provides for:


     o two classes of common stock, with our class B common stock having ten votes per share;

     o    the issuance of preferred stock without stockholder approval; and

     o    a classified board, with each board member serving a three-year term.


     The restrictions in the Sprint PCS agreements and the provisions of our Horizon PCS certificate of incorporation could discourage any sale of Horizon PCS' operating assets or common stock. This could have a material adverse effect on the value of Horizon Telcom common stock.

     Horizon PCS will Not Be Able To Receive The Tax Benefit Of Future Losses Until Horizon PCS Begins To Generate Taxable Income.

     From our inception until September 2000, we were included in the consolidated federal income tax return of Horizon Telcom. Under the tax-sharing agreement with Horizon Telcom, Horizon Telcom filed a consolidated tax return and paid Horizon PCS an amount equal to the tax savings realized by Horizon Telcom as a result of our taxable operating losses being used to offset consolidated taxable income. As a result of the sale of convertible preferred stock in September 2000, we are no longer included in Horizon Telcom's consolidated tax return and, as a result, will no longer be able to recognize any tax benefits from Horizon PCS' operating losses until Horizon PCS starts to generate taxable income. In addition, as a result of this change in our tax status, we recognized a tax liability of approximately $7.6 million. This liability was paid by Horizon PCS.


     We May Experience A High Rate Of Customer Turnover Which Would Increase Our Costs Of Operations And Reduce Our Revenue And Prospects For Growth.


     Our strategy to minimize customer turnover, commonly known as churn, may not be successful. Our average monthly churn for 2000 was less than 2.6%. From January 1 to May 31, 2001, our average monthly churn was approximately 2.3%. As a result of customer turnover, we lose the revenue attributable to these customers and increase the costs of establishing and growing our customer base. The PCS industry has experienced a higher rate of customer turnover as compared to cellular industry averages. The rate of customer turnover is affected by the following factors, several of which are not within our ability to address:


     o    extent of network coverage;

     o reliability issues such as blocked calls, dropped calls and handset problems;

     o    non-use of phones;

     o    change of employment;

     o the decision not to require our customers to sign contracts, unlike most cellular providers that do require contracts;

     o    a lack of affordability;

     o    price competition;

     o    customer care concerns; and

     o    other competitive factors.

     A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new customers, especially because we subsidize some of the cost of initial purchases of handsets by our customers.

     Because The Wireless Industry Has Experienced Higher Customer Additions And Handset Sales In The Fourth Calendar Quarter As Compared To The Other Three Calendar Quarters, A Failure By Us To Acquire Significantly More Customers In This Quarter Could Have A Disproportionate Negative Effect On Our Results Of Operations.

     The wireless industry is historically dependent on fourth calendar quarter results. Our overall results of operations could be significantly reduced if we have a worse than expected fourth calendar quarter for any reason, including the following:

     o    our inability to match or beat pricing plans offered by competitors;

     o our failure to adequately promote Sprint PCS' products, services and pricing plans;

     o    our inability to obtain an adequate supply or selection of handsets;

     o a downturn in the economy of some or all of the markets in our territory; or

     o    a poor holiday shopping season.

     Wireless Providers Offering Services Based On Lower Cost Structures Or Alternative Technologies And Current Uncertainties In The Wireless Market May Reduce Demand For PCS.

     Other wireless providers enjoy economies of scale that can result in a lower cost structure for providing wireless services. Rapid technological changes and improvements in the telecommunications market could lower other wireless providers' cost structures in the future. These factors could reduce demand for PCS because of competitors' ability to provide wireless services at a lower price. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects, those of our industry, and the success of PCS and other competitive services, remain uncertain.

     Technological advances and industry changes could cause the technology used on our network to become obsolete. We may not be able to respond to these changes and implement new technology on a timely basis, or at an acceptable cost.

     The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences.

     If we are unable to keep pace with these technological changes or changes in the telecommunications market based on the effects of consolidation from the Telecom Act or from the uncertainty of future government regulation, the technology used on our network or our current business strategy may become obsolete. In addition, wireless carriers are seeking to implement a new "third generation," or "3G," technology throughout the industry. To date, this technology has not been deployed on a commercial basis. If wireless carriers adopt the 3G technology, we could come under competitive pressure to convert our network. In addition, if Sprint adopts the 3G technology, it could require us to convert our network after a specified phase-in period. The implementation of the 3G technology for our network could create significant costs. There can be no assurance that we can implement the new 3G technology successfully on a cost-effective basis. See "Business -- CDMA Technology."

     Regulation By Government Agencies May Increase Our Costs Of Providing Service Or Require Us To Change Our Services, Which Could Impair Our Financial Performance.

     The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC, the FAA, and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact our operations and our cost of doing business.


     Use Of Hand-Held Phones May Pose Health Risks, Real or Perceived, Which Could Result In The Reduced Use Of Our Services Or Liability For Personal Injury Claims.


     Media reports have suggested that radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for our services, or costs of litigation and damage awards, could impair our ability to profitably operate our business.


Forward-Looking Statements

     This report contains  certain  "forward-looking  statements," as defined in
Section 21E of the Securities Exchange Act of 1934, that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business. These forward-looking statements may differ materially and significantly from actual results because they involve estimates, assumptions and uncertainties. In making these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements should be viewed with caution.

     These forward-looking statements are subject to risks, uncertainties and assumptions about us, several of which are identified in this "Item 1. Business-Risk Factors," and which include, among other things:

     o    changes   in    industry    conditions    created   by   the   federal
          Telecommunications   Act  of  1996  and  related   state  and  federal
          legislation and regulations;

     o    recovery  of  the  substantial   costs  which  will  result  from  the
          implementation and expansion of our new businesses;

     o retention of our existing customer base and our ability to attract new customers;

     o    rapid changes in technology; and

     o    actions of our competitors.

     These forward-looking statements are principally contained in the following sections of this report:

     o    Item 1. Business; and

     o Item 2. Financial Information - Management's Discussion and Analysis of Financial Condition and Results of Operations.

     In addition, in those and other portions of this report, the words and phrases such as "expects," "estimates," "intends," "plans," "believes," "projection," "will continue" and "is anticipated" are intended to identify forward-looking statements.

ITEM 2.  Financial Information

Selected Financial Data


     The following table sets forth our selected historical consolidated financial and other data. We derived the financial data as of and for the five years ended December 31, 2000, 1999, 1998, 1997 and 1996 from our audited consolidated financial statements and the financial data as of March 31, 2001 and the three months ended March 31, 2001 and 2000 from our unaudited interim financial statements. This data should be read in conjunction with our audited consolidated financial statements and related notes for the years ended December 31, 2000, 1999 and 1998 and our interim financial statements as of March 31, 2001 and related notes included at Item 13 of this Form 10, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.



                                                                                                        THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                               MARCH 31,
                             ----------------------------------------------------------------------  ------------------------
                                2000           1999          1998          1997         1996            2001         2000
                                ----           ----          ----          ----         ----            ----         ----


Financial Data
Operating Revenues          $ 73,999,642    $ 49,406,480  $ 41,518,407   $ 37,493,461   $ 38,596,489   $ 30,633,418   $ 15,303,799
Operating Income (Loss)      (37,142,923)     (4,504,463)    2,038,267      3,372,840      4,720,357    (13,660,091)    (3,180,626)
Net Income (Loss)            (44,673,246)     (4,481,098)   (1,207,083)     1,853,184      9,356,782    (19,750,599)
                                                                                                                        (3,917,340)
Earnings (Loss) Per Share
  of Common Stock (1)            (129.03)         (11.23)        (3.03)          4.65          23.46   $     (55.62)        (11.31)
Cash Dividends on Common
  Stock                        1,793,038       1,815,014     1,815,014      1,815,014      1,815,014        408,342        458,740
Dividends Per Share On
  Common Stock (1)                  4.60            4.55          4.55           4.55           4.55           1.15           1.15




                                                                                                                MARCH 31,
                                                          DECEMBER 31,                                            2001
                             -------------------------------------------------------------------------     ------------------------
                                2000           1999            1998           1997            1996
                                ----           ----            ----           ----            ----
Financial Data
Property, Plant and
  Equipment                  $170,960,204   $111,297,730    $112,026,207  $ 85,048,600     $ 67,222,082           $200,620,130
Total Assets                 $466,065,379   $101,713,365    $106,102,379  $107,433,495     $ 79,244,261           $447,859,741
Long Term Debt               $205,283,104    $45,557,965     $53,180,442  $ 26,711,248     $ 20,315,618           $210,823.365
Convertible Preferred
  Stock of Subsidiary        $134,421,881            --               --            --              --            $137,054,862
Capital Expenditures         $101,491,729    $17,799,773      15,984,218   $39,794,525      $ 9,295,251            $36,023,484

Other Data
Total Access Lines                 37,824         36,832          36,554        34,918           33,546                 38,105
Total Horizon PCS
  Subscribers                      66,447         13,749           2,091           346               NA                 84,681
Total bright.net
  Subscribers                      17,239         14,544          11,760         7,022               NA                 17,265


----------------

(1) Earnings (loss) and dividends per share have been adjusted to reflect the change in number of shares caused by the three-for-one stock split in the form of a stock dividend.

(2)  Includes $16.55 Gain on Sale of SmarTView.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


     This discussion reflects the operations of Horizon Telcom, Inc. and its subsidiaries, The Chillicothe Telephone Company, Horizon PCS, Inc., Horizon Services, Inc., and United Communications, Inc. This discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes.

     Horizon Telcom operates primarily within two operating segments: landline telephone services and personal communications services. See Note 3 of "Notes to Consolidated Financial Statements" and Note 5 of "Notes to Interim Condensed Consolidated Financial Statements" for additional financial information regarding Horizon Telcom's operating segments.

     At December 31, 2000, Chillicothe Telephone serviced 37,824 access lines in Chillicothe, Ohio and the surrounding area. United Communications provided Internet service to 17,239 customers through its bright.net Internet service.

     At December 31, 2000, Horizon PCS had launched service in 38 markets covering approximately 4.9 million residents, or approximately 48% of the total population in its territory, and had 66,447 customers. As of March 31, 2001, Horizon PCS had launched service covering 5.2 million residents, or approximately 51% of the total population in its territory, and had 84,681 customers. On June 13, 2001, Horizon PCS announced it had signed its 100,000th subscriber on June 8, 2001. We expect to launch all of our markets and be offering service to approximately 6.7 million residents, or 66% of the total population in our territory, by the end of 2001, at which time our planned network build-out will be substantially complete in terms of he amount of population covered. We anticipate that we will complete the last portion of our required build-out under the Sprint PCS agreement in early 2002.


     Sprint PCS has invested approximately $57.0 million to purchase the PCS licenses in our territory and has incurred additional expenses for microwave clearing. Under the Sprint PCS agreements, we manage our network on Sprint PCS' licensed spectrum and have the right to use the Sprint and Sprint PCS brand names.

HISTORY AND BACKGROUND


     Horizon Telcom is a holding company which, in addition to its 92% (56.5% on a fully diluted basis) ownership interest in Horizon PCS, owns 100% of Chillicothe Telephone, a local telephone company in service for 105 years. Horizon Telcom also owns 100% of Horizon Services, which provides administrative services to Horizon PCS and other Horizon Telcom affiliates, and 100% of United Communications, a separate long distance and Internet services business. Prior to providing PCS service, one of the Horizon PCS subsidiaries operated a DirecTV affiliate. We sold that business in 1996. We also launched our Internet services business in 1995, which we transferred from Horizon PCS to United Communications in April 2000.


     Horizon Telcom is a facilities-based telecommunications carrier that provides a variety of voice and data services to commercial, residential/small business and local market segments. Horizon Telcom provides landline telephone service, VDSL cable television service, and Internet access services to the southern Ohio region, principally in and surrounding Chillicothe, Ohio. Horizon Telcom also provides PCS operations to a twelve-state region in the Midwest, including Ohio, Indiana, Virginia, and West Virginia, as an affiliate of Sprint PCS.



     The following are key milestones in Horizon PCS' business:


     o In November 1996, we acquired PCS licenses in the FCC's C Block auction giving us the right to provide service to five markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.0 million.

     o In June 1998, we returned all of our FCC licenses except for a portion of the license covering our Chillicothe, Ohio market, and agreed to become one of five charter Sprint PCS affiliates. Our initial grant of markets from Sprint PCS consisted of seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. This grant included the five markets for which we originally held licenses. We continued to use Horizon Personal Communications as the primary brand for marketing our PCS service.

     o In August 1999, Sprint PCS granted us 17 additional markets in Virginia, West Virginia, Tennessee, Maryland, Kentucky and Ohio with a total population of approximately 3.3 million. In conjunction with this second grant, we also entered into a network services agreement with the West Virginia PCS Alliance and Virginia PCS Alliance, which we refer to as the Alliances. The Alliances are two related independent PCS providers offering services under the NTELOS brand, and whose network is managed by CFW Communications. Under this agreement, we obtained the right to use their wireless network to provide Sprint PCS services to our customers in most of these new markets.


     o In September 1999, Horizon Telcom, sold its interest in the towers it owned to SBA for $15.7 million and invested the net proceeds in Horizon PCS. Prior to the sale, Horizon PCS had been leasing the towers from Horizon Telcom. Horizon PCS now leases those towers from SBA. Horizon PCS also has a build-to-suit agreement with SBA for the construction of new towers as part of the network build-out. Horizon PCS receives site development fees and reduced lease rates for specified towers constructed by SBA and leased by Horizon PCS as an anchor tenant of SBA.

     o In September 1999, an Horizon PCS subsidiary became one of the founders of Bright PCS, receiving a 26% equity stake in exchange for approximately $3.1 million. Bright PCS became the exclusive Sprint PCS affiliate for 13 markets in Indiana, Ohio and Michigan, with a total population of approximately 2.4 million. We launched service in substantially all of the Bright PCS markets in October 2000.


     o In December 1999, we completed a two-month transition from a co-branded marketing strategy to marketing and selling all of our products and services exclusively under the "Sprint PCS" brand name, which gave us full access to Sprint PCS' major national retailers. Since that transition, we have experienced an accelerated growth in our customer base.

     o In May 2000, Sprint PCS granted us an additional 17 markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately 2.9 million. In September 2000, we substantially completed the purchase from Sprint PCS of the assets related to our new markets.


     o In June 2000, we acquired the remaining 74% of Bright PCS equity that we did not already own. As consideration, we exchanged 4.7 million shares of Horizon PCS' class B common stock equal to 8% of its outstanding shares of all classes of its common stock prior to the acquisition and 31,912 shares of Horizon Telcom common stock equal to 8% of the outstanding shares of Horizon Telcom, which Horizon PCS acquired in February 2000.

     o On September 26, 2000, an investor group led by Apollo Management purchased $126.5 million of Horizon PCS convertible preferred stock in a private placement. Concurrently, holders of Horizon PCS' $14.1 million short-term convertible note (including accrued interest of $1.1 million) converted it into the same convertible preferred stock purchased by the investor group. Concurrently, Horizon PCS received $149.7 million from the issuance of $295.0 million of senior discount notes due 2010 and $50.0 million of term loans from its $225.0 million senior secured credit facility (later increased to a $250.0 million facility).

RESULTS OF OPERATIONS

     The landline telephone services operating segment consists of basic local and long-distance service and network access services.


     IntraLATA, i.e., the area of southern Ohio, including Columbus originally covered by area code 614, and basic local exchange long-distance service revenue consists of flat rate services and measured services billed to customers utilizing Chillicothe Telephone's telephone network. Long distance intraLATA/interstate revenue consists of message services that terminate beyond the basic service area of the originating wire center.


     Network access revenue consists of revenue derived from the provision of exchange access services to an interexchange carrier or to an end user beyond the exchange carrier's network.


     The personal communications services operating segment consists primarily of PCS subscriber revenues, Sprint PCS roaming revenues, non-Sprint PCS roaming revenues and PCS equipment sales. PCS subscriber revenues consist primarily of monthly service fees and other charges billed to our customers for Sprint PCS service in our territory under a variety of service plans. Roaming revenues consist of Sprint PCS roaming and travel and non-Sprint PCS roaming and travel. We receive Sprint PCS roaming revenues at a per minute rate from Sprint PCS or another Sprint PCS affiliate when Sprint PCS subscribers based outside of our territory use our portion of the Sprint PCS network. Non-Sprint PCS roaming revenues include payments from wireless service providers, other than Sprint PCS, when those providers' subscribers roam on our network.


     We record 100% of PCS subscriber revenues from our customers, Sprint PCS roaming revenues from Sprint PCS subscribers based outside our markets and non-Sprint PCS roaming revenues. Sprint PCS retains 8% of all collected service revenue as a management fee. Collected service revenues include PCS subscriber revenues and non-Sprint PCS roaming revenues, but exclude Sprint PCS roaming revenues and revenues from sales of equipment. We report the amounts retained by Sprint PCS as selling, general and administrative expenses.

     PCS equipment sales consist of digital handsets and accessories sold to our customers. Certain of our equipment sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by the distributors. We defer recognition of such sales until the merchandise is sold by the distributors.

     Other revenues include Internet access services, equipment systems sales, information services and paging services.

     Internet access revenues for our bright.net services are monthly service fees and other charges billed to our bright.net customers. Service fees primarily consist of monthly recurring charges billed to customers.


     Equipment system sales, information services, paging and other revenues consist of sales made by Chillicothe Telephone to various businesses or other residential customers for equipment used on the telephone system. Each year a telephone directory is published which provides a source of revenue from yellow page advertising. Revenue also consists of operator services, local directory assistance, and paging services, the latter provided by United Communications until its divestiture of that business in December, 2000.

     The following tables set forth a breakdown of operating revenues by segment.


                                                                YEARS ENDED DECEMBER 31,
                                        --------------------------------------------------------------------------
                                                2000                      1999                       1998
                                        ------------- --------    -------------- ------      ------------- -------
                                           AMOUNT        %           AMOUNT        %            AMOUNT        %
                                                         (Dollars in thousands, except PCS ARPU)


Landline telephone services             $     34,819      47%      $    34,612     70%       $     32,387     78%
Personal communication equipment and
     services                                 29,171      39%            4,920     10%                780      2%
Other revenues                                10,010      14%            9,874     20%              8,351     20%
                                        --- ---------             --- ---------              -- ----------
     Total revenues                     $     74,000               $    49,406               $     41,518
                                        === =========             === =========              == ==========


PCS ARPU (including roaming) (1)        $         75               $        64               $         46
PCS ARPU (excluding roaming) (1)                  51                        55                         44





                                              Three months ended March 31,
                                        ---------------------------------------
                                             2001                     2000
                                        ----------------    -------------------
                                        AMOUNT        %           AMOUNT      %
                                        (Dollars in thousands, except PCS ARPU)
                                        ---------------------------------------

Landline telephone services               $  9,223    30%    $  9,279     60%
Personal communication equipment and
     services                               19,212    63%       3,611     24%
Other revenues                               2,198     7%       2,414     16%
                                        -------------      -------------
     Total revenues                     $   30,633           $ 15,304
                                        =============      =============

PCS ARPU (including roaming) (1)        $       80           $     60
PCS ARPU (excluding roaming) (1)                53                 48


---------------

(1) ARPU, average revenue per unit, is an industry term that measures total PCS service revenues per month from our subscribers divided by the average number of digital subscriber units for that month. ARPU, including roaming, is ARPU with Sprint PCS roaming and travel and non-Sprint PCS roaming and travel. ARPU excluding roaming excludes Sprint PCS roaming and travel and non-Sprint PCS roaming and travel.

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000


Operating Revenues


Landline Telephone Services
                                         2001        2000    $ change  % change
                                         ----        ----    --------  --------
                                                (Dollars in thousands)
                                                ----------------------
Basic local and long-distance service     $4,194      $4,450    $(256)     (6%)
Network access                             5,029      4,829       200       4%

     Basic local and long-distance service revenue as well as network access revenues were essentially flat to the comparable prior year period. Long-distance service revenue decreased for the three months ended March 31, 2001 as the company continues to see lower usage for long distance service. We expect this trend to continue for the foreseeable future, as more customers use wireless devices where long distance is included for one monthly fee.

Personal Communication Equipment And Services

                             2001        2000    $ change  % change
                             ----        ----    --------  --------
                                   (Dollars in thousands)
                                   ----------------------
PCS service revenue         $18,136     $2,992    $15,144    506%
PCS equipment revenue         1,076        619        457     74%


     The growth in PCS service revenues is the result of the growth in our customer base as well as an increase in travel and roaming revenue. Subscriber revenues increased $9.5 million for the three months ended March 31, 2001. We had 84,681 customers at March 31, 2001, compared to 19,838 at March 31, 2000. We believe our customer base has grown because we have launched additional markets.

     Roaming revenues increased $5.6 million in the first quarter of 2001 compared to the same period in 2000. This increase primarily resulted from the continued build out of our network, including highways covering northwest Ohio, northern Indiana and western Pennsylvania. We expect continued volume increases in Sprint PCS roaming revenues as we complete the remainder of our network build-out, including completing other portions of our network covering additional heavily traveled highways.

     On April 27, 2001, Sprint PCS and its affiliates agreed on a new travel rate structure, decreasing the per minute receivable and payable for travel usage from its pervious amount of $0.20 per minute to $0.15 per minute on June 1, 2001, $0.12 per minute on October 1, 2001, and a cost return basis (approximately $0.10 per minute) on January 1, 2002. We expect this decrease in the rate to reduce our overall revenue and expense per minute. We anticipate this rate reduction to be offset by volume increases resulting in greater overall travel revenue and expense in the future.

     PCS ARPU excluding roaming and travel increased for the three months ended March 31, 2001 compared to the three months ended March 31, 2000 to $53 from $48 primarily as a result of the mix of the packages our customers have selected. Our subscribers have selected packages with higher monthly recurring charges.

     PCS equipment revenues consist of handsets and accessories sold to customers. Equipment revenues for the three months ended March 31, 2001 were $1.1 million, compared to $600,000 for the three months ended March 31, 2000, an increase of $500,000. The increase in equipment revenues is the result of our increase in customers. We added 18,234 customers in the first quarter of 2001 compared to 6,089 in the first quarter of 2000.

Other Revenues

                                          2001        2000    $ change  % change
                                          ----        ----    --------  --------
                                                (Dollars in thousands)
                                                ----------------------
Internet access services                  $ 765      $ 958     $(193)     (20%)
Equipment systems sale, information
    services, and other revenues          1,433      1,457        (24)     (2%)

     Other revenues were essentially flat for the three months ending March 31, 2001 compared to the same period in 2000, as increased directory advertising revenue was offset by lower internet access revenue.

Operating Expenses

     Cost of goods sold. Cost of goods sold primarily includes the costs of handsets and accessories sold to customers. Cost of goods sold also includes, to a lesser extent, the cost of business system sales incurred by Chillicothe Telephone. Cost of goods sold for the three months ended March 31, 2001 was $2.3 million, compared to $1.8 million for the three months ended March 31, 2000, an increase of $500,000. The increase in the cost of goods sold is the result of the growth in our wireless customers partially offset by the decreasing unit cost of the handsets. We added 18,234 customers in the first quarter of 2001 compared to 6,089 in the first quarter of 2000. For competitive and marketing reasons, we have sold handsets to our customers below our cost and expect to continue to sell handsets at a price below our cost for the foreseeable future.

     Cost of services. Cost of services for Chillicothe Telephone and United includes the support, switching, access, and circuitry expenses utilized for maintaining telephone service. Cost of services also includes expenses related to the startup of Chillicothe Telephone's VDSL television service. Cost of services for Horizon PCS includes site rent, utilities, maintenance, engineering and network personnel, interconnection expenses, Sprint PCS roaming fees, non-Sprint roaming fees, and other expenses related to operations. Horizon PCS pays Sprint PCS roaming fees to Sprint PCS when Horizon PCS' customers use Sprint PCS' network outside of our territory. Horizon PCS pays non-Sprint PCS roaming fees to other wireless service providers when our customers use their networks. Also included in cost of services are costs incurred under Horizon PCS' network services agreement with the Alliances. Horizon PCS pays the Alliances a per minute use charge whenever our customers or Sprint PCS subscribers use their network.

     Under Horizon PCS' build-to-suit agreement with SBA, Horizon PCS receives site development fees for towers SBA constructs and leases to Horizon PCS. Each site development fee received is recorded as a deferred credit and is amortized over the term of the lease, thereby effectively reducing our tower lease expense. During the three months ended March 31, 2001, Horizon PCS recorded approximately $200,000 as a reduction to lease expense. As of March 31, 2001, Horizon PCS has received but not recognized site development fees totaling $7.4 million.

     Cost of services for the three months ended March 31, 2001 was $19.3 million, compared to $5.9 million for the three months ended March 31, 2000, an increase of $13.4 million. Chillicothe Telephone and United cost of services increased $500,000 from the three months ended March 31, 2000 to the three months ended March 31, 2001. This increase was a result of increased web design, Bright.net, network access and the startup of the VDSL product.

     Horizon PCS' increase ($12.9 million) in cost of services reflects the increase in roaming fees of $3.3 million, an increase in costs incurred under our network services agreement with the Alliances of $3.2 million, the increase in network operations, including tower lease expense, of $3.1 million, network payroll expense of $1.1 million, and an increase in other variable expenses, including long distance toll charges, of $2.2 million. We anticipate the travel rate reduction to be offset by volume increases resulting in greater overall travel expense in the future.

     Selling, general and administrative expenses. Selling, general and administrative expenses consist of sales and marketing expenses and general and administrative costs. Sales and marketing expenses relate to salaries and commissions paid to our sales representatives and sales support personnel, commissions paid to national and local third party distribution channels, operating costs associated with our retail stores, costs associated with distribution channels, handset subsidies on units sold by third parties for which we do not record revenue, and marketing and advertising programs. General and administrative costs relate to corporate personnel, including executives and customer care, as well as certain back office services, including customer activation, billing and customer care, performed by Sprint PCS. The transition to Sprint PCS back office services was completed in June 2001. The 8% of collected service revenues retained by Sprint PCS is also included in selling, general and administrative costs.

     Selling, general and administrative expenses rose to $17.5 million for the three months ended March 31, 2001, compared to $8.0 million for the same period in 2000, an increase of $9.5 million. Horizon PCS' increase was $10.0 million, while the decrease at Chillicothe Telephone and United was $500,000 for the three months ended March 31, 2001 compared to the same period in the prior year. Chillicothe Telephone and United's decrease was a result of lower costs of services provided by Horizon Services and less outside service expenses.

     The Horizon PCS increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues (an increase of $800,000), the costs of servicing an increased coverage area including 17 storefronts at March 31, 2001 compared to 3 at March 31, 2000 and the related marketing of the increased service area (increase of $3.7 million), additional customer support personnel and associated activities (an increase of $1.3 million), commissions paid to national and local third party distribution channels (an increase of $800,000), increased subsidies paid to third party vendors for handsets sold (an increase of $1.2 million), increased headcount and professional services at Horizon Services needed to support our growth (an increase of $800,000) and the increase in other general expenses (an increase of $1.4 million). We expect selling, general and administrative expenses to increase in the aggregate as we expand our coverage and add customers, but to decrease as a percentage of revenues.

     Non-cash compensation expense. For the three months ended March 31, 2001 and 2000, we recorded stock-based compensation expense of approximately $110,000 and $263,000, respectively, for certain stock options granted in November 1999. Stock-based compensation expense will continue to be recognized through the conclusion of the vesting period for these options in 2005. The annual non-cash compensation expense expected to be recognized is approximately $441,000 in 2001, $413,000 in 2002, $389,000 in 2003, $193,000 in 2004, and $71,000 in 2005.
In addition, in the second quarter of 2001, Horizon PCS will record $725,000 of non-cash compensation expense for the Horizon Telcom stock distributed to employees in April 2001.

     Depreciation and amortization expense. Depreciation and amortization expenses increased by $2.6 million to a total of $5.1 million in 2001. The increase reflects the continuing construction of our PCS network as well as capital additions for VDSL and other telephone services. Because our acquisition of Bright PCS was accounted for as a purchase transaction, amortization will increase as a result of amortizing the intangible assets.

     At September 30, 2000, Horizon PCS recorded an intangible asset of $13.4 million for the value of warrants we agreed to grant to Sprint. These warrants will be amortized over the remaining term of the Sprint PCS management agreement, resulting in $752,000 of amortization expense per year. Amortization expense for the three months ended March 31, 2001 was approximately $188,000. The warrants will be issued to Sprint at the earlier of an initial public offering of Horizon PCS' common stock or July 31, 2003. If the warrants are issued in conjunction with an initial public offering of Horizon PCS' common stock, the exercise price will be equal to the initial public offering price per share. If there is not an initial public offering, the exercise price will be the lower of a per share private valuation as of July 31, 2003 or the price per share of the most recent negotiated private placement of Horizon PCS' equity securities.

     Subsidiaries preferred stock dividend. Horizon PCS convertible preferred stock pays a stock dividend at the rate of 7.5% per annum, payable semi-annually commencing April 30, 2001. For the three months ended March 31, 2001, we accrued a stock dividend of $2.6 million. On May 1, 2001, Horizon PCS issued an additional 116,386 shares of preferred stock in payment of the stock dividends through April 30, 2001.

     Interest income and other, net. Interest income and other for the three months ended March 31, 2001 was $3.0 million and consisted primarily of interest income of approximately $2.7 million and other miscellaneous income of approximately $300,000. Interest income was generated from cash proceeds from Horizon PCS' private equity sales, senior subordinated discount notes and drawings under the senior secured credit facility, all completed on September 26, 2000. The proceeds were invested in short-term accounts waiting to be deployed. As capital expenditures are made to complete the build-out of our network, decreasing cash balances will result in lower daily interest income in the future.

     Interest expense, net. Aggregate interest expense for the three months ended March 31, 2001 was $6.8 million, compared to $1.2 million in 2000, and consisted of interest on debt. The increase in interest expense is the result of our additional debt outstanding during the three months ended March 31, 2001 compared to the same period in 2000.

     Chillicothe Telephone's line of credit resulted in additional interest expense of $300,000 in 2001. Chillicothe Telephone's line of credit accrues interest on the outstanding balance at a fluctuating rate tied to the LIBOR rate (6.6% as of March 31, 2001) and is due and payable monthly. The outstanding balance at March 31, 2001 was $14.0 million.

     Horizon PCS interest expense for the three months ended March 31, 2001 was $6.2 million, and consisted of interest on debt. Interest on Horizon PCS' senior secured credit facility accrues at LIBOR plus our specified margin (approximately 9.1% at March 31, 2001). Horizon PCS accrues interest at a rate of 14% per annum on the senior subordinated discount notes through October 1, 2005 and will pay interest semi-annually in cash thereafter. Non-cash interest expense also included the amortized amount of deferred financing fees related to the senior secured credit facility, senior subordinated discount notes, and the amortization of the related warrants. Total non-cash interest expense for the three months ended March 31, 2001 was $5.7 million. We expect our interest expense to increase in the future as we borrow under the senior credit facility to fund the network build out and operating losses. We are currently negotiating several changes in the senior credit facility. If they are agreed upon, they will be accompanied by a 0.25% increase in the annual interest rate.

     In the first quarter of 2001, Horizon PCS entered into a two year interest rate swap effectively fixing $25.0 million of a term loan at a rate of 9.4%. Horizon PCS does not expect the effects of the swap to have a material impact to interest expense for the remainder of 2001. Other comprehensive income may fluctuate based on changes in the fair value of the swap instrument. An other comprehensive loss of $299,000 was recorded as of March 31, 2001.

     Income tax expense (benefit). Income tax expense was approximately $678,000 for the three months ended March 31, 2001 compared to a benefit of approximately $100,000 for the three months ended March 31, 2000. As a result of the sale of Horizon PCS convertible preferred stock in September 2000, Horizon PCS will not be able to participate in the tax sharing agreement with its parent nor will Horizon Telcom be able to recognize any net operating loss benefits from Horizon PCS. We expect to continue to record income tax expense as a result of this tax deconsolidation.

     Minority interest in loss. As part of the acquisition of Bright Personal Communication Services, LLC (Bright), the former members of Bright have a 7.974% ownership in Horizon PCS, excluding the impact of the possible conversion of convertible preferred stock and exercise of options and warrants. Horizon Telcom accounts for this ownership by recording the portion of net income (loss) attributable to the minority shareholders as minority interest in earnings
(loss) in the accompanying consolidated statement of operations. For the three months ended March 31, 2001, approximately $1.0 million of the net loss for the year was allocated to the minority interest, reducing the minority interest balance to zero. There will not be any further allocations to minority interests until such time as Horizon PCS becomes profitable and any unallocated losses to minority interests are offset with income in future periods.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Operating Revenues

Landline telephone services              2000        1999    $ change  % change
                                         ----        ----    --------  --------
                                                (Dollars in thousands)
                                                ----------------------
Basic local and long-distance service    $17,543    $17,103     $440       3%
Network access                            17,276     17,509     (233)     (1%)

     Basic local and long-distance service revenue increased from $17.1 million in 1999 to $17.5 million in 2000, an increase of $400,000 or 3%. This increase was primarily caused by the increase in the number of access lines, from 36,832 at December 31, 1999 to 37,824 at December 31, 2000, as well as increased enhanced services.

     Network access revenues were essentially flat to the comparable prior year period, decreasing from $17.5 million in 1999 to $17.3 million in 2000, a $200,000 decrease or 1%. This decrease is attributable to a decrease in access rates.


Personal Communication Equipment and Services


                                      2000        1999    $ change  % change
                                      ----        ----    --------  --------
                                              (Dollars in thousands)
PCS service revenue                  $26,110     $4,320    $21,790    505%
PCS equipment revenue                  3,061        600      2,461    410%

     PCS service revenues for the year ended December 31, 2000 were $26.1 million, compared to $4.3 million for the year ended December 31, 1999, an increase of $21.8 million. The growth in revenues is the result of the growth in our customer base as well as an increase in travel and roaming revenue. Subscriber revenues increased $14.0 million for the year ended 2000. We had 66,447 customers at December 31, 2000, compared to 13,749 at December 31, 1999. We believe our customer base has grown because we have launched additional markets, increased our sales force and are now marketing under the Sprint PCS brand rather than our own.

     Roaming revenues increased $7.8 million in 2000 compared to 1999. This increase primarily resulted from the launch of portions of our network covering two heavily traveled interstate highways in western Virginia in the fourth quarter of 1999, as well as our launch of our northwest Ohio and northern Indiana markets in the fourth quarter of 2000. We expect continued increases in Sprint PCS roaming revenues attributable to volume as we complete the remainder of our network build-out, including completing other portions of our network covering additional heavily traveled highways. These volume-based increases in roaming revenues may be offset in large measure over the next two years by the expected reduction in the per minute Sprint PCS roaming rate.

     PCS ARPU excluding roaming decreased from the year ended December 31, 1999 to the year ended December 31, 2000 primarily as a result of the change in the mix of the packages our subscribers have selected. During 2000, our subscribers selected packages with lower monthly recurring charges made available to our subscribers as a result of our seasonal promotions. The decrease caused by the change in the mix of packages was partially offset by the increase in the charges to our subscribers for minute sensitive usage (long distance and overage) and the growth in our Sprint PCS roaming revenues. PCS ARPU including roaming increased in the year ended December 31, 2000 as compared to the same period in 1999, as a result of the increase in roaming revenue from customers other than our own on our network. We expect PCS ARPU including roaming to decrease due to the reduction in the Sprint PCS roaming rate.

     PCS equipment revenues consist of handsets and accessories sold to customers. Equipment revenues for the year ended December 31, 2000 were $3.1 million, compared to $600,000 for the year ended December 31, 1999, an increase of $2.5 million. The increase in equipment revenues is the result of our increase in customers.




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

Other Revenues


                                          2000        1999    $ change  % change
                                          ----        ----    --------  --------
                                                    (Dollars in thousands)
                                                   ----------------------
Internet access services                  $3,621      $3,141     $480       15%
Equipment systems sale, information
    services and other revenues            6,388       6,733     (345)     (5%)

     Internet access services increased from $3.1 million in 1999 to $3.6 million in 2000, an increase of $500,000 or 15%. The number of bright.net customers increased by 2,695, from 14,544 at December 31, 1999 to 17,239 at December 31, 2000, accounting for the increase in revenue.

     Other revenue decreased from 1999 to 2000 from $6.7 million to $6.4 million, a $300,000 decrease or 5%. Chillicothe Telephone business system sales decreased approximately $200,000 due to four large account sales in 1999 that did not recur in 2000. In addition, Chillicothe Telephone's maintenance contract revenue decreased by approximately $100,000 during 2000. Management expects the sale of its paging business to have a minimal impact on revenues and earnings.


Operating Expenses


     Cost of goods sold. Cost of goods sold primarily includes the costs of handsets and accessories sold to customers. Cost of goods sold also includes, to a lesser extent, the cost of business system sales incurred by Chillicothe Telephone. Cost of goods sold for the year ended December 31, 2000 was $10.5 million, compared to $3.5 million for the year ended December 31, 1999, an increase of $7.0 million. The increase in the cost of goods sold is the result of the growth in our wireless customers (13,749 customers at December 31, 1999 compared to 66,447 at December 31, 2000), partially offset by the decreasing unit cost of the handsets. For competitive and marketing reasons, we have sold handsets to our customers below our cost and expect to continue to sell handsets at a price below our cost for the foreseeable future.

     Chillicothe Telephone experienced reduced revenue for business system sales, resulting in a lower cost of goods sold. This resulted in a reduction to 2000 cost of goods sold of $300,000. The increase in PCS handset cost of goods sold accounted for $7.3 million of the total cost of goods sold increase. This was partially offset by the reduction in cost of goods sold for the Chillicothe Telephone business system sales.

     Cost of services. Cost of services for Chillicothe Telephone and United Communications includes the support, switching, access, and circuitry expenses utilized for maintaining telephone service. Cost of services also includes expenses related to the startup and installation of Chillicothe Telephone's VDSL television service and United Communications' computer solutions consulting business. Cost of services for Horizon PCS includes site rent, utilities, maintenance, engineering and network personnel, interconnection expenses, Sprint PCS roaming fees, non-Sprint roaming fees, and other expenses related to operations. Horizon PCS pays Sprint PCS roaming fees to Sprint PCS when Horizon PCS' customers use Sprint PCS' network outside of our territory. Horizon PCS pays non-Sprint PCS roaming fees to other wireless service providers when our customers use their networks. Also included in cost of services are costs incurred under Horizon PCS' network services agreement with the Alliances. Horizon PCS pays the Alliances a per minute use charge whenever our customers or Sprint PCS subscribers use their network.

     Under Horizon PCS' build-to-suit agreement with SBA, Horizon PCS receives site development fees for towers SBA constructs and leases to Horizon PCS. Each site development fee received is recorded as a deferred credit and is amortized over the term of the lease, thereby effectively reducing our tower lease expense. During 2000, Horizon PCS recorded $320,000 as a reduction to lease expense. As of December 31, 2000, Horizon PCS has received but not recognized site development fees totaling $6.9 million.

     Cost of services for the year ended December 31, 2000 was $35.3 million, compared to $15.1 million for the year ended December 31, 1999, an increase of $20.2 million. Chillicothe Telephone and United Communications cost of services increased $3.6 million from the year ended December 31, 1999 to the year ended



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


December 31, 2000. This increase was a result of increased telephone and network costs of $700,000, additional expenses at United Communications related to startup services for its consulting business, including Web design, of $600,000, VDSL expenses of $800,000 resulting from the installation and startup of the VDSL product, $500,000 from increased access line fees for bright.net Internet service, and other miscellaneous expenses, including operator service fees, maintenance and labor, regular telephone installation, and other expenses, which increased in aggregate by $1.0 million for the year ended 2000.

     Horizon PCS' increase ($16.6 million) in cost of services reflects the increase in roaming fees of $5.8 million, an increase in costs incurred under our network services agreement with the Alliances of $6.7 million, $1.5 million of additional costs for rent expense for the additional towers leased and $2.6 million of network operational and payroll expenses. Cost of services for Horizon PCS has declined as a percentage of revenues, and we believe that these costs will continue to decline as a percentage of revenues.


     Selling, general and administrative expenses. Selling, general and administrative expenses consist of sales and marketing expenses and general and administrative costs. Sales and marketing expenses relate to salaries and commissions paid to our sales representatives and sales support personnel, commissions paid to national and local third party distribution channels, operating costs associated with our retail stores, costs associated with distribution channels, handset subsidies on units sold by third parties for which we do not record revenue, and marketing and advertising programs. General and administrative costs relate to corporate personnel, including executives and customer care. The 8% of collected service revenues retained by Sprint PCS is included in selling, general and administrative costs.


     In May 2000, Horizon PCS agreed to begin purchasing certain back office services, including customer activation, billing and customer care, directly from Sprint PCS. Previously, we provided these services ourselves. We will purchase these services from Sprint PCS at rates which reflect Sprint PCS' economies of scale. We expect that the total cost of these services will be at or below the total cost of providing the services ourselves due to anticipated rate reductions and Sprint PCS' ability to economically manage the support of new services. We also believe this arrangement will allow us to more quickly roll out new Sprint PCS products and services in our markets. During the third quarter of 2000, we launched new markets using Sprint PCS back office services. We also began to transition our existing customers to Sprint PCS' back office services in the third quarter of 2000. The transition to Sprint PCS' back office services should be completed by the end of 2001. At December 31, 2000, more than half of our customers were serviced via Sprint PCS back office services.

     Selling, general and administrative expenses rose to $51.5 million for the year ended December 31, 2000, compared to $25.7 million for the same period in 1999, an increase of $25.8 million. Chillicothe Telephone and United Communications incurred a decrease in selling, general and administrative expenses of $300,000 for the year ended December 31, 2000 compared to the same period in the prior year. This decrease was a result of less consulting fees in 2000 versus 1999, as well as lower allocations of Horizon Services expenses to Chillicothe Telephone.

     Horizon PCS' increase was $26.1 million. The Horizon PCS increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues (an increase of $1.2 million), the costs of servicing an increased coverage area including 16 storefronts at December 31, 2000 compared to 3 at December 31, 1999 and the related marketing of the increased service area (increase of $7.6 million), additional customer support personnel and associated activities (an increase of $1.8 million), commissions paid to national and local third party distribution channels (an increase of $2.8 million), increased subsidy paid to third party vendors for handsets sold (an increase of $4.0 million) increased headcount and professional services at Horizon Services needed to support our growth (an increase of $3.6 million), the increase in building and maintenance expenses ($1.4 million), the increase in consulting, legal and bank fees ($900,000), Sprint PCS support charges ($900,000), an increase in uncollectible accounts receivable ($1.4 million) and an increase in management payroll and benefits at Horizon Telcom needed to support our growth (increase of $500,000). We expect selling, general and administrative expenses to increase in the aggregate as we expand our coverage and add customers, but to decrease as a percentage of revenues.


     Non-cash compensation expense. For the years ended December 31, 2000 and 1999, we recorded stock-based compensation expense of $852,718 and $2,671, respectively, for certain stock options granted in November 1999. Stock-based


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

compensation expense will continue to be recognized through the conclusion of the vesting period for these options in 2005. The annual non-cash compensation expense expected to be recognized is approximately $441,000 in 2001, $413,000 in 2002, $389,000 in 2003, $193,000 in 2004, and $71,000 in 2005.

     Depreciation and amortization expense. Depreciation and amortization expenses increased by $3.5 million to a total of $13.1 million in 2000. The increase reflects the continuing construction of our PCS network as well as capital additions for VDSL and other telephone services. Because our acquisition of Bright PCS was accounted for as a purchase transaction, amortization will increase as a result of amortizing the intangible assets. Our sale of towers to SBA reduced the amount of depreciation expense, but that decrease is more than offset by the overall increase in our depreciable assets.


     At September 30, 2000, Horizon PCS recorded an intangible asset of $13.4 million for the value of warrants we agreed to grant to Sprint. These warrants will be amortized over the remaining term of the Sprint PCS management agreement, resulting in $752,000 of amortization expense per year. Amortization expense for the year ended December 31, 2000 was approximately $188,000.




     Subsidiaries preferred stock dividend. Horizon PCS convertible preferred stock pays a stock dividend at the rate of 7.5% per annum, payable semi-annually commencing April 30. For the year ended December 31, 2000, we recorded the accrual of a stock dividend payable in additional stock of $2.8 million.




     Interest income and other, net. Interest income and other in 2000 was $4.7 million and consisted primarily of interest income of approximately $4.2 million and other miscellaneous income of approximately $500,000. Interest income was generated from cash proceeds from Horizon PCS' private equity sales, senior subordinated discount notes and drawings under the senior secured credit facility, all completed on September 26, 2000. The proceeds were invested in short-term accounts waiting to be deployed. As capital expenditures are made to complete the build-out of our network, decreasing cash balances may result in lower daily interest income in the future.


     Interest  expense,  net.  Aggregate  interest  expense  for the year  ended
December 31, 2000 was $12.2 million, compared to $3.6 million in 1999, and consisted of interest on debt. The increase in interest expense is the result of our additional debt outstanding during the year ended December 31, 2000 compared to the same period in 1999. We expect our interest expense to increase in the future as we borrow under our senior credit facility to fund our network build out and operating losses.



     Chillicothe Telephone's line of credit resulted in additional interest expense of $100,000 in 2000. Chillicothe Telephone's line of credit accrues interest on the outstanding balance at a fluctuating rate tied to the LIBOR rate (8.3% as of December 31, 2000) and is due and payable monthly. The outstanding balance at December 31, 2000 was $12.8 million.

     Horizon PCS incurred approximately $2.0 million from the senior secured credit facility entered into in September, 2000. Interest on the Horizon PCS senior credit facility accrues at LIBOR plus a specified margin (approximately 10.6% at December 31, 2000). Horizon PCS accrues interest at a rate of 14% per annum on our senior subordinated discount notes through October 1, 2005 and will pay interest semi-annually in cash thereafter. Non-cash interest expense also included the amortized amount of deferred financing fees related to the Horizon PCS senior secured credit facility, the Horizon PCS senior subordinated discount notes, and the accretion of Horizon PCS warrants related to the Horizon PCS senior subordinated discount notes. Total non-cash interest expense for the year ended December 31, 2000 was $6.5 million compared to $4,700 for the same period in 1999. In addition, the $13.0 million short-term convertible note issued to obtain funds used to purchase common stock of Horizon Telcom resulted in an increase in interest expense of $1.1 million. This convertible note was converted into Horizon PCS preferred stock in September 2000.

     Income tax benefit. We recorded an income tax benefit from continuing operations of $900,000 for the year. This benefit was primarily the result of the Company's net operating loss offset by our recognition of an excess loss account related to the deconsolidation of Horizon PCS from the Horizon Telcom affiliated group and an increase in the valuation allowance. A valuation



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


allowance of $2.6 million was recorded in 2000 to the extent that Horizon PCS' deferred tax assets exceeded its deferred tax liabilities at December 31, 2000.

     In connection with Horizon PCS' acquisition of Bright PCS, a tax of $3.7 million was generated based on the excess of the fair value of the Company's stock over Horizon PCS' cost basis in the stock. The tax on the exchange of the stock was charged directly to equity and not recorded as income tax expense.

     We generated a tax of $4.6 million on a stock dividend of 10% of Horizon Telcom stock held by Horizon PCS to Horizon Telcom. The tax on the stock dividend was charged directly to equity and not recorded as an income tax expense.

     Until September 26, 2000 Horizon PCS was included in the consolidated federal income tax return of Horizon Telcom. Horizon PCS provided for federal income taxes on a pro-rata basis, consistent with a consolidated tax-sharing agreement. As a result of the sale of the convertible preferred stock on September 26, 2000, Horizon PCS will not be able to participate in the tax sharing agreement nor will Horizon Telcom be able to recognize any net operating loss benefits from Horizon PCS.

     Minority interest in loss. As part of the acquisition of Bright Personal Communication Services, LLC (Bright), the former members of Bright have a 7.974% ownership in Horizon PCS, excluding the impact of the possible conversion of convertible preferred stock and exercise of options and warrants. Horizon Telcom accounts for this ownership by recording the portion of net income (loss) attributable to the minority shareholders as minority interest in earnings
(loss) in the accompanying consolidated statement of operations. For the year ended December 31, 2000, approximately $2.3 million of the net loss for the year was allocated to for the minority interest. As of December 31, 2000, the minority interest in Horizon PCS was approximately $900,000. Horizon Telcom will continue to allocate a portion of net losses to minority interest is reduced to zero. There would be no further allocations to minority interests until such time as Horizon PCS becomes profitable and any unallocated losses to minority interests are offset with income in future periods.

     Loss before extraordinary items. Our loss before extraordinary items for the year ended December 31, 2000 was $44.2 million compared to $4.5 million for the year ended December 31, 1999. The increase in our loss reflects the continued expenses related to launching Horizon PCS' markets and building our customer base.


     Extraordinary loss. As a result of the September 26, 2000 financings described earlier, we retired long term debt payable to financial institutions. As a result of this debt extinguishment, we expensed the unamortized portion of the related financing costs as well as fees associated with the debt extinguishments. These fees and expenses amounted to $748,000 and are shown on the statement of operations net of a tax benefit of $262,000.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Operating Revenues


Landline telephone services               1999        1998    $ change  % change
                                          ----        ----    --------  --------
                                                   (Dollars in thousands)
                                                   ----------------------
Basic local and long-distance service    $17,103     $16,760    $ 343       2%
Network access                            17,509      15,627    1,882      12%

     Basic local and long-distance service revenue was essentially flat at $17.1 million in 1999 and $16.8 million in 1998. The number of access lines remained steady, from 36,554 at December 31, 1998 to 36,832 at December 31, 1999.

     Network access revenues increased from $15.6 million in 1998 to $17.5 million in 1999, an increase of $1.9 million or 12%. This increase was primarily attributable to increased long distance usage, which results in increased revenue from interexchange carriers for using Chillicothe Telephone's network. In addition, increased local telephone network costs incurred by Chillicothe




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


Telephone  resulted in increased  support  revenues from the  Universal  Service
Fund.




Personal Communication Equipment and
Services                               1999      1998    $ change  % change
                                       ----      ----    --------  --------
                                                (Dollars in thousands)
                                                ----------------------
PCS service revenue                   $4,320     $471      $3,849    817%
PCS equipment revenue                    600      309         291     94%

     PCS service revenues for the year ended December 31, 1999 were $4.3 million compared to $471,000 for the year ended December 31, 1998, an increase of $3.8 million. The growth in revenues is the result of the growth in our customer base as well as an increase in travel and roaming revenue. We had 13,749 customers at December 31, 1999, compared to 2,091 at December 31, 1998, resulting in an increase in revenue of $3.2 million. We have experienced increased growth in our customer base at the end of 1999 as a result of full branding with Sprint PCS in October 1999 and as a result of utilization of Sprint PCS' national third-party distribution channels. Roaming revenues increased $624,000 in 1999 compared to 1998. This was the first year we recognized significant roaming revenue. This increase primarily resulted from the launch of portions of our network covering two heavily traveled interstate highways in western Virginia.


     PCS ARPU also increased from the year ended December 31, 1998 to the year ended December 31, 1999. In 1998 we had substantial promotions for our subscribers, which were phased out in 1999. In addition, in 1999 we experienced a significant growth in the charges to our customers for minute sensitive usage (long distance and overage).

     PCS equipment revenues for the year ended December 31, 1999 were $600,000 compared to $309,000 for the year ended December 31, 1998, an increase of $291,000. The increase in equipment revenues is the result of our increase in customers.



Other revenues                            1999        1998    $ change  % change
                                          ----        ----    --------  --------
                                                    (Dollars in thousands)
                                                    ----------------------
Internet access services                 $3,141      $2,084    $1,057      51%
Equipment systems sale, information
   services, and other revenues           6,733      6,267        466      7%

     Internet access services increased from $2.1 million in 1998 to $3.1 million in 1999, an increase of $1.0 million or 51%. The number of bright.net customers increased by 2,784, from 11,760 at December 31, 1998 to 14,544 at December 31, 1999, accounting for the increase in revenue. In addition, in 1998, service discounts were offered as enticements to add subscribers, resulting in lower revenue in 1998.

     Other revenue increased from 1998 to 1999 from $6.3 million to $6.7 million, a $400,000 increase or 7%. Chillicothe Telephone business system sales increased approximately $400,000 due to four large account sales in 1999 that did not occur in 1998.


Operating Expenses


     Cost of goods sold. Cost of goods sold primarily includes the costs of handsets and accessories sold to customers. Cost of goods sold also includes, to a lesser extent, the cost of business system sales incurred by Chillicothe Telephone. Cost of goods sold for the year ended December 31, 1999 was $3.5 million compared to $1.7 million for the year ended December 31, 1998, an increase of $1.8 million. The increase in the cost of goods sold is primarily the result of the growth in our customer base at Horizon PCS, accounting for $1.4 million of the increase. For competitive and marketing reasons, we have sold handsets to our customers below our cost and expect to continue to sell handsets at a price below our cost for the foreseeable future. The remaining $400,000 increase in cost of goods sold is a result of the increased equipment system sales at Chillicothe Telephone.




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


     Cost of services. Cost of services for the year ended December 31, 1999 was $15.1 million, compared to $11.4 million for the year ended December 31, 1998, an increase of $3.7 million. Horizon PCS' increase ($3.1 million) reflects the increase in network costs to service the growing customer base. Chillicothe Telephone and United Communications' cost of services increased $600,000 from the year ended December 31, 1998 to the year ended December 31, 1999. This increase was a result of increased telephone and network costs to service the telephone customers as well as increased access line fees for the growing number of bright.net Internet service customers.

     Selling, general and administrative expenses. Selling, general and administrative expenses rose to $25.7 million for the year ended December 31, 1999, compared to $18.4 million for the same period in 1998, an increase of $7.3 million. Chillicothe Telephone and United Communications incurred an increase of $2.5 million for the year ended December 31, 1999 compared to the same period in the prior year. This increase was a result of additional marketing expenses, increased customer service representatives, additional computer related expenses and information technology consulting.

     Horizon PCS' increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues (an increase of $130,000), the costs of additional sales and marketing personnel and associated activities (an increase of $1.7 million), additional customer support personnel (an increase of $602,000) and increased headcount and professional services at Horizon Services needed to support our growth (an increase of $536,000), and an increase in uncollectible accounts receivable (increase of $400,000).


     Non-cash compensation expense. For the year ended December 31, 1999, we recorded stock-based compensation expense of $2,671 associated with certain stock options granted in November 1999.

     Depreciation and amortization. Depreciation and amortization increased by $1.6 million to a total of $9.6 million for the year ended December 31, 1999. The increase reflects the continuing construction of our PCS network and increased capital expenditures related to the telephone network infrastructure.

     Gain on sale of PCS assets. During 1999, in connection with entering the network services agreement with the Alliances, we sold certain PCS ancillary and base station equipment to the Alliances. The sale resulted in a gain of approximately $1.4 million, representing the excess of cash proceeds over the historical net book value of the assets sold.

     Interest income and other, net. Interest income and other for the years ended December 31, 1999 and 1998 of $75,000 and $30,000, respectively, consists primarily of interest income.


     Interest expense, net. Interest expense for the year ended December 31, 1999 was $3.6 million compared to $2.4 million for the year ended December 31, 1998, and consisted of interest on debt in excess of the amount capitalized for the purpose of the network build-out. The increase in interest expense is the result of increased borrowings on our former Rural Telephone Finance Cooperative financing to finance the build-out of our network. This financing was paid off in September 2000.


     Income tax benefit. For the year ended December 31, 1999, we recorded an income tax benefit of $2.2 million. A valuation allowance of $238,000 was recorded in 1999 for the amount of the deferred tax assets that exceeded the deferred tax liabilities at December 31, 1999.

     Loss before extraordinary items. Our loss before extraordinary items for the year ended December 31, 1999 was $4.5 million compared to $1.2 million for the year ended December 31, 1998. The increase in our loss reflects the continued expenses relative to launching our PCS markets and building our PCS customer base.

LIQUIDITY AND CAPITAL RESOURCES

Overview


     In 1996, Horizon Telcom was formed as part of a reorganization of Chillicothe Telephone and several of its affiliates. Since that time, Horizon Telcom has met its needs for capital primarily by borrowing, by selling selected businesses and assets, and by funds generated from operations. In 2000, Horizon Telcom also formed Horizon PCS, to which it transferred its subsidiary Horizon Personal Communications. In June 2000, Horizon PCS acquired the remaining 74% of Bright PCS. Horizon PCS also entered into several major financing transactions in September 2000.

Three Months Ended March 31, 2001

     The net cash used in operating activities of $15.3 million for the three months ended March 31, 2001 was primarily the result of the $19.8 million net loss.

     Net cash used in investing activities was $65.1 million for the three months ended March 31, 2001. Our capital expenditures were $36.0 million in 2001, reflecting the continuing build out of our PCS network as well as the deployment of capital necessary to offer VDSL service. Net cash used for investing activities also consists of $32.0 million of short-term investments from our excess cash balances. As we continue to build our customer base and complete our network build-out, we expect our borrowings will increase, decreasing our cash and investment balances.

     Net cash provided by financing activities for the three months ended March 31, 2001 was $751,000 consisting primarily of borrowings of $1.2 million under Chillicothe Telephone's line of credit less dividends paid of $408,000.

     For 2001, we anticipate our annual funding needs will be approximately $215.0 million, of which $138.0 million will be used for capital expenditures, and the remainder will be used to fund working capital and operating losses. The terms of their respective credit agreements prohibit or severely restrict the ability of Chillicothe Telephone and Horizon PCS to provide funds to their affiliates in the event the affiliate experiences a shortfall. However, we anticipate that our cash and borrowings under existing financing agreements will be adequate to fund our capital expenditures, anticipated operating losses and working capital requirements over the next twelve months. The actual funds required to build out the network and to fund operating losses, working capital needs and other capital needs may vary materially from our estimates and additional funds may be required because of an expansion of our territory, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and required technological upgrades and other technological risks. If we are unable to obtain any necessary additional funding and we are unable to complete our network build-out, this may result in a termination of Horizon PCS' Sprint PCS agreement. We will no longer be able to offer Sprint PCS products and services. Additionally, Sprint PCS may purchase Horizon PCS' operating assets or capital stock for 72% of the entire business value.

Year Ended December 31, 2000

     The net cash used in operating activities of $480,000 for the year ended December 31, 2000 was primarily the result of Horizon Telcom's $44.7 million net loss and an increase in accounts receivable of $8.4 million, being offset by non-cash charges for depreciation, amortization and interest of $18.7 million, increases in accounts payable of $10.5 million, increases in accrued liabilities of $18.1 million and an increase in deferred income of $6.9 million.


     Net cash used in investing activities was $96.8 million for the year ended December 31, 2000. Our capital expenditures were $17.8 million in 1999 and $101.5 million in 2000. This reflects the continuing build out of our PCS network as well as the deployment of capital necessary to offer VDSL service. Other investing activities were related to the cash acquired in the acquisition of Bright PCS of $4.9 million.


     Net cash provided by financing activities for the year ended December 31, 2000 was $285.5 million consisting primarily of borrowings under senior discount notes of Horizon PCS ($149.7 million), Horizon PCS' senior secured credit facility ($50.0 million), the sale of Horizon PCS convertible preferred stock ($126.5 million), less related fees, and borrowings of $12.8 million under Chillicothe Telephone's line of credit. During the year ended December 31, 2000, Horizon PCS borrowed $13.0 million in the form of a short-term convertible note to purchase 19.78% of the outstanding capital stock of Horizon Telcom. The $13.0 million short-term convertible note, including accrued interest, was converted into shares of Horizon PCS preferred stock on September 26, 2000. Horizon Telcom paid $1.8 million in dividends during 2000.

     During 2000, Chillicothe Telephone entered into an agreement with a bank for a line-of-credit that provides maximum borrowings of $15.0 million, payable on demand. The line was extended in March 2001 to provide for maximum borrowings of $30.0 million.

     On September 26, 2000, an investor group purchased $126.5 million of Horizon PCS' convertible preferred stock in a private placement. Concurrent with the closing, holders of Horizon PCS' $14.1 million short-term convertible note (including accrued interest of $1.1 million) converted it into the same convertible preferred stock purchased by the investor group. On September 26, 2000, Horizon PCS received $149.7 million from the issuance of $295 million of Senior Discount Notes due 2010. Also on September 26, 2000, Horizon PCS received $50.0 million as part of a $225.0 million senior secured credit facility. The amount of the senior secured credit facility was increased to $250.0 million in November, 2000.




QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not engage in commodity futures trading activities and do not enter into derivative financial instruments for trading or other speculative purposes. We also do not engage in transactions in foreign currencies that would expose us to market risk.

     We will be subject to interest rate risk on Horizon PCS's senior secured credit facility and any future floating rate financing requirements.

     The following table presents the estimated future outstanding long-term debt at the end of each year and future required annual principal payments for each year then ended associated with our financing based on our projected level of long-term indebtedness:




                                                         Years Ending December 31,
                                    --------------------------------------------------------------------
                                        2001          2002         2003          2004          2005      Thereafter
                                        ----          ----         ----          ----          ----      ----------
Horizon PCS:                                               (Dollars in millions)
------------                                               ---------------------
Senior secured credit facility.         $150.0        $150.0         $150.0       $150.0       $150.0         -
     Variable interest rate (1)           10.5%         10.5%          10.5%        10.5%        10.5%      10.5%
     Principal payments........            -             -              -            -          -         $150.0
Senior discount notes..........         $162.3        $184.9         $210.8       $240.0       $283.7         -
     Fixed interest rate (2)...           14.0%         14.0%          14.0%        14.0%        14.0%      14.0%
     Principal payments........           -              -             -             -            -       $295.0



                                                         Years Ending December 31,
                                    --------------------------------------------------------------------
                                        2001          2002         2003          2004          2005      Thereafter
                                        ----          ----         ----          ----          ----      ----------
Chillicothe Telephone:                                     (Dollars in millions)
----------------------                                     ---------------------
1998 Senior notes                        $12.0         $12.0          $12.0        $12.0        $12.0          -
     Fixed interest rate                   6.62%         6.62%          6.62%        6.62%        6.62%       6.62%
     Principal payments........            -             -              -            -             -        $12.0
1993 Senior notes                        $10.0          $8.0           $6.0         $4.0         $2.0          -
     Fixed interest rate ......            6.72%         6.72%          6.72%        6.72%        6.72%       6.72%
     Principal payments........           $2.0          $2.0           $2.0         $2.0         $2.0          -


________________________


(1) Interest rate on the senior secured credit facility equals the London Interbank Offered Rate ("LIBOR") plus a margin that varies from 3.5% to 4.0%. The interest rate is assumed to equal 10.55 for all periods presented.

(2) Assumed interest rate for senior discount notes, which will be paid in full in 2010.

     Our primary market risk exposure relates to:

o    the interest rate risk on long-term and short-term borrowings, and

o the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.

     In the normal course of business, our operations are exposed to interest rate risk on our senior secured credit facility. Our primary interest rate risk exposures relate to 1) the interest rate on our financing, 2) our ability to refinance our senior subordinated discount notes at maturity at market rates, and 3) the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants under our debt instruments.

     Based on our outstanding balances at March 31, 2001, an increase of 1% in the base lending rate would result in a decrease in annual earnings of approximately $2.5 million.

     We manage the interest rate risk on Horizon PCS' outstanding long-term debt through the use of fixed and variable rate debt and interest rate swaps. In the first quarter of 2001, we entered into an interest rate swap effectively fixing $25.0 million of our term debt at a rate of 9.4%. While we cannot predict our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our interest rate risk on an ongoing basis. During the quarter ended March 31, 2001, the net unrealized loss on this derivative was $298,905.

     The carrying value of the financial instruments approximate fair value.

REGULATORY DEVELOPMENTS

     See "Item 1. Business - ILEC Services - Regulation of Chillicothe Telephone's Local Exchange Carrier Business" and "Item 1. Business - Digital Wireless Services - Regulation of the Wireless Telecommunications Industry" for discussions of regulatory developments that could have a future impact on us.

SEASONALITY

     Our local and long-distance telephone, internet and data services businesses are not subject to seasonal influences. Our wireless telephone business is subject to seasonality because the wireless industry is heavily dependent on calendar fourth quarter results. Among other things, that industry relies on significantly higher customer additions and handset sales in the calendar fourth quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

     o The increasing use of retail distribution, which is more dependent upon the year-end holiday shopping season;

     o    The timing of new product and service announcements and introductions;

     o    Competitive pricing pressures; and

     o    Aggressive marketing and promotions.

INFLATION

     We believe that inflation has not had, and will not have, a natural adverse effect on our results of operations.


NEW ACCOUNTING STANDARDS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging
Activities, as amended in June 2000 by Statement of Financial Accounting Standards No. 138 (SFAS 138), Accounting for Certain Derivative Instruments and Certain Hedging Activities, which requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value. As amended by Statement of Financial Accounting Standards No. 137 (SFAS 137), Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, the provisions of SFAS 133 required adoption to all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption did not have a material effect on Horizon Telcom's consolidated results of operations, financial position, or cash flows.

     On December 3, 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" which required adoption during the first quarter of fiscal 2000. The adoption did not have a material effect on Horizon Telcom's consolidated results of operations.

FORWARD-LOOKING STATEMENTS


     The foregoing discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly and materially from the results anticipated in these forward-looking statements. Risks and uncertainties that may affect our business include the risk that (i) we may not be able to compete effectively; (ii) we may not be able to successfully integrate new technologies or respond effectively to customer requirements; (iii) system failure could cause delays or interruptions in service; (iv) our back office and customer care systems may be unable to meet the needs of our customers; (v) the market for our services may not continue to grow; (vi) our business is subject to significant regulatory risks; (vii) Horizon PCS has not had any profitable years in the past five years and may not achieve or sustain operating profitability or positive cash flow from operating activities; (viii) Sprint PCS may terminate the Sprint PCS agreements, as for example, if Horizon PCS fails to complete its required network build-out; (ix) Horizon PCS has substantial debt which it may not be able to service, resulting in a default; (x) we may not be able to manage our anticipated rapid growth;
(xi) Sprint PCS may have difficulty obtaining infrastructure equipment or handsets; (xii) the Alliances may fail to provide their network to Horizon PCS affecting our service to markets in Virginia and West Virginia or we may incur significant expense to overbuild those markets; (xiii) Horizon PCS may not receive as much Sprint PCS roaming revenue as anticipated; (xiv) we may need more capital than we currently project; and (xv) use of hand-held PCS phones may pose health risks. See "Item 1. Business-Risk Factors" for further information.

ITEM 3.  Properties


     Management believes that its property, plant and equipment are adequate for its business at Chillicothe Telephone, United Communications and Services, although additional property, plant and equipment is being added. United Communications is building a new 22,000 square foot operations and training facility, which is due to be completed in the summer of 2001. Our properties consist of land, buildings, central office equipment, exchange and toll switches, data transmission equipment, underground conduits and cable, aerial cable, poles, wires, telephone instruments and other equipment. Our principal operations are conducted in a group of buildings we own on East Main Street, Chillicothe, Ohio. These headquarters buildings have approximately 40,000 square feet of floor space.

     Chillicothe Telephone occupies several properties and buildings comprising approximately 51,000 square feet in the aggregate, used for telephone switches, warehouse and office space. Chillicothe Telephone installed new plant record, mapping and billing software in 2000. Chillicothe Telephone also maintains over 100 vehicles used in servicing customers and maintaining the telephone infrastructure for residential customers and business services. In addition, Chillicothe Telephone has easements it uses in deploying its wireline network.

     Horizon PCS' properties consist of network assets used in the deployment of wireless services, which are mainly switching equipment, base stations and ancillary equipment placed at tower sites. At December 31, 2000 Horizon PCS leased over 300 tower sites for deployment of its network assets. Horizon PCS leases 16 retail store sites for sale of wireless handsets and related services. Horizon PCS also leases warehouse and office space from Chillicothe Telephone. In addition, Horizon PCS owns more than 60 vehicles used mainly in its retail and network build-out operations. Horizon PCS continues its network build-out, which is expected to be substantially complete by the end of the third quarter of 2001.


ITEM 4.  Security Ownership Of Certain Beneficial Owners And Management

     The following table sets forth information regarding the beneficial ownership of our voting securities, as of March 31, 2001 by:

     o each person who, to our knowledge, is the beneficial owner of 5% or more of a class of our outstanding common stock;

     o    each of our directors;

     o    each of the executive officers; and

     o    all executive officers and directors as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to the common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.


                               CLASS A COMMON STOCK (1)    CLASS B COMMON STOCK (1)
                               ------------------------    ------------------------
Name and Address (2)           Number        Percent       Number       Percent
--------------------           ------        -------       ------       -------


Robert McKell                     2,079         2.3%          4,463        1.7%
Thomas McKell (3)                 7,638         8.6%         20,620        7.7%
Peter M. Holland                    290           *             875          *
Jack E. Thompson (4)                423           *           1,340          *
William A. McKell (5)             1,274         1.4%          3,800        1.4%
Phoebe H. McKell (6)              2,625         3.0%          7,941        3.0%
Joseph S. McKell (7)              8,993        10.1%         26,979       10.1%
David McKell (8)                  9,294        10.5%         27,882       10.5%
Helen M. Sproat (9)               6,135         6.9%         17,735        6.7%
John E. Herrnstein (10)             105           *             381          *
Joseph G. Kear (11)                 230           *             756          *

All Executive Officers and
Directors as a Group
(11 persons) (12)                39,086        44.1%        112,772       42.3%



---------------------

* Less than one percent.

(1) Holders of class A common stock are entitled to one vote per share. Holders of class B common stock do not have voting rights, except as otherwise required by law.

(2) The address for Horizon Telcom, Inc. and each executive officer and director is 68 E. Main Street, Chillicothe, Ohio 45601-0480.

(3) Includes 6,623 shares of class A common stock and 17,575 shares of class B common stock held by a trust. Mr. McKell shares voting and investment power over these shares. A separate trust owns 1,015 shares of class A common stock and 3,045 shares of class B common stock. Mr. McKell's wife shares voting and investment power over these shares. Mr. McKell disclaims beneficial ownership of the shares owned by his wife.


(4)  Includes  213  shares  of class A common  stock  and 639  shares of class B common stock owned by Mr. Thompson's spouse. Mr. Thompson disclaims beneficial ownership of these shares. Includes 29 shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date hereof.


(5) Includes 400 shares of class A common stock and 1,200 shares of class B common stock held by Mr. McKell's spouse and their children. Mr. McKell disclaims beneficial ownership of those shares.


(6) Includes 80 shares of class A common stock and 240 shares of class B common stock held by Ms. McKell's spouse. Ms. McKell disclaims beneficial ownership of these shares. Includes 29 shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date hereof.


(7) Includes 415 shares of class A common stock and 1,245 shares of class B common stock owned by Dr. McKell's spouse. Dr. McKell disclaims beneficial ownership of these shares.

(8) These shares are owned by a Trust. Mr. McKell shares voting and investment powers over these shares. Mr. McKell disclaims beneficial ownership of these shares.

(9) Includes 385 shares of class A common stock and 115 shares of class B common stock held by Ms. Sproat's spouse. Ms. Sproat disclaims beneficial ownership of these shares.


(10) Includes 66 shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date hereof.

(11) Includes 29 shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date hereof.

(12) Includes 153 shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date hereof.


ITEM 5.  Directors And Executive Officers Of The Company

DIRECTORS AND EXECUTIVE OFFICERS

     The following are our directors and executive officers as of the date hereof.

NAME                      AGE     POSITION
----                      ---     --------


Robert McKell             77      Chairman of the Board, Director
Thomas McKell             65      President, Director; President of
                                  Chillicothe Telephone
Peter M. Holland          35      Vice President of Finance and Treasurer;
                                  Chief Financial Officer of Horizon PCS
Jack E. Thompson          68      Secretary, Director
William A. McKell         40      Chairman of the Board, President and Chief
                                  Executive Officer of Horizon PCS
Phoebe H. McKell          54      President of Horizon Services
Joseph S. McKell          75      Director
David McKell              73      Director
Helen M. Sproat           68      Director
John E. Herrnstein        63      Director
Joseph G. Kear            77      Director

     ROBERT MCKELL has served as Chairman of the Board of Directors of Horizon Telcom since its inception in 1996 and of Chillicothe Telephone since 1988. Mr. McKell has 54 years of telecommunications experience.

     THOMAS MCKELL has served as the President and a Director of Horizon Telcom since its inception in 1996 and of Chillicothe Telephone since 1988. Mr. McKell has 45 years of telecommunications experience.

     PETER M. HOLLAND has served as Vice President of Finance and Treasurer of Horizon Telcom since November 1999. He has also served as the Chief Financial Officer of Horizon PCS since its inception in April 2000 and has served as the Chief Financial Officer and a director of Horizon Telcom's other subsidiaries since November 1999. Mr. Holland has nearly 13 years of telecommunications experience. From May 1996 to December 1999, Mr. Holland was a principal and owner of The Pinnacle Group, which provides consulting services to independent wireless and wireline companies, including Horizon PCS. Prior to joining
Pinnacle in May 1996, Mr. Holland was a manager in Nextel Communications Business Development and Corporate Strategy groups. Mr. Holland started his career in telecommunications with Ernst & Young's telecommunications consulting group and is a Certified Public Accountant.

     JACK E. THOMPSON has been Secretary and Director of Horizon Telcom since its inception in 1996 and of Chillicothe Telephone since May 1982. He served as chief financial officer of Horizon Telcom from its inception to May 2000, and was treasurer of Chillicothe Telephone from May 1982 until May 2000. Mr. Thompson has 34 years of telecommunications experience.

     WILLIAM A. MCKELL has served as Chairman of the Board, President and Chief Executive Officer of Horizon PCS since its inception in April 2000 and has served as President, Chief Executive Officer and Chairman of the Board of Horizon Personal Communications since May 1996 and as President of Bright PCS since its formation in September 1999. Mr. McKell has 13 years of telecommunications experience. Mr. McKell served as Vice President of Network Services from January 1996 to April 1996 and Director of Network Services from August 1994 to December 1995 for Chillicothe Telephone.

     PHOEBE H. MCKELL has served as the President of Horizon Services since its inception in 1996. Ms. McKell has 22 years of telecommunications experience. From 1989 to 1996, she was Director of Administration for Chillicothe Telephone.

     JOSEPH S. MCKELL has been a director of Horizon Telcom since its inception in 1996 and a director of Chillicothe Telephone since 1983. Mr. McKell, a physician, has practiced medicine in Chillicothe, Ohio for more than forty years.

     DAVID MCKELL has been a director of Horizon Telcom since its inception in 1996 and a director of Chillicothe Telephone for 35 years. He is now retired.

     HELEN M. SPROAT has been a director of Horizon Telcom since its inception in 1996 and a director of Chillicothe Telephone since (1988). She has owned and managed Hidden Hill Gallery, Springboro, Ohio, for more than five years.


     JOHN E. HERRNSTEIN has been a director of Horizon Telcom since its inception in 1996, and a director of Chillicothe Telcom since 1981. He has been a registered representative and financial consultant for AG Edwards & Sons, Inc. a securities brokerage firm for more than five years.


     JOSEPH G. KEAR has been a director of Horizon Telcom since its inception in 1996, and of Chillicothe Telephone for 35 years. Mr. Kear, an attorney, has practiced law in Chillicothe, Ohio for the past 52 years. He is now a partner at Kear-Motes law firm, a firm which was organized in January 2001. Prior to that time, he practiced law as a sole practitioner.


     Robert McKell, Thomas McKell, David McKell and Joseph McKell are brothers. Helen Sproat is their sister. Phoebe McKell is the daughter of Robert McKell. William McKell is the son of Thomas McKell.

BOARD OF DIRECTORS

     There are presently eight members of the board of directors. Following election, directors serve for a term of one year, or until their successors have been elected and qualified, and are compensated at the discretion of the board of directors. Executive officers are ordinarily elected annually and serve at the discretion of the board of directors.

DIRECTOR COMPENSATION

     Directors who are not otherwise employed by Horizon Telcom or its subsidiaries receive $2,200 per quarter as director compensation. Robert McKell, Thomas McKell, and Jack Thompson receive $50 per quarter.

BOARD COMMITTEES

     There are no committees of the Board of Directors at present.

ITEM 6.  Executive Compensation

EXECUTIVE COMPENSATION

         The following table presents summary information with respect to the compensation paid to our Chief Executive Officer and each of our other executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 2000:


                                                                                Long-Term
                                              AnnualCompensation               Compensation
                                            --------------------------     Securities Underlying       All Other
Name and Principal Position                 Salary ($)       Bonus ($)          Options (#)         Compensation ($)
---------------------------                 ----------       ---------          -----------         ----------------


Thomas McKell                                207,312            --                  --                  8,789 (1)
     President; President of
     Chillicothe Telephone
William A. McKell                            154,167          26,815                --                 12,497 (2)
     Chairman of the Board, President
     and Chief Executive Officer of
     Horizon PCS
Peter M. Holland                             150,000          20,625                --                 11,971 (3)
     Vice President of Finance and
     Treasurer, Chief Financial
     Officer; Chief Financial Officer
     of Horizon PCS
Jack E. Thompson                             154,807            --                  --                 10,676 (4)
     Vice President, Finance, and
     Secretary (5)
Phoebe McKell                                117,856            --                  --                  8,202 (6)
     President of Horizon Services



------------------------

(1) Includes a yearly car allowance of $7,189 and a 401(k) contribution of $1,600.

(2) Includes a yearly car allowance of $7,784 and a 401(k) contribution of $4,713.

(3) Includes yearly car allowance of $7,578 and a 401(k) contribution of $4,393.

(4) Includes yearly car allowance of $9,076 and a 401(k) contribution of $1,600.

(5)  During 2001, Mr. Thompson elected to work part-time, for a reduced salary.

(6) Includes yearly car allowance of $6,960 and a 401(k) contribution of $1,242.

     None of the named executive officers received stock options from Horizon Telcom or Horizon PCS in 2000.

     The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 2000. There was no public market for our common stock as of December 31, 2000. Accordingly, the fair market value on December 31, 2000 is based on an average assumed value of $100.00 per share for Horizon Telcom stock and $5.39 per share for Horizon PCS stock. This valuation at December 31, 2000 does not necessarily represent the actual value of our stock at December 31, 2000.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR AND OPTION/SAR VALUES

                            Shares                    Number of Securities Underlying            Value of Unexercised
                           Acquired      Value       Unexercised Options at Year End (#)     In-The-Money Options at Year
                             on         Realized     ----------------------------------     --------------------------------
                           Exercise       ($)          Exercisable    /   Unexercisable      Exercisable   /  Unexercisable
                          ----------    ---------    ---------------     --------------     ------------- -- ---------------

Thomas McKell                --            --            --              --                      --       /  --
William A. McKell            --            --          371,263*      /    1,242,923*         1,956,256*   /    6,549,206*
Peter M. Holland             --            --          371,263*           1,242,923*         1,956,256*   /    6,549,206*
Jack Thompson                37          1,480            .5         /       112.5               20       /      4,500
Phoebe McKell                37          1,480            .5                 112.5               20       /      4,500

--------------


* These options represent options to purchase Horizon PCS class A common stock.

(1) Based on an assumed value of $100.00 per share for Horizon Telcom stock and $5.39 per share for Horizon PCS stock.


EMPLOYMENT AGREEMENTS


     Horizon PCS entered into employment agreements with William McKell and Peter Holland, its Chief Executive Officer and Chief Financial Officer, respectively. The employment agreements provide for an annual base salary of $200,000 to Mr. McKell and $175,000 to Mr. Holland. In addition to their base salary, Mr. McKell and Mr. Holland are eligible to receive an annual bonus up to 40% of their base salary. In addition, Mr. McKell and Mr. Holland are eligible to participate in all of Horizon PCS' employee benefit plans and policies.


     The employment agreements provide that Mr. McKell or Mr. Holland's employment may be terminated with or without cause, as defined in the agreement. If either Mr. McKell or Mr. Holland is terminated without cause, he is entitled to receive 24 months base salary, the vesting of all of his stock options on the date of termination, and 24 months of health and dental benefits. Under the employment agreements, both Mr. McKell and Mr. Holland have agreed to a restriction on their present and future employment. They have agreed not to compete in the business of wireless telecommunications either directly or indirectly within our markets while employed by us and for a period of twelve months after termination of employment.

HORIZON TELCOM 1999 STOCK OPTION PLAN

     The 1999 Stock Option Plan has been adopted by our board of directors and stockholders. The option plan permits the granting of both incentive stock options and nonqualified stock options to employees. The aggregate number of shares of common stock that may be issued pursuant to options granted under the option plan is 10,000 shares, including both shares of class A common stock and shares of class B common stock, subject to adjustments in the event of certain changes in the outstanding shares of common stock. In 1999, we granted options to purchase 950 shares of class B common stock at an exercise price of $60.00 per share. No additional options were granted in 2000.

     The option plan will be administered by our board of directors or by a compensation committee appointed by our board of directors, which will be authorized, subject to the provisions of the option plan, to grant options and establish rules and regulations as it deems necessary for the proper administration of the option plan and to make whatever determinations and interpretations it deems necessary or advisable.

     An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant. In the case of option holders that own more than 10% of Horizon Telcom's stock, the exercise price for an incentive option cannot be less than 110% of the fair market value of the common stock on the date of grant and the exercise period cannot exceed five years from the date of grant. Incentive options are also subject to other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price of less than, equal to or greater than the fair market value of the underlying common stock on the date of grant but are limited to an exercise period of no longer than ten years.


     The board of directors or the compensation committee will determine the persons to whom options will be granted and the terms, provisions, limitations and performance requirements of each option granted, and the exercise price of an option.

     An option will not be not transferable except by will or by the laws of descent or distribution or unless determined otherwise by our board of directors or the compensation committee.

     The plan provides that all stock issued under the plan will be subject to a right of first refusal in favor of Horizon Telcom. Under the right of first refusal, each holder of stock issued under the plan must offer the stock to Horizon Telcom prior to selling it to a third party. If Horizon Telcom declines to purchase the stock, the stockholder may sell the stock to the third party, but the stock will remain subject to the Horizon Telcom right of first refusal. The right of first refusal shall cease to apply upon the completion of an underwritten initial public offering of Horizon Telcom's capital stock registered under the Securities Act of 1933, as amended.

     The plan contains provisions that give the compensation committee or our board of directors or the acquiring entity's board of directors discretion to take specified actions if Horizon Telcom is acquired, unless the individual option grants provide otherwise. Those actions can include the authorization to purchase option grants from plan participants, or make adjustments or modifications to outstanding options granted to protect and maintain the rights and interests of the plan participants or, upon notice to optionees, require that all options must be exercised within a specified number of days and thereafter the option will terminate. The board may provide for acceleration of options upon the occurrence of events specified in the option agreement. To date, all individual option grants have provided that the options will accelerate and become fully exercisable upon an acquisition of Horizon Telcom.


HORIZON PCS 2000 STOCK OPTION PLAN

     The Horizon PCS Stock Option Plan has been adopted by Horizon PCS' board of directors and stockholders. That option plan permits the granting of both incentive stock options and nonqualified stock options to employees. The aggregate number of shares of common stock that may be issued pursuant to options granted under the option plan is 7,500,000 shares of Horizon PCS class A common stock and 4,196,884 shares of Horizon PCS class B common stock, subject to adjustments in the event of certain changes in the outstanding shares of common stock. On December 1, 1999, Horizon PCS' subsidiary, Horizon Personal Communications, granted options to purchase 3,588,000 shares of its class B common stock with an exercise price of $0.1414 per share to 13 individuals under its 1999 Stock Option Plan. After Horizon PCS was incorporated, it issued options to replace those initial options, on the same economic terms adjusted for the fact that Horizon Personal Communications was a subsidiary. After taking into account the adjustment, Horizon PCS issued 4,196,884 substituted options at an exercise price of $0.1209. In November 2000, Horizon PCS granted options to purchase an additional 116,970 shares at an exercise price of $5.88 per share.

     The Horizon PCS option plan is administered by our board of directors or a compensation committee appointed by its board of directors, which will be authorized, subject to the provisions of the option plan, to grant options and establish rules and regulations as it deems necessary for the proper administration of the option plan and to make whatever determinations and interpretations it deems necessary or advisable.

     An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant. In the case of option holders that own more than 10% of Horizon PCS' stock, the exercise price for an incentive option cannot be less than 110% of the fair market value of the common stock on the date of grant and the exercise period cannot exceed five years from the date of grant. Incentive options are also subject to other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price of less than, equal to or greater than the fair market value of the underlying common stock on the date of grant but are limited to an exercise period of no loner than ten years. However, we will not grant non-qualified options with an exercise price less than 85% of fair market value of the common stock on the date of the grant.

     An option will not be not transferable except by will or by the laws of descent or distribution or unless determined otherwise by our board of directors or the compensation committee.


     Unless previously exercised, a vested option granted under the Horizon PCS option plan will terminate automatically:


     o twelve months after the employee's termination of employment by reason of disability or death; and

     o three months after an employee's termination of employment for reasons other than disability or death.


     The plan contains provisions that give the Horizon PCS compensation committee or board of directors of the acquiring entity's board of directors discretion to take specified actions if Horizon PCS is acquired, unless the individual option grants provide otherwise. Those actions can include the authorization to purchase option grants from plan participants, or make adjustments or modifications to outstanding options granted to protect and maintain the rights and interests of the plan participant or accelerate the vesting of outstanding options. To date, all individual option grants have provided that the options will accelerate and become fully exercisable upon an acquisition of Horizon PCS.

     The Horizon PCS board of directors has adopted a policy to the effect that, for at least one year from March 27, 2001, 3,000,000 of the shares authorized to be issued under the plan are subject to the condition that they must either be issued to non-promoter employees (as defined in the North American Securities Administration Association's statement of policy on options and warrants) or at an exercise price no less than $5.88 per share. The Horizon PCS board also has undertaken not to grant options (other than under the Horizon PCS 2000 Stock Option Plan) with a term of longer than 5 years until the class A common stock is listed on either the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market.


PENSION PLAN

     Pension Plan Table

     This table shows the estimated annual benefits payable upon retirement at age 65 in the September 1, 2000 plan year under The Chillicothe Telephone Company Salaried Employees' Pension Plan and Trust Agreement, a non-contributory qualified defined benefit plan. Benefits from the plan are payable upon retirement in monthly installments for the life of the participant.

                ---------------------------------------------------------------
                                        Years of Service
                ---------------------------------------------------------------
Remuneration      15         20           25          30           35

  $125,000      18,750       25,000       31,250       37,500      43,750
   150,000      22,500       30,000       37,500       45,000      52,500
   175,000      25,500       34,000       42,500       51,000      59,500
   200,000      25,500       34,000       42,500       51,000      59,500
   225,000      25,500       34,000       42,500       51,000      59,500
   250,000      25,500       34,000       42,500       51,000      59,500
   300,000      25,500       34,000       42,500       51,000      59,500
   400,000      25,500       34,000       42,500       51,000      59,500
   450,000      25,500       34,000       42,500       51,000      59,500
   500,000      25,500       34,000       42,500       51,000      59,500

     The remuneration shown above is the annual equivalent of an average of monthly rates of pay. The benefits shown above are based on the sum of the highest five consecutive monthly rates of pay in effect on each July 1 during the final ten plan years divided by five. The benefit stated in the table will not be reduced by Social Security or other amounts received by a participant. The benefits in the table would be paid in the form of a joint and 50% survivor annuity.

     For the September 1, 2000 plan year, the July 1, 2000 monthly rate of pay is limited to $14,167, which is equivalent to an annual pay of $170,000. Compensation in excess of this amount will not be taken into account for benefit calculation purposes. Along these lines, years of benefit service in excess of 40 years will not be taken into account for benefit calculation purposes.

     The pension plan was amended on November 11, 2000. This amendment increased the minimum benefit from $32.00 per month times years of benefit service to $35.00 per month times years of benefit service. This minimum does not apply for any of the benefits listed in the table above.

     The number of years of credited service certain executive officers have accrued under the pension plan as of the most recent fiscal year end are:

               Name                                 Years of Service
               ----                                 ----------------

            Thomas McKell                               44.5
            William A. McKell                           13.3
            Jack E. Thompson                            32.7
            Phoebe McKell                               22.3


     Thomas McKell is an active employee, but he is currently eligible to retire. Mr. Thompson is retired and receives retirement benefits under the pension plan. Horizon PCS employees do not now participate in this plan, although several current employees of Horizon PCS who formerly were employees eligible to participate, including William McKell, have vested pension benefits under this plan.


ITEM 7.  Certain Relationships And Related Transactions

SERVICE AGREEMENTS WITH HORIZON TELCOM SUBSIDIARIES


     Horizon Personal Communications and Bright PCS, wholly-owned subsidiaries of our majority-owned subsidiary Horizon PCS, have entered into service agreements with Horizon Services, Inc. and a separate services agreement with United Communications, Inc. Horizon Services and United Communications are both wholly-owned subsidiaries of Horizon Telcom.

     Under the agreement with Horizon Services, Horizon Services provides services to Horizon Personal Communications and Bright PCS including insurance functions, billing services, accounting services, computer access and other customer relations, human resources, and other administrative services that Horizon Personal Communications and Bright PCS would otherwise be required to undertake on their own. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. Horizon PCS has the right to terminate each agreement during its term by providing 90 days written notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that Horizon PCS breaches its obligations under the services agreement and the breach is not cured within 90 days after Horizon PCS receives written notice of breach from Horizon Services. Horizon Services is entitled to the following compensation from Horizon Personal Communications for services provided:


     o    direct labor charges at cost; and

     o expenses and costs which are directly attributable to the activities covered by the agreement on a direct allocation basis.

     The agreement provides that Horizon Services' obligations do not relieve Horizon Personal Communications of any of its rights and obligations to their customers and to regulatory authorities having jurisdiction over them. Additionally, Horizon Services, upon request, is required to provide Horizon Personal Communications with access to Horizon Services' records with respect to the provision of services, and Horizon Services is also required to provide regular reports to Horizon Personal Communications, as it may request. Horizon Services received compensation from Horizon Personal Communications of approximately $330,000 in 1998, $960,000 in 1999, and $4.4 million in 2000. The amount due to Horizon Services for these services as of December 31, 1999 was $499,000. As of December 31, 2000, Horizon Personal Communications had a prepaid balance with Horizon Services of $10,000 for these services. Horizon Services also provides administrative services to Bright PCS.


     Horizon Personal Communications, a subsidiary of Horizon PCS, also has a services agreement with United Communications, Inc., a wholly-owned subsidiary of Horizon Telcom. Under the services agreement, Horizon Personal Communications provides services to United Communications including customer activation and deactivation, customer care support and other administrative services that United Communications would otherwise be required to undertake on its own. This arrangement has a term of one year, with the right to renew the agreement for additional terms of three months thereafter. Either party has the right to terminate the agreement during its term by providing 30 days written notice to the other party. Horizon Personal Communications is entitled to the following compensation from United Communications for services provided:


     o    direct labor charges at cost; and

     o expenses and costs which are directly attributable to the activities covered by the agreement on a direct allocations basis.

     In addition, United Communications must pay Horizon Personal Communications $4,000 each month of the term of the services agreement. Horizon Personal Communications, upon request, is required to provide United Communications with access to Horizon Personal Communications' records with respect to the provision of services, and Horizon Personal Communications must provide regular reports to United Communications, as it may request.

CONSULTING AGREEMENT


     Peter M. Holland, the Chief Financial Officer of Horizon PCS, was a principal and 50% owner of The Pinnacle Group which provided strategic, business planning and regulatory consulting services to Horizon personal Communications. Pinnacle received consulting fees of approximately $204,000 in 1998 and $267,000 in 1999. Mr. Holland joined Horizon PCS in November 1999 and terminated his relationship with Pinnacle. Horizon PCS believes that the consulting fees paid to Pinnacle were on terms no less favorable to Horizon PCS than would have been obtained from a non-affiliate.

SALE OF ASSETS TO AFFILIATE


     On April 1, 2000, Horizon PCS transferred the assets and contractual rights that made up its Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a subsidiary of Horizon Telcom, for a purchase price of approximately $708,000. United Communications paid the purchase price by delivering a promissory note with an interest rate equal to the applicable federal rate, which was 6.0%. Subsequent to year-end, this note was sold by Horizon PCS to Services.


OFFICE LEASE


     Horizon PCS leases its principal office space, the space for one of its retail locations and the space for certain equipment from The Chillicothe Telephone Company, a wholly owned subsidiary of Horizon Telcom. The monthly rental payments under the lease are $10,000. Prior to signing the lease agreement in May 2000, Horizon PCS rented the office space from The Chillicothe Telephone Company under a month-to-month rental arrangement. Under this lease, Horizon PCS paid The Chillicothe Telephone Company $22,300, $22,300 and $97,500 in 1998, 1999, and 2000, respectively. We believe that the lease was made on terms no less favorable to Horizon PCS than would have been obtained from a non-affiliated third party. The lease term expires in May 2005. Horizon PCS has the option to renew the lease for an additional two year period. It is the expectation of management that the lease will be renewed.


LEASE OF CELL SITES


     Prior to October 1999, Horizon PCS leased most of its cell sites from Horizon Telcom. In 1998 and 1999, Horizon PCS paid $1.3 million and $2.0 million, respectively, to Horizon Telcom under this lease. The lease was terminated in October 1999 when the leased assets were sold by Horizon Telcom to SBA Communications.


STOCK GRANT


     In 2001, Horizon PCS distributed the remaining 2% of the Horizon Telcom stock that it owned to a group of its officers and key employees in the form of a bonus. Recipients included William McKell, who received 259 shares of class A common stock and 750 shares of class B common stock, and Peter Holland, who received 259 shares of class A common stock and 750 shares of class B common stock. None of the other named executive officers of Horizon Telcom received stock grants.


TAX SHARING AGREEMENT


     In 1997, Horizon Telcom entered into a tax-sharing agreement with its subsidiaries, including Horizon Personal Communications (now a subsidiary of Horizon PCS). This agreement provides that Horizon Telcom and its subsidiaries will file a consolidated tax return as long as they are eligible to do so, and that subsidiaries will be paid for the amount of their taxable net operating losses used by Horizon Telcom to offset taxable income.

     Due to the sale by Horizon PCS of convertible preferred stock in September 2000, Horizon PCS will no longer be included in the consolidated tax return of Horizon Telcom. This change in its tax status is referred to as a tax deconsolidation. The tax-sharing agreement provides that Horizon Telcom will indemnify Horizon PCS to the extent of any aggregate tax liability in excess of $11.5 million related to the tax deconsolidation and the dividend of the Horizon Telcom stock. For the year ended December 31, 2000, Horizon PCS paid $5.2 million to Horizon Telcom for taxes. As of December 31, 2000 Horizon PCS had a payable to Horizon Telcom of approximately $340,000 for federal income taxes attributable primarily to the tax liability for the tax deconsolidation and the dividend of the Horizon Telcom stock offset by the utilization of net operating losses.

PAYABLE TO HORIZON TELCOM


     At December 31, 1999, Horizon PCS had a payable to Horizon Telcom relating to cash advances received from Horizon Telcom's line of credit and the associated interest. The cash advances related to this payable were used to finance operations. The outstanding balance as of December 31, 1999 was $4.4 million. In June 2000, this balance was repaid by Horizon PCS with proceeds from a new financing from an unrelated lender.


ITEM 8. Legal Proceedings

     We currently and from time to time are involved in litigation incidental to the conduct of our business, but we are not a party to any lawsuit which, in our opinion, is likely to have a material adverse effect on us.

ITEM 9. Market Price of and Dividends on Common Equity and Related Stockholder Matters

     To date, both our class A common stock and our Class B Nonvoting Common Stock have traded principally in local transactions without the benefit of an established public trading market, or an organized system for reporting prices paid.

     We paid the following cash dividends per share during the past two calendar years:

         DIVIDENDS*

         Year Ended December 31, 1999
              First Quarter..........................            $1.14
              Second Quarter.........................            $1.14
              Third Quarter..........................            $1.14
              Fourth Quarter.........................            $1.14
                  Total..............................            $4.55
         Year Ended December 31, 2000
              First Quarter..........................            $1.15
              Second Quarter.........................            $1.15
              Third Quarter..........................            $1.15
              Fourth Quarter.........................            $1.15
                  Total..............................            $4.60

         -------------

     *Dividends are adjusted to reflect the stock split in 2000.

     Dividends are paid only as and when declared by our board of directors, in its sole discretion, based on our financial condition, results of operations, market conditions and such other factors as it may deem appropriate.

     There were 348 holders of record of our class A common stock as of April 9, 2001. There were 684 holders of record of our class B common stock as of April 9, 2001. This number does not include beneficial owners of Common Stock whose shares are held in the name of various dealers, depositories, banks, brokers or other fiduciaries.

ITEM 10.  Recent Sales of Unregistered Securities

     (1) On November 17, 1999, the Registrant granted stock options to purchase a total of 950 shares of the class B common stock of the Registrant at an exercise price of $60.00 per share.


     (2) On June 27, 2000, in connection with the acquisition of Bright PCS, Horizon PCS issued an aggregate of 4,678,800 shares of its class B common stock and distributed 31,912 shares of Horizon Telcom common stock (7,978 shares of class A common stock and 23,934 shares of class B common stock) to the former non-Horizon members of Bright PCS in return for the contribution by the former members of approximately 70% of their ownership interest in Bright PCS.

     (3) On June 27, 2000, Horizon PCS granted incentive stock options to purchase 3,874,047 shares of Horizon PCS' class B common stock at an exercise price of $0.1209 per share, and nonqualified options to purchase 322,837 shares of its class B common stock, at an exercise price of $0.1209 per share. These options were granted in replacement of stock options which had been granted by Horizon Personal Communications, Inc. on November 16, 1999, prior to the incorporation of Horizon PCS as a holding company for Horizon Personal Communications, Inc. and Bright PCS.

     (4) In connection with Sprint PCS' grant of Horizon PCS' new markets on May 19, 2000, Horizon PCS agreed to grant a warrant to Sprint PCS to acquire 2,510,460 shares of Horizon PCS' class A common stock at an exercise price equal to the initial public offering price per share. The warrant will expire on the 3rd anniversary of the completion of this offering.

     (5) On February 15, 2000, Horizon PCS borrowed $13 million from First Union Investors, Inc. in connection with Horizon PCS' purchase of shares of common stock of Horizon Telcom. In connection with the loan transaction, Horizon PCS and First Union Investors, Inc., agreed that, upon the completion of an initial public offering, the outstanding principal amount, and accrued interest thereon, under the note to First Union Investors, Inc. would be converted into shares of Horizon PCS' class A common stock at a conversion price equal to the initial public offering price per share. The note was converted by First Union on September 26, 2000.

     (6) On  September  8,  2000,  Horizon  PCS  effected  a 1.1697  for 1 stock
dividend  of  its  issued  and  outstanding   class  B  common  stock  and  made
corresponding adjustments to the outstanding options and warrants.

     (7) On September 26, 2000, Horizon PCS issued 26,087,237 shares of its convertible preferred stock at a weighted average purchase price of $5.39 per share (consisting of 10,252,239 shares of Series A Preferred Stock at $5.88 per share and 15,834,998 shares of Series A-1 Preferred Stock at $5.07 per share). The purchasers of the preferred stock and the amount purchased are listed in the table below.


NAME OF PURCHASER                                    NUMBER OF SHARES
                                                 Series A       Series A-1
                                                 --------       ----------
Apollo Investment Fund IV, L.P.............      7,854,719      12,132,161
Apollo Overseas Partners IV, L.P...........        436,097         673,582
Ares Leveraged Investment Fund, L.P........        467,687         722,375
Ares Leveraged Investment Fund II, L.P.....        467,687         722,375
First Union Capital Partners, L.P..........      1,026,049       1,584,505


     (8) On September 26, 2000, Horizon PCS issued 295,000 units (Units) consisting of $295,000,000 principal amount of 14% Senior Discount Notes due 2010 and warrants to purchase 3,805,500 shares of class A common stock at an exercise price of $5.88 per share. The initial purchasers of the Units and the amount purchased are listed in the table below.



     INITIAL PURCHASERS                                     NUMBER OF UNITS
     ------------------                                     ---------------

Donaldson, Lufkin & Jenrette Securities Corporation ......      206,500
First Union Securities, Inc...............................       88,500
                                                              ----------------
                  Total...................................      295,000
                                                             =================

     (9) Three persons holding options to acquire Horizon Telcom class B common stock each exercised the vested portions of the options (37 shares each at $60 per share). One option was exercised in July 2000, and the other two were exercised in August 2000. Each optionee was an executive officer or director. See Item 6.

     (10) In February 2001, Horizon PCS decided to distribute a total of 7,249 shares of Horizon Telcom common stock (1,819 shares of class A common stock and 5,430 shares of class B common stock) to a group of Horizon PCS' officers and employees in the form of a bonus.


     Exemption from the registration provisions of the Securities Act for the transaction described in paragraphs 6 and 10 above was claimed on the basis that such transactions did not constitute an "offer," "offer to sell," "sale," or "offer to buy" under Section 5 of the Securities Act. Exemption from the registration provisions of the Securities Act for the other transactions described above was claimed under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve any public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view towards distribution thereof. In addition, exemption from the registration provisions of the Securities Act for the transactions described in paragraphs 1 and 9 was claimed under Section 3(b) of the Securities Act on the basis that such securities were sold pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation and not for capital raising purposes under Rule 701 of the Securities Act, and exemption from the registration provisions of the Securities Act for the transactions described in paragraphs 7 and 8 above was claimed under Rule 144A of the Securities Act.

ITEM 11.  Description of  Registrant's Securities to Be Registered

GENERAL

     The authorized capital stock of Horizon Telcom consists of 200,000 shares of class A common stock, without par value, and 500,000 shares of class B common stock, without par value. As of December 31, 2000, there were 99,726 shares of class A common stock and 299,301 shares of class B common stock issued and outstanding. The following description summarizes the material terms of our capital stock. Your rights as a shareholder of Horizon Telcom will be governed by the provisions of our Articles of Incorporation and Code of Regulations and by the provisions of Ohio law, including the Ohio General Corporation Law (OGCL) and other provisions contained in the Ohio Revised Code.

COMMON STOCK

     The common stock will be entitled to share in any dividends that the Board of Directors, in its discretion, validly declares from funds legally available. In the event of liquidation, each outstanding share of common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities. There are no redemption or sinking fund provisions with regard to Horizon Telcom common stock. All outstanding shares of common stock will be fully paid, validly issued and nonassessable. Except with respect to voting rights and preemptive rights as described below, the shares of class A common stock and the shares of class B common stock shall have identical terms and shall be deemed a single class of capital stock for all purposes. The following terms apply with respect to voting and preemptive rights of the class A common stock and the class B common stock.

Class A Common Stock

     Class A common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of class A common stock have the right to cumulate votes in the election of directors upon fulfillment of the conditions prescribed in Section 1701.55 of the Ohio Revised Code. That Section provides for cumulative rights if notice in writing is given by any shareholder to the president, a vice-president, or the secretary of a corporation, not less than forty-eight hours before the time fixed for holding a meeting of the shareholders for the purpose of electing directors if notice of the meeting has been given at least ten days before the meeting, and, if the ten days' notice has not been given, not less than twenty-four hours before such meeting time, that he desires that the voting at such election shall be cumulative, provided that an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice. If the cumulative rights apply, each shareholder has the right to cumulate the voting power he possesses and to give one candidate as many votes as the number of directors to be elected multiplied by the number of his votes equals, or to distribute his votes on the same principle among two or more candidates, as he sees fit.

     Holders of class A common stock have preemptive rights to purchase class A common stock but have no preemptive or other rights to subscribe for or purchase additional shares of any other class of stock or any other securities of Horizon Telcom. Under Section 1701.15 of the OCGL, if Horizon Telcom offers or sells any class A common stock, current holders of class A common stock have the right, during a reasonable time and on reasonable terms fixed by the directors, to purchase the offered shares in proportion to their respective holdings of shares of the same class, at a price fixed as provided under the OCGL, unless the shares offered or sold are in any of the following categories:

     (1)  Treasury shares;

     (2)  Issued as a share dividend or distribution;

     (3)  Issued or agreed to be issued for considerations other than money;

     (4) Issued or agreed to be issued upon exercise of options granted and authorized in accordance with Section 1701.16 of the Revised Code;

     (5) Issued or agreed to be issued upon conversion of convertible shares authorized in the articles, or upon exercise of conversion rights conferred and authorized in accordance with Section 1701.22 of the Revised Code;

     (6) Offered to shareholders in satisfaction of their pre-emptive rights and not purchased by such shareholders, and thereupon issued or agreed to be issued for a consideration not less than that at which the shares were so offered to such shareholders, less reasonable expenses, compensation, or discount paid or allowed for the sale, underwriting, or purchase of the shares, unless by the affirmative vote or written order of the holders of two-thirds of the shares otherwise entitled to the pre-emptive rights, the pre-emptive rights are restored as to any of the shares not previously issued or agreed to be issued;

     (7) Released from pre-emptive rights by the affirmative vote or written consent of the holders of two-thirds of the shares entitled to the pre-emptive rights. Any such vote or consent shall be entered in the records of the corporation and shall be binding on all shareholders and their transferees for the time specified in the vote or consent up to but not exceeding one year, and shall protect all persons who within the time acquire the shares or options on or conversion or other rights with respect to the shares so released;

     (8) Released from pre-emptive rights by the affirmative vote or written consent of the holders of a majority of the shares entitled to the pre-emptive rights, for offering and sale, or the grant of options with respect thereto, to any or all employees of the corporation or of subsidiary corporations or to a trustee on their behalf, under a plan adopted or to be adopted by the directors for that purpose.

     The vote of holders of a majority of all outstanding shares of class A common stock is required to amend the company's Articles and to approve mergers, reorganizations and similar transactions.

Class B Common Stock

     The holders of shares of class B common stock do not have any voting rights, except as required by law. No holder of shares of class B common stock shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of Horizon Telcom, whether now or hereafter authorized, whether unissued or in the treasury, or to purchase any obligations convertible into shares of any class of Horizon Telcom, which at any time may be proposed to be issued by Horizon Telcom or subjected to rights or options to purchase granted by Horizon Telcom.

CERTAIN PROVISIONS OF OHIO LAW

     Section 1701.59 of the Ohio Revised Code provides, with certain limited exceptions, that a director shall be held liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for its best interest. In addition, Section 1701.59 of the Ohio Revised Code provides that a director of an Ohio corporation, in determining what the director reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation's shareholders and may consider, in the director's discretion, any of the following: (i) the interests of the corporation's employees, suppliers, creditors and customers;
(ii) the economy of the State of Ohio and the nation; (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     The Ohio Revised Code also authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Revised Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and director and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify the officer or director against such liability under the Ohio Revised Code.

     Section 1707.041 of the Ohio Revised Code regulates control bids for corporations in Ohio having certain concentrations of Ohio shareholders and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees. A control bid includes the purchase or offer to purchase any equity security of the Company from a resident of Ohio if, after the purchase of that security, the offeror would be directly or indirectly the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the Company. Section 1707.043 of the Ohio Revised Code, the so-called "green mail disgorgement" statute, provides an Ohio corporation, or in certain circumstances the shareholders of an Ohio corporation, the right to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation.

     Chapter 1704 of the Ohio Revised Code may be viewed as having an anti-takeover effect. This statute, in general, prohibits an "issuing public corporation," the definition of which will include Horizon Telcom, from entering into a "Chapter 1704 Transaction" with the beneficial owner of 10% or more of the outstanding shares of the corporation (an "interested shareholder") for at least three years after the date on which the interested shareholder attains a 10% ownership, unless the board of directors of the corporation approves, prior to the person becoming an interested shareholder, either the transaction or the acquisition of shares resulting in a 10% ownership position.

     A "Chapter 1704 Transaction" includes, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit which is not proportionately received by all shareholders, from the interested shareholder. After the three-year period, a Chapter 1704 Transaction with the interested shareholder is permitted only if either the transaction is approved by the holders of at least two-thirds of the voting power of the corporation (or such different proportion as is required by the corporation's articles of incorporation), including a majority of the shares not owned by the interested shareholder, or the business combination results in the shareholders other than the interested shareholder receiving a prescribed "fair price" for their shares. One significant effect of Chapter 1704 is to encourage a person to negotiate with the board of directors of a corporation prior to becoming an interested shareholder.

     In addition, Section 1707.043 of the Ohio Revised Code requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within 18 months after making the control proposal.

     Section 1701.831 of the OGCL, Ohio's "Control Share Acquisition Statute," requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle such person to exercise or direct the exercise of

     (a) 20% or more, but less than 33 1/3%, of the voting power of the corporation in the election of directors, or

     (b)  33 1/3% or more, but less than a majority, of such voting power, or

     (c)  a majority or more of such voting power.

     The control share acquisition must be approved in advance by the holders of a majority of the outstanding voting shares represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting shares represented at the meeting excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also employees of the corporation.

     The  purpose  of  the  Control  Share   Acquisition   Statute  is  to  give
shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the Control Share Acquisition Statute are intended to give shareholders of Horizon Telcom assurance that they will have adequate time to evaluate the proposal of an acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of the company were before them and, most importantly, that the interests of all shareholders will be taken into account and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the proposal is approved.

     The Control Share Acquisition Statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Statute could render approval of any control share acquisition difficult in that the transaction must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of that voting power excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive.

     Although we believe that these provisions are in Horizon Telcom's best interests, you should be aware that the provisions could be disadvantageous to you because the overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons. It is possible that the foregoing provisions will discourage other persons from making a tender offer for or acquisition of substantial amounts of the Company's common shares, or may delay changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR


     The registrar and transfer agent for Horizon Telcom common stock is National City Bank of Cleveland, Ohio.


ITEM 12.  Indemnification of Officers and Directors

HORIZON TELCOM

     The regulations of Horizon Telcom provide for indemnification of officers and directors, as described below:


     Actions Not by the Company. Horizon Telcom shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director or officer of Horizon Telcom or is or was serving at the request of Horizon Telcom as a director, officer, partner, or trustee of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.


     Actions by the Company. Horizon Telcom shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Horizon Telcom to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of Horizon Telcom as a director, officer, partner, or trustee of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Horizon Telcom unless, and only to the extent that, the court of common pleas, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.

     Indemnification for Expenses. To the extent that a person indemnified by right or at the option of Horizon Telcom under the above bylaw provisions has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

     Determination of Indemnification. Any indemnification under these bylaw provisions, unless ordered by a court, shall be made by Horizon Telcom only as authorized in the specific case upon a determination that indemnification of the indemnified person is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws. Such determination shall be made (a) by a majority vote of a quorum consisting of directors of Horizon Telcom who were not and are not parties to or threatened with any such action, suit, or proceeding, or (b) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel, other than an attorney or a firm having associated with it an attorney who has been retained by or who has performed services for Horizon Telcom or any person to be indemnified, within the past five years, or
(c) by the shareholders, or (d) by the court of common pleas or the court in which such action, suit, or proceeding was brought. Any determination made by the disinterested directors under clause (a) or by independent legal counsel under clause (b) shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the Company, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

     Advances of Expenses. Expenses, including attorneys' fees, incurred in defending any action, suit, or proceeding referred to in the above bylaw provisions may be paid by Horizon Telcom in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by Horizon Telcom as authorized in the above bylaw provisions. No holder shall have the right to question such expenses paid so long as the board of directors has authorized such payment and the aforementioned undertaking has been received by the Company; provided that the restriction contained in this sentence shall not be construed to restrict a shareholder's right to question the reasonableness of the ultimate determination of indemnification as described above under "--Determination of Indemnification."

     Indemnification Not Exclusive. The indemnification provided by the bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles, or any agreement, vote of shareholders or disinterested directors, statute (as now existing or as hereafter enacted or amended), or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, partner, trustee, or other indemnified capacity and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     Insurance. Horizon Telcom is authorized under the bylaws to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of the Company, or is or was serving at the request of Horizon Telcom as a director, officer, partner, trustee, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Horizon Telcom has the obligation or power to indemnify him against such liability under the bylaws. Horizon Telcom has purchased such insurance covering the officers and directors.

     Definitions. As used in the bylaws, references to "Company" includes all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, partner, trustee, or other indemnified capacity of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.


Horizon PCS

     Horizon PCS' certificate of incorporation limits the liability of Horizon PCS directors to the maximum extent permitted by Delaware law. Horizon PCS' certificate of incorporation provides that Horizon PCS shall indemnify our directors and executive officers and may indemnify its other officers and employees and agents and other agents to the fullest extent permitted by law. Horizon PCS' certificate of incorporation also permits it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of actions in his or her official capacity.

     Horizon PCS intends to enter into agreements to indemnify its directors and officers in addition to indemnification provided for in its certificate of incorporation. These agreements will indemnify its directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by Horizon PCS or in its right, arising out of that person's services as a director or officers of Horizon PCS, any subsidiary of Horizon PCS, or any other company or enterprise to which the person provides services at Horizon PCS' request. In addition, Horizon PCS has directors' and officers' insurance providing indemnification for certain of its directors, officers and employees for these types of liabilities. Horizon PCS believes that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of Horizon PCS where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.


ITEM 13.  Financial Statements And Supplementary Data

     Our consolidated financial statements, the financial statement schedules required to be filed with this report and the report of independent public accountants are set forth on pages 85 through 115 below.

                    HORIZON TELCOM, INC. AND SUBSIDIARIES


                     Consolidated Financial Statements As of
                           December 31, 2000 and 1999
               And For Each of the Three Years in the Period Ended
                                December 31, 2000


                         Together With Auditors' Report

Report of Independent Public Accountants


To the  Board  of  Directors  and  Stockholders  of  Horizon  Telcom,  INC.  AND
SUBSIDIARIES:


We have audited the accompanying consolidated balance sheets of HORIZON TELCOM, INC. (an Ohio corporation) AND SUBSIDIARIES as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon Telcom, INC. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule on page 126 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                             /s/ ARTHUR ANDERSEN LLP


Columbus, Ohio,
February 16, 2001

HORIZON TELCOM, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
As Of December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                          2000                  1999
                                                                                    ------------------    -----------------
                                      ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                           $  192,011,997       $     3,790,455
   Accounts receivables - subscriber, less allowance for doubtful accounts of
     $1,826,000 in 2000 and $911,000 in 1999                                                4,527,098             1,242,100
   Accounts receivable - interexchange carriers and access charge pools, less
     allowance for doubtful accounts of $65,000 in 2000 and $67,000 in 1999                 3,475,340             2,744,140
   Receivables - other                                                                      3,327,190             1,414,864
   Inventories                                                                              6,756,789             4,070,078
   Taxes applicable to future years                                                         1,441,811             1,449,127
   Prepayments, investments and other                                                       6,349,176               571,516
                                                                                    ------------------    -----------------

              Total current assets                                                        217,889,401            15,282,280
                                                                                    ------------------    -----------------

DEFERRED CHARGES AND OTHER ASSETS:
   Unamortized debt expense                                                                14,292,486               233,299
   Prepaid pension costs                                                                    4,033,370             3,612,753
   Intangibles, net                                                                        52,879,934                     -
   Investments                                                                                387,169             4,542,813
   Other assets                                                                             1,041,280               930,385
                                                                                    ------------------    -----------------

              Total deferred charges and other assets                                      72,634,239             9,319,250
                                                                                    ------------------    -----------------

PROPERTY, PLANT AND EQUIPMENT:
   In service                                                                             170,960,204           111,297,730
   Less - accumulated depreciation                                                        (49,027,055)          (38,429,223)
                                                                                    ------------------    -----------------

              Property, plant and equipment in service, net                               121,933,149            72,868,507

   Construction work in progress                                                           53,608,590             4,243,328
                                                                                    ------------------    -----------------

              Total property, plant and equipment                                         175,541,739            77,111,835
                                                                                    ------------------    -----------------

                               Total assets                                            $  466,065,379        $  101,713,365
                                                                                    ==================    =================



(Continued on next page)

HORIZON TELCOM, INC. AND SUBSIDIARIES

As Of December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                                          2000                  1999
                                                                                    ------------------    ------------------
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Lines of credit                                                                    $    12,767,338      $      4,300,000
   Current maturities of long-term debt                                                     2,000,000                     -
   Notes payable                                                                                    -             1,032,000
   Accounts payable                                                                        13,323,743             1,460,304
   Accounts payable - interexchange carriers and access charge pools                        1,763,271             1,012,355
   Payable to Sprint                                                                        4,959,128                     -
   Accrued taxes                                                                            2,960,489             3,211,630
   Accrued vacation and payroll                                                             1,788,137             1,098,139
   Other accrued liabilities                                                               25,292,702             4,472,833
                                                                                    ------------------    ------------------
              Total current liabilities                                                    64,854,808            16,587,261
                                                                                    ------------------    ------------------

LONG-TERM DEBT AND OTHER LIABILITIES:
   Deferred Federal income taxes, net                                                       3,295,462             3,557,248
   Deferred income                                                                         10,844,378             3,721,837
   Postretirement benefit obligation                                                        4,717,774             4,221,902
   Notes payable                                                                          185,283,104            23,557,965
   Senior notes                                                                            20,000,000            22,000,000
   Other liabilities                                                                          264,138               373,400
                                                                                    ------------------    ------------------
              Total long-term debt and other liabilities                                  224,404,856            57,432,352
                                                                                    ------------------    ------------------

MINORITY INTEREST                                                                             983,883                     -

CONVERTIBLE PREFERRED STOCK                                                               134,421,881                     -

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock - class A, no par value, 200,000 shares authorized, 99,726 shares
     issued, stated at $4.25 per share                                                        423,836               423,836
   Common stock - class B, no par value, 500,000 shares authorized, 299,301 and
     299,178 shares issued in 2000 and 1999, respectively, stated at $4.25 per
     share                                                                                  1,272,029             1,271,506
   Additional Paid-in Capital                                                              72,354,113             2,311,801
   Deferred compensation                                                                   (1,503,889)           (2,177,897)
   Retained earnings (deficit)                                                            (24,521,176)           25,864,506
   Treasury stock - 43,947 shares at cost                                                  (6,624,962)                    -
                                                                                    -----------------     -----------------

              Total stockholders' equity                                                   41,399,951            27,693,752
                                                                                    ------------------    ------------------

                               Total liabilities and stockholders' equity              $  466,065,379        $  101,713,365
                                                                                    ==================    ==================

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                            2000                1999               1998
                                                                    ------------------  -----------------  -----------------
OPERATING REVENUES:
   Basic local and long-distance service                              $    17,543,244     $    17,103,224     $   16,759,830
   Network access                                                          17,275,754          17,508,729         15,627,492
   Internet access services                                                 3,621,025           3,141,282          2,084,410
   Equipment systems sales, information services, and paging
     services and other revenues                                            6,388,193           6,733,059          6,266,601
   Personal Communications Services revenue                                26,110,404           4,319,735            471,141
   PCS equipment sales                                                      3,061,022             600,451            308,933
                                                                    ------------------  -----------------    ---------------
       Total operating revenues                                            73,999,642          49,406,480         41,518,407
                                                                    ------------------  -----------------  -----------------

OPERATING EXPENSES:
   Cost of goods sold (exclusive of items shown separately below)          10,472,130           3,472,649          1,707,309
   Cost of services (exclusive of items shown separately below)            35,290,010          15,129,651         11,360,391
   Selling, general and administrative                                     51,470,120          25,716,562         18,388,869
   Non-cash compensation expense                                              852,718               2,671                  -
   Depreciation and amortization                                           13,057,587           9,589,410          8,023,571
                                                                    ------------------  -----------------  -----------------
       Total operating expenses                                           111,142,565          53,910,943         39,480,140
                                                                    ------------------  -----------------  -----------------

OPERATING INCOME (LOSS)                                                   (37,142,923)         (4,504,463)         2,038,267
                                                                    ------------------  -----------------  -----------------

NONOPERATING INCOME (EXPENSE):
   Loss on disposition of Personal Communication Licenses                           -                   -         (1,716,535)
   Gain on sale of PCS assets                                                       -           1,387,718                  -
   Subsidiaries preferred stock dividends                                  (2,782,048)                  -                  -
   Interest income and other, net                                           4,734,949              75,091             30,230
   Interest expense                                                       (12,193,821)         (3,598,275)        (2,359,049)
                                                                    ------------------  -----------------  -----------------
       Total nonoperating income (expense)                                (10,240,920)         (2,135,466)        (4,045,354)
                                                                    ------------------  -----------------  -----------------


LOSS BEFORE INCOME TAX BENEFIT                                            (47,383,843)         (6,639,929)        (2,007,087)
   AND MINORITY INTEREST

INCOME TAX BENEFIT                                                            895,576           2,158,831            800,004

MINORITY INTEREST IN LOSS                                                   2,301,344                   -                  -
                                                                    ------------------  -----------------  -----------------
LOSS BEFORE EXTRAORDINARY ITEMS                                           (44,186,923)         (4,481,098)        (1,207,083)

EXTRAORDINARY LOSS, NET OF TAX                                               (486,323)                  -                  -
                                                                    ------------------  -----------------  -----------------
NET LOSS                                                               $  (44,673,246)    $    (4,481,098)   $    (1,207,083)
                                                                    ==================  =================  =================
Basic and diluted loss per share before extraordinary item             $      (127.62)    $        (11.23)   $         (3.03)
Basic and diluted loss per share from extraordinary item                        (1.41)                 -                   -
                                                                    ------------------  -----------------  -----------------
Basic and diluted loss per share                                       $      (129.03)    $        (11.23)   $          (3.03)
                                                                    ==================  =================  =================
Weighted average shares outstanding                                           346,237             398,904            398,904
                                                                    ==================  =================  =================

The accompanying notes are an integral part of these consolidated financial statements.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                               class A       class B                  Additional      Deferred       Retained         Total
                               common        common      Treasury       Paid-in         Stock        Earnings     Stockholders'
                                 stock        stock        Stock        Capital     Compensation     (Deficit)       Equity
                               ----------- ------------ ------------ -------------- -------------- -------------- --------------

Balance, December 31, 1997     $  423,836  $ 1,271,506  $         -  $     131,233   $           - $  35,182,715  $  37,009,290
   Dividends                            -            -            -              -               -    (1,815,014)    (1,815,014)
   Net loss                             -            -            -              -               -    (1,207,083)    (1,207,083)
                               ----------- ------------ ------------ -------------- -------------- -------------- --------------

Balance, December 31, 1998        423,836    1,271,506            -        131,233               -    32,160,618     33,987,193
   Dividends                            -            -            -              -               -    (1,815,014)    (1,815,014)
   Deferred stock compensation          -            -            -      2,180,568      (2,180,568)            -              -
   Stock option compensation
     expense                            -            -            -              -           2,671             -          2,671
   Net loss                             -            -            -              -               -    (4,481,098)    (4,481,098)
                               ----------- ------------ ------------ -------------- -------------- -------------- --------------

Balance, December 31, 1999        423,836    1,271,506            -      2,311,801      (2,177,897)   25,864,506     27,693,752
   Acquisition of treasury
     stock                              -            -  (11,835,000)             -               -             -    (11,835,000)
   Acquisition of Bright                -            -    4,786,800     44,512,732               -             -     49,299,532
   Issuance of warrants                 -            -            -     33,600,647               -             -     33,600,647
   Stock issuance costs                 -            -            -       (234,464)              -             -       (234,464)
   Stock option compensation
     expense                            -            -            -        178,710         674,008             -        852,718
   Exercise of stock options            -          523            -          6,857               -             -          7,380
   Stock dividends paid                 -            -      473,100      1,037,666               -    (1,529,072)       (18,306)
   Tax on exchange of stock             -            -            -     (3,696,000)              -             -     (3,696,000)
   Tax on dividend                      -            -            -       (363,183)              -    (4,256,817)    (4,620,000)
   Dividends paid                       -            -            -              -               -    (1,793,038)    (1,793,038)
   Stock dividends received             -            -      (49,862)             -               -             -        (49,862)
   Minority interest
     adjustment                         -            -            -     (5,000,653)              -     1,866,491     (3,134,162)
   Net loss                             -            -            -              -               -   (44,673,246)   (44,673,246)
                               ----------- ------------ ------------ -------------- -------------- -------------- --------------

Balance, December 31, 2000     $  423,836   $1,272,029  $(6,624,962) $72,354,113    $(1,503,889)   $ (24,521,176) $   41,399,951
                               =========== ============ ============ ============== ============== ============== ==============


The accompanying notes are an integral part of these consolidated financial statements.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


                                                                          2000                1999                 1998
                                                                    ------------------  ------------------   -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                         $   (44,673,246)    $    (4,481,098)     $    (1,207,083)
                                                                    ------------------  ------------------   -----------------

   Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities, net of effect of acquisition:
     Depreciation and amortization                                         13,057,587           9,589,410            8,038,493
     Deferred Federal income taxes                                           (261,786)         (1,216,364)             102,931
     Deferred investment tax credits                                          (69,635)            (82,036)             (98,402)
     Extraordinary loss                                                       486,323                   -                    -
     Non-cash compensation expense                                            852,718               2,671                    -
     Non-cash interest expense                                              5,635,498                   -                    -
     Loss on disposition of Personal Communications Licenses                        -                   -            1,716,535
     (Gain) loss on disposal of fixed assets                                   21,277          (5,206,286)             114,907
     Non-cash preferred stock dividend of subsidiary                        2,782,048                   -                    -
     Minority interest in subsidiary                                       (2,301,344)                  -                    -
     Uncollectible operating revenues                                       2,487,170           1,136,099              348,562
     (Increase) decrease in certain assets:
       Accounts receivable                                                 (8,387,769)           (261,645)          (1,693,444)
       Inventories                                                         (2,707,991)           (271,432)            (916,297)
       Prepaid pension costs                                                 (420,617)           (720,765)            (726,556)
       Prepayments, investments and other                                  (2,864,492)           (154,586)             122,963
     Increase (decrease) in certain liabilities:
       Accounts payable                                                    10,529,126            (605,579)          (8,753,598)
       Deferred income                                                      6,911,554           3,721,837                    -
       Other accrued liabilities                                           18,086,085           3,934,096               39,183
       Postretirement benefit obligation                                      495,872             737,838              813,054
     Change in other assets and liabilities, net                             (138,290)            (21,231)             359,992
                                                                    ------------------  ------------------   -----------------
              Total adjustments                                            44,193,334          10,582,027             (531,677)
                                                                    ------------------  ------------------   -----------------

         Net cash provided by (used in) operating activities                 (479,912)          6,100,929           (1,738,760)
                                                                    ------------------  ------------------   -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures, net                                             (101,491,729)        (17,799,773)         (15,984,218)
   Proceeds from sale of fixed assets                                         834,000          20,450,000                    -
   Net cash acquired in acquisition of Bright (Note 2)                      4,926,803                   -                    -
   Investment in joint venture                                             (1,032,000)         (2,068,000)                   -
                                                                    ------------------  ------------------   -----------------
         Net cash provided by (used in) investing activities          $   (96,762,926)  $         582,227      $   (15,984,218)
                                                                    ------------------  ------------------   -----------------

(Continued on next page)

HORIZON TELCOM, INC. AND SUBSIDIARIES

For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                                      2000                 1999               1998
                                                                ------------------   ------------------ -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Notes and term loans payable - borrowings, net of repayments
                                                                    $ 185,321,607      $    (5,641,354)   $    17,953,712
   Exercise of stock options                                                7,380                    -                  -
   Issuance of preferred stock                                        126,500,000                    -                  -
   Deferred financing fees                                            (15,410,327)                   -                  -
   Stock issuance costs                                                (9,161,242)                   -                  -
   Dividends paid                                                      (1,793,038)          (1,815,014)        (1,815,014)
                                                                ------------------   ------------------ -----------------
         Net cash (used in) provided by financing activities          285,464,380           (7,456,368)        16,138,698
                                                                ------------------   ------------------ -----------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                                      188,221,542             (773,212)        (1,584,280)

CASH AND CASH EQUIVALENTS, beginning of year                            3,790,455            4,563,667          6,147,947
                                                                ------------------   ------------------ -----------------

CASH AND CASH EQUIVALENTS, end of year                              $ 192,011,997     $      3,790,455   $      4,563,667
                                                                ==================   ================== =================

Cash paid during the year for:
   Interest, net of amounts capitalized                           $     4,330,600     $      3,569,284   $      3,569,284
   Income taxes                                                         9,078,515            3,278,100          3,278,100


NONCASH TRANSACTIONS:
--------------------

The purchase of the Company's common stock (Note 13) was financed through a $13,000,000, one year, unsecured 13% senior subordinated promissory note to a third party lender. The lender converted 100% of the outstanding principal and interest into Horizon PCS' convertible preferred stock valued at $14,066,611 (Note 11).

The proceeds from the issuance of the discount notes have been allocated to long-term debt and the value of the warrants ($20,245,000 or $5.32 per share) has been allocated to additional paid-in capital (Note 8).

Horizon PCS agreed to grant to Sprint PCS warrants to acquire 2,510,460 shares of Horizon PCS' class A common stock, valued at $13,356,000, in exchange for the right to service PCS markets in additional areas (Note 14).

During 2000, 1999 and 1998, the Company incurred approximately $1,718,000, $118,900 and $731,000, respectively, of additional debt related to the purchase of Rural Telephone Finance Cooperative subordinated capital certificates (Note
5).

During 1999, Horizon PCS had outstanding notes payable totaling $1,032,000 related to the investment in joint venture.

During 1998, the Company returned the majority of its personal communications licenses to the FCC which eliminated the associated debt of approximately $10,116,000.



The accompanying notes are an integral part of these consolidated financial statements.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     Business Organization and Principles of Consolidation
     -----------------------------------------------------

     The accompanying consolidated financial statements reflect the operations of Horizon Telcom, Inc. (the Company) and its subsidiaries, The Chillicothe Telephone Company (Chillicothe Telephone), Horizon PCS, Inc. (Horizon PCS), Horizon Services, Inc. (Services), and United Communications, Inc. (United). All material intercompany transactions and balances have been eliminated in consolidation.

     On April 26, 2000, Horizon Telcom, Inc. formed Horizon PCS, Inc. On June 27, 2000, Horizon Telcom, Inc. transferred 100% ownership of Horizon Personal Communications, Inc. (HPC) to Horizon PCS in exchange for 53,806,200 shares of stock of Horizon PCS. This transfer was accounted for as a reorganization of companies under common control in a manner similar to a pooling-of-interests in the consolidated financial statements. HPC will continue to exist and conduct business as a wholly-owned subsidiary of Horizon PCS.

     The Company is a facilities-based telecommunications carrier that provides a variety of voice and data services to commercial, residential/small business and local market segments. The Company provides landline telephone service, VDSL television service, and Internet access services to the southern Ohio region, principally in and surrounding Chillicothe, Ohio. The Company also provides PCS operations to a twelve state region in the Midwest, including Ohio, Indiana, Virginia, and West Virginia, as an affiliate of Sprint PCS (Note 4).

     Estimates
     ---------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------

     Cash and cash  equivalents  include cash on hand,  demand  deposits,  money
     market  accounts,   and  investments  in  commercial  paper  with  original
     maturities of three months or less.

     Inventories
     -----------

     Inventories consist of equipment held for resale, materials and supplies and installation-related work in progress held by Chillicothe Telephone and Horizon PCS. Chillicothe Telephone inventories include the cost (determined by the first-in, first-out method) of equipment to be used in the installation of telephone systems, as well as costs related to direct sales orders in process. Horizon PCS inventories consist of handsets and related accessories which are carried at the lower of cost (determined by the weighted average method) or market (replacement cost).

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     Inventories consist of the following for the years ended December 31, 2000 and 1999:

                                                     2000           1999
                                                  -------------  --------------

        Equipment held for resale                 $   3,968,704  $   2,358,518
        Materials, supplies and work in progress      2,788,085      1,711,560
                                                  -------------  --------------

        Total inventories                         $   6,756,789  $   4,070,078
                                                  =============  ==============

     Property, Plant and Equipment
     -----------------------------

     Property,  plant and equipment is stated at original cost.  Included in the
     cost  of   construction   for  the   Company   are  items  such  as  direct
     payroll-related benefits and interest capitalized during construction.

     Property, plant and equipment consists of the following for the years ended December 31, 2000 and 1999:


                                                                        2000                 1999
                                                                  -----------------    -----------------

         Land and building                                          $   11,324,343       $   9,689,921
         Network assets                                                128,213,234          80,972,128
         Computer and telecommunications equipment                      22,577,446          15,494,383
         Furniture and office equipment                                  4,277,098           2,005,648
         Vehicles                                                        4,568,083           3,135,650
                                                                  -----------------    -----------------
              Total property, plant and equipment in service           170,960,204         111,297,730
         Less- accumulated depreciation                                (49,027,055)        (38,429,223)
                                                                  -----------------    -----------------

              Property, plant and equipment, net                     $ 121,933,149        $ 72,868,507
                                                                  =================    =================

     During 1999, the Company sold certain PCS equipment, including ancillary equipment and base stations, to an external third party. The sale resulted in a gain of approximately $1,388,000, which is included in the Company's consolidated statement of operations.

     The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121. Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. At December 31, 2000 and 1999, the Company had no impaired assets.

     Depreciation
     ------------

     Chillicothe Telephone provides for depreciation under the straight-line method using rates based on the estimated service lives of the various classes of property. The provisions were equivalent to an annual rate of approximately 7.1% and 6.9% of the average depreciable property cost for 2000 and 1999, respectively.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     In 1996, the Public Utilities Commission of Ohio (PUCO) approved Chillicothe Telephone's application to increase annual depreciation rates and to amortize an estimated depreciation reserve deficiency of approximately $4,600,000 over a five year period beginning January 1, 1996. Amortization of the depreciation reserve deficiency was approximately $740,000, $798,000 and $732,000 during 2000, 1999 and 1998, respectively.
     This deficiency was fully amortized as of December 31, 2000.

     In 1998, Chillicothe Telephone retired its 1210 digital switch upon completion of the conversion to a new EWSD digital switch. In 1998, the PUCO approved the Company's application to amortize the remaining undepreciated cost of the 1210 digital switch of approximately $1,344,000 over a five year period beginning April 1, 1998. Amortization of the switch was approximately $269,000, $267,000 and $208,000 in 2000, 1999 and 1998,
     respectively. The remaining unamortized balance was approximately $598,000 and $867,000 as of December 31, 2000 and 1999, respectively, and is included in other assets on the accompanying consolidated balance sheet.

     Horizon PCS, Services and United Communications provide for depreciation and amortization under the straight-line method based on the estimated service lives of the various classes of property. Estimated useful lives are as follows:

                                                 Years
                                               -----------

           Network assets                         5-15
           Furniture and office equipment          5
           Computer equipment                     3-5
           Vehicles                                5

     Debt Issuance Costs
     -------------------

     In connection with the issuance of long-term debt discussed in Note 8, the Company has incurred a total of $14,331,000 in deferred financing costs in 2000. These debt issuance costs are amortized using the effective interest method over the term of the underlying obligation, ranging from eight to ten years. For the years ended December 31, 2000, 1999 and 1998, $726,000, $23,000 and $20,000 of amortization on debt issuance costs were included in interest expense.

     Revenue Recognition
     -------------------

     Chillicothe Telephone is an independent local exchange carrier that provides local telephone service within ten local exchanges, servicing approximately 37,800 customers.

     Chillicothe Telephone follows an access charge system as ordered by the FCC and the PUCO in 1984. The access charge methodology provides a means whereby local exchange carriers, including Chillicothe Telephone, provide their customers access to the facilities of the long-distance carriers and charge long-distance carriers for interconnection to local facilities.

     The PUCO issued an Opinion and Order effective January 1, 1988 for reporting intraLATA toll revenues. This methodology is defined as the Originating Responsibility Plan with a Secondary Carrier Option (ORP-SCO). This plan calls for one or more primary carriers in each LATA with other local exchange carriers acting as secondary carriers. The secondary carriers provide the primary carrier with access to local facilities and are compensated based upon applicable intraLATA access charge tariffs. Chillicothe Telephone is a primary carrier. IntraLATA toll revenue is

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     reflected in basic and long-distance service revenue on the accompanying consolidated statements of operations, and is recognized as such services are provided. Estimated unbilled amounts are accrued at the end of each month.

     Chillicothe Telephone recognizes revenue for billing and collection services performed on behalf of certain interexchange carriers. Chillicothe Telephone is reimbursed for this service based on the number of messages billed on behalf of the interexchange carrier. The revenues from this service are recognized in the same period that the services are provided. Chillicothe Telephone also recognizes advertising revenues from its telephone directory. Telephone directory customers sign an annual contract which is billed in twelve equal installments. The revenue derived from directory advertising is recognized equally over the twelve month period of the directory. These items are recorded in other revenues on the accompanying consolidated statements of operations.

     Chillicothe Telephone recognizes revenues on the completed contract basis for the installation of telecommunication and other related equipment. These revenues are reported as equipment system sales on the accompanying statement of operations. Maintenance revenues are recognized over the life of the contract, and recorded as other revenues on the accompanying statement of operations.

     Horizon PCS is a non-regulated entity that provides wireless personal communications services (Note 4). Horizon PCS sells handsets and accessories which are recorded at the time of the sale as equipment revenue. After the handset has been purchased, the subscriber purchases a service package which is recognized monthly as service is provided and is included as Personal Communications Service revenue. Roaming revenue is recorded when Sprint PCS subscribers, other Sprint PCS affiliate subscribers and non-Sprint PCS subscribers roam onto Horizon PCS' network.

     Horizon PCS began charging activation fees in 2000. The accounting policy for the recognition of activation fee revenue is to record the revenue over the periods such revenue is earned in accordance with the current interpretations of SEC Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. Accordingly, activation fee revenue and direct customer activation expense has been deferred and will be recorded over the average life for those customers (36 months) that are assessed an activation fee. As of December 31, 2000, the Company has recognized approximately $47,000 of activation fee revenue and has deferred $393,000 of activation fee revenue and direct customer activation expense.

     An affiliation fee of 8% of collected personal communications service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network, is accrued as services are provided and remitted to Sprint PCS and recorded as cost of service. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% affiliation fee.

     Certain of the personal communications equipment sales are made through independent distributors under agreements allowing the right of return on merchandise not sold by the distributors. The Company defers recognition of such sales until the merchandise is sold by the distributors.

     United Communications is an FCC licensed radio common carrier that provides primarily Internet access services and wireless transmission service relating to mobile telephones and analog and digital paging services in the state of Ohio, as well as reselling long-distance services. Revenues on equipment sales are recognized at the time of sale. Revenues for the Internet and paging service are recognized monthly as service is rendered. In December 2000, United Communications sold the assets of its paging business to an unrelated third party and recognized a loss of approximately $230,000.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     Minority Interest
     -----------------

     As part of the acquisition of Bright Personal Communication Services, LLC (Bright) (Note 2), the former members of Bright have a 7.974% ownership in Horizon PCS. The Company accounts for this ownership by recording the portion of net income (loss) attributable to the minority shareholders ($2,301,344 loss in 2000) as minority interest in earnings (loss) in the accompanying consolidated statement of operations. Minority interest in the underlying equity of Horizon PCS is $983,883 as of December 31, 2000.

     Advertising Costs
     -----------------

     Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $4,645,000, $1,207,000 and $636,000 for the years ended December 31, 2000, 1999, and
     1998, respectively.

     Stock Based Compensation
     ------------------------

     The Company accounts for compensation cost associated with its stock compensation plans for employees in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company applies SFAS No. 123, Accounting for Stock Based Compensation and related interpretations, for options granted to non-employees.

     Federal Income Taxes
     --------------------

     The Company accounts for income taxes pursuant to the requirements of SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are adjusted for future changes in tax rates.

     Investment tax credits have been deferred and are being amortized over the estimated service lives of the related property.

     Concentration of Credit Risk
     ----------------------------

     The Company maintains cash and cash equivalents in an account with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The financial institution is one of the largest banks in the United States and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

     Further, the Company maintains accounts with nationally recognized investment managers. Such deposits are not insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with these uninsured deposits.

     Other financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The risk is limited due to the large number of customers comprising the Company's customer base.

     Deferred Income
     ---------------

     During 2000, Horizon PCS received approximately $7,200,000 of site bonuses from SBA, which constructs towers leased by Horizon PCS. Horizon PCS has entered into ten year leases of these towers and therefore recognizes the

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     site bonus over the life of the respective lease. The amortization of the site bonus is recorded as a reduction to lease expense. For the year ended December 31, 2000, Horizon PCS had reduced lease expense by approximately $320,000 related to amortization of the site bonus.

     In October 1999, the Company sold all of its towers, including both in-service property and construction work in progress, to an external third party. The towers were then leased back by Horizon PCS (Note 16). The gain on the sale of the towers was $3,817,269. Since this transaction is classified as a sale-leaseback, the gain was deferred and is being recognized over the ten-year term of the operating lease. Amortization of the gain recognized during 2000 and 1999 totaled approximately $381,000 and $95,000, respectively, and is offsetting the related lease expense.

     Comprehensive Loss
     ------------------

     There were no differences between net loss and comprehensive loss, as the Company had no transactions or items that would require inclusion in other comprehensive income as defined by SFAS No. 130, Reporting Comprehensive Income.

     Net Loss per Share
     ------------------

     The Company computes net loss per common share in accordance with SFAS No. 128, Earnings per Share and SEC Staff Accounting Bulletin No. 98. Basic and diluted loss per share is computed by dividing loss, for each period, by the weighted-average outstanding common shares. No conversion of common stock equivalents (stock options granted by the Company, Note 15) has been assumed in the calculations since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share are the same for basic and diluted net loss per share calculations for all periods presented. As further discussed in Notes 11, 14 and 15, Horizon PCS has issued stock options, stock purchase warrants and convertible preferred stock, which may impact minority interest and the related earnings or loss of the Company.

     Issued Accounting Pronouncements
     --------------------------------

     On July 8, 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 137, Deferral of the Effective Date of SFAS 133. SFAS No. 137 defers the effective date of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, to all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption did not have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

     Reclassifications
     -----------------

     Certain prior year amounts have been reclassified to conform with the 2000 presentation.

(2)  Acquisitions
     ------------

     During 1999 Horizon PCS entered into a joint venture agreement through the purchase of 25.6% of Bright Personal Communications Services, LLC (Bright). The investment was accounted for under the equity method. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana, and Michigan.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     On June 27, 2000, Horizon PCS acquired the remaining 74.4% of Bright in exchange for approximately 8% of Horizon PCS' class B common stock (4,678,800 shares valued at approximately $34,000,000) and approximately 40% of the Horizon Telcom, Inc. common stock owned by Horizon PCS (31,912 shares valued at $15,300,000) (Note 13).

     This acquisition was treated as a purchase for accounting purposes. The consolidated statement of operations includes the results of Bright from June 28, 2000.

     In conjunction with this transaction, Horizon PCS also acquired the Bright management agreement with Sprint PCS and, with it, the right to operate using Sprint PCS licenses in Bright's markets. Horizon PCS has recognized an intangible asset totaling $33,000,000 related to this licensing agreement which will be amortized over 20 years, the initial term of the underlying management agreement. Amortization commenced in June 2000. Amortization expense for the year ended December 31, 2000 is $867,672.

     The purchase price, as preliminarily allocated, exceeds the fair market value of the net assets acquired by approximately $7,778,000. The resulting goodwill will be amortized on a straight-line basis over 20 years. Amortization commenced in June 2000. Amortization expense for the year ended December 31, 2000 is $197,685.

     The preliminary purchase price allocation of the fair value of assets acquired and liabilities assumed is summarized below:

       Working capital                    $   2,072,000
       Property and equipment                 6,328,000
       Sprint PCS licenses                   33,000,000
       Goodwill                               7,777,752
       Other assets                             122,000

     The following unaudited pro forma summary presents the net revenues, net loss and loss per share from the combination of the Company and Bright, as if the acquisition had occurred at the beginning of the 2000 and 1999 fiscal years. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of the future results of operations of the combined enterprise:

                                         Year Ended December 31,
                                  ---------------------------------------
                                        2000                  1999
                                  -----------------     -----------------

      Net revenue                   $ 73,492,525          $ 49,333,479
      Net loss                       (44,774,980)           (4,603,448)
      Basic and diluted per share       (123.32)               (11.54)

     Prior to acquisition, Bright had not commenced revenue-generating operations and was paying a management fee to its investor, Horizon PCS. The management fee recognized by Horizon PCS in the period prior to the acquisition date is included in net revenue. In the pro forma disclosure above, this management fee revenue is fully eliminated.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

(3)  Segment Information
     -------------------

     The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires companies to define and report financial and descriptive information about its operating segments. The Company is organized around the differences in the products and services it offers. Under this organizational structure, the Company operates in two reportable business segments: landline telephone services and wireless personal communications services. The landline telephone services segment includes three major revenue streams: basic local service, long-distance service and network access services. The wireless personal communications services segment also includes three major revenue streams:
     PCS subscriber revenues, PCS roaming revenues and PCS equipment sales.

     The Company evaluates the performance of the segments based on operating earnings before the allocation of administrative expenses. Information about interest income and expense, and income taxes is not provided on a segment level. The accounting policies of the segments are the same as described in the summary of significant accounting policies. Corporate assets represent assets maintained by services for the benefit of all segments.

     The following table includes revenue, operating earnings, capital expenditures and depreciation and amortization expense for the fiscal years ended December 31, 2000, 1999 and 1998 and assets as of December 31, 2000 and 1999 for each segment and reconciling items necessary to total to amounts reported in the financial statements:

                                                                             Net Revenues
                                                        -------------------------------------------------------
                                                             2000                1999                1998
                                                        ----------------    ----------------    ---------------

        Landline telephone services                     $    34,818,998     $    34,611,953     $    32,387,322
        Personal communications services                     29,171,426           4,920,186             780,074
        All other                                            10,009,218           9,874,341           8,351,011
                                                        ----------------    ----------------    ---------------
       Total net revenue (external customers)            $   73,999,642     $    49,406,480     $    41,518,407
                                                        ================    ================    ===============


                                                                        Intercompany Revenues
                                                        -------------------------------------------------------
                                                             2000                1999                1998
                                                        ----------------    ----------------    ---------------

        Landline telephone services                     $       644,321    $        545,813    $        817,824
        Personal communications services                         21,348              11,059               2,746
        All other                                                15,261              11,670              14,084
                                                        ----------------    ----------------    ---------------
       Total intercompany revenue                       $        680,930    $        568,542    $        834,654
                                                        ================    ================    ===============

                                                                      Operating Earnings (Loss)
                                                        -------------------------------------------------------
                                                             2000                1999                1998
                                                        ----------------    ----------------    ---------------

        Landline telephone services                       $  13,155,621       $  15,407,749       $  14,310,518
        Personal communications services                    (40,724,467)        (12,850,711)         (7,920,304)
        All other                                             1,548,800           1,724,587           2,174,226
        Unallocated administrative expenses                 (11,122,877)         (8,786,088)         (6,526,173)
                                                        ----------------    ----------------    ---------------
       Total operating earnings (loss)                  $   (37,142,923)      $  (4,504,463)       $  2,038,267
                                                        ================    ================    ===============

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

                                                                    Depreciation and Amortization
                                                        -------------------------------------------------------
                                                             2000                1999                1998
                                                        ----------------    ----------------    ---------------

        Landline telephone services                     $     6,313,846     $     6,046,874     $     5,634,296
        Personal communications services                      6,134,458           2,532,982           1,686,089
        All other                                               609,283           1,009,554             703,186
                                                        ----------------    ----------------    ---------------
       Total depreciation and amortization              $    13,057,587     $     9,589,410     $    8,023,571
                                                        ================    ================    ===============

                                                                         Capital Expenditures
                                                        -------------------------------------------------------
                                                             2000                1999                1998
                                                        ----------------    ----------------    ---------------

        Landline telephone services                       $  14,032,169      $    8,803,298     $     6,904,271
        Personal communications services                     83,562,958           8,640,456           8,397,182
        All other                                             3,896,602             356,019             682,765
                                                        ----------------    ----------------    ---------------
       Total capital expenditures                          $101,491,729     $    17,799,773     $    15,984,218
                                                        ================    ================    ===============


                                                                      Assets
                                                        -----------------------------------
                                                             2000                1999
                                                        ----------------    ----------------

        Landline telephone services                     $    70,991,973       $  62,432,630
        Personal communications services                    385,060,550          32,878,756
        All other                                             4,711,189           1,804,237
        Corporate                                             5,301,667           4,597,742
                                                        ----------------    ----------------
       Total assets                                       $ 466,065,379       $ 101,713,365
                                                        ================    ================


     Other business activities of the Company include Internet access services, equipment systems sales, information services and other revenues which do not meet the definition of a reportable segment under SFAS No. 131. Amounts related to these business activities are included above under "All other." Unallocated administrative expenses and corporate assets represent amounts not identified to an operating segment.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     Net operating revenues by product and services were as follows:

                                                             2000                1999                1998
                                                        ----------------    ----------------    ---------------

          Basic local services                            $  14,413,686     $    13,807,521       $  12,464,548
          Long-distance services                              3,129,558           3,295,703           4,295,282
          Network access services                            17,275,754          17,508,729          15,627,492
                                                        ----------------    ----------------    ---------------
             Total landline telephone services               34,818,998          34,611,953          32,387,322
                                                        ----------------    ----------------    ---------------

          PCS subscriber revenues                            17,702,302           3,677,773             452,954
          PCS roaming revenues                                8,408,102             641,962              18,187
          PCS equipment sales                                 3,061,022             600,451             308,933
                                                        ----------------    ----------------    ---------------
          Total wireless personal
               communication services                        29,171,426           4,920,186             780,074
                                                        ----------------    ----------------    ---------------

          Internet access services                            3,621,025           3,141,282           2,084,410
          Equipment systems sales                             1,482,693           1,905,541           1,654,681
          Information Services                                1,172,366           1,227,311           1,115,169
          Other                                               3,733,134           3,600,207           3,496,751
                                                        ----------------    ----------------    ---------------
           Total Other                                       10,009,218           9,874,341           8,351,011
                                                        ----------------    ----------------    ---------------
              Total Operating Revenues                    $  73,999,642       $  49,406,480       $  41,518,407
                                                        ================    ================    ===============

(4)  Personal Communications Services (PCS)
     --------------------------------------

     In October 1996, the FCC conditionally granted Horizon PCS licenses to provide personal communications services in various parts of Ohio, West Virginia and Kentucky (a total of five licenses). The FCC financed the licenses. According to FCC rules, the licenses were conditional upon the full and timely payment of the licenses cost. The licenses were subject to a requirement that Horizon PCS constructs and operates facilities that offer coverage to a defined population within the relevant license areas within a defined period. Horizon PCS began the engineering and design phase in 1996 and began the construction of the personal communications network in early 1997. Horizon PCS began providing digital, wireless personal communications services in August 1997.

     In 1997, the FCC offered four options to certain PCS license holders to change the payment terms of the FCC financed debt. These options were: continuing with the current installment plan (status quo); return half of the spectrum from any or all of the licenses in exchange for a proportionate reduction in debt (disaggregation); turning in all licenses in exchange for total debt forgiveness (amnesty); or prepay for as many licenses as Horizon PCS can afford at face value while returning other licenses in exchange for debt forgiveness (prepayment).

     During 1998, Horizon PCS elected to return all of the spectrum from four licenses and half of the spectrum from the fifth license. As a result of returning the spectrum to the FCC, Horizon PCS recognized a loss of approximately $1,700,000. The loss primarily represents the write-off of capitalized license bid costs and certain spectrum clearance costs, as well as the write-down of the license retained by Horizon PCS to its recoverable value.

     In connection with the return of the spectrum, Horizon PCS entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998. These agreements provide Horizon PCS with the exclusive right

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     to build, own, and manage a wireless voice and data services network in markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee, and Maryland under the Sprint PCS brand. Horizon PCS is required to build out the wireless network according to Sprint PCS specifications. The term of the agreements is 20 years with three successive 10-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements commenced in June 1998, but payments of the management fee did not commence until Horizon PCS converted to a fully branded Sprint PCS affiliate in October 1999. The management agreements included indemnification clauses between Horizon PCS and Sprint PCS to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

     In May 2000, Horizon PCS expanded its management agreement with Sprint PCS. This allows Horizon PCS to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey.

     The Sprint PCS agreements require Horizon PCS to interface with the Sprint PCS wireless network by building Horizon PCS' network to operate on PCS frequencies licensed to Sprint PCS in the 1900 MHz range. Under the Sprint PCS agreements, Horizon PCS has agreed to:

          o construct and manage a network in Horizon PCS' territory in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

          o distribute, during the term of the management agreement, Sprint PCS' PCS products and services;

          o conduct advertising and promotion activities in Horizon PCS' territory; and

          o manage that portion of Sprint PCS' customer base assigned to Horizon PCS' territory.

     The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. Horizon PCS has agreed to operate its network to provide for a seamless handoff of a call initiated in its territory to a neighboring Sprint PCS network. The Sprint PCS management agreements require Horizon PCS to complete specified portions of its markets by specified dates.

     Horizon PCS must comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs to the extent that Sprint PCS meets these requirements.

     A failure to meet the build-out requirements for any of Horizon PCS' markets, or to meet Sprint PCS' technical requirements, would constitute a breach of the Sprint PCS agreements that could lead to their termination if not cured within a cure period of 30 to 180 days, depending on the nature of the breach. If Sprint PCS terminates these agreements, Horizon PCS will no longer be able to offer Sprint PCS products and services. Additionally, Sprint PCS may purchase Horizon PCS' operating assets or capital stock for 72% of the entire business value. Horizon PCS is currently in compliance with these requirements or has obtained appropriate waivers from Sprint.

     Expense related to the management fees charged under the agreement was approximately $1,302,000 and $130,000 for the years ended December 31, 2000 and 1999, respectively. The management fee is determined as 8% of certain collected personal communications services revenues (Note 1).

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

(5)  Investments
     -----------

     The Company's long-term investments include the following:

                                                          2000          1999
                                                    --------------  ------------

     Bright Personal Communications Services, LLC    $         -      3,057,680
     Illuminet                                           250,000        250,000
     RTFC subordinated capital certificates                    -      1,177,898
     Miscellaneous investments                           137,169         57,235
                                                   --------------  ------------
                                                     $   387,169    $ 4,542,813
                                                   ==============  ============

     As of December 31, 1999 the Company had an investment in Bright. The Company bought out the other members during 2000 (Note 2).

     The Company holds $250,000 of the common stock in Illuminet, formerly USTN Holdings, Inc., resulting in a 0.46% interest accounted for under the cost method.

     As part of the term loan facility for the construction of the personal communications network (Note 8), the Company was required to purchase Rural Telephone Finance Cooperative's (RTFC, the lender) subordinated capital certificates with each draw on the loan. These certificates, totaling approximately $2,895,000 as of December 31, 2000, will be redeemed by the lender in 2001 and are recorded in prepayments, investments and other in the accompanying consolidated balance sheet. The Company believes the carrying value of this investment approximates fair market value.

(6)  Lines of Credit
     ---------------

     During 2000, Chillicothe Telephone entered into an agreement with a bank for a line of credit that provides maximum borrowings of $15,000,000, payable on demand. Interest accrues on the outstanding balance at a fluctuating rate tied to the LIBOR rate (8.3% as of December 31, 2000) and is due and payable monthly. The outstanding balance at December 31, 2000 was $12,767,338. The line of credit contains a covenant requiring minimum tangible net worth. As of December 31, 2000, Chillicothe Telephone was in compliance with the covenant.

     During 1998, the Company entered into a revolving line of credit agreement with a bank that provides for maximum borrowings of up to $10,000,000, payable upon demand. The total outstanding balance as of December 31, 1999 was $4,300,000. Interest accrued at a rate determined by the bank on each draw (7.6% at December 31, 1999) and was payable quarterly. This line of credit was terminated when the line of credit above was originated.

     The Company had a line of credit agreement with a bank that provided for maximum borrowings of up to $4,000,000, payable upon demand. There was no outstanding balance as of December 31, 1999. This line of credit was terminated when the line of credit above was originated.

     On September 26, 2000, Horizon PCS entered into a $95,000,000 line of credit that expires on September 30, 2008 as part of its senior secured credit facility agreement (Note 8). As of December 31, 2000, Horizon PCS had not borrowed on this line of credit. Horizon PCS pays an annual commitment fee of 1.375% of the unused line at the end of each quarter. Horizon PCS incurred $306,000 for the line of credit commitment fee for the year ended December 31, 2000.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     In May 2000, the Company entered into a $5,000,000 general corporate line of credit with a bank, the proceeds of which were used for financing of construction expenditures. Interest was at the bank's standard line of credit rate plus 100 basis points and was payable quarterly beginning in the first quarter after the initial advance. In September 2000, this line of credit was fully repaid and terminated with the proceeds from the financing described in Note 8 below.

     In March 2000, the Company entered into a $5,000,000 interim revolving line of credit with a bank, the proceeds of which were used for general working capital purposes. Interest was at the bank's prevailing prime rate plus 150 basis points and was payable quarterly, beginning in the first quarter after the initial advance. In September 2000, this line of credit was fully repaid and terminated with the proceeds from the financing described in
     Note 8 below.

(7)  Short-Term Note Payable
     -----------------------

     In February 2000, Horizon PCS purchased 78,900 shares of Horizon Telcom, Inc. common stock from an external shareholder. This purchase was financed through a $13,000,000, one year, unsecured 13% senior subordinated promissory note to a third party lender. The lender converted 100% of the outstanding principal and unpaid interest into Horizon PCS' convertible preferred stock on September 26, 2000, as part of Horizon PCS' financing activities (Note 8). The value converted into convertible preferred stock was $14,066,611 (Note 11).

(8)  Long-Term Debt
     --------------

     Scheduled maturities of long-term debt and long-term senior notes payable are as follows:

            Year                                 Amount
        -----------------------------       -----------------

             2001                            $     2,000,000
             2002                                  2,000,000
             2003                                  2,000,000
             2004                                  2,375,000
             2005                                  2,500,000
             Thereafter                          196,408,104
                                            -----------------
                                                 207,283,104
         Less: current maturities                 (2,000,000)
                                            -----------------
                                               $ 205,283,104
                                            =================

     The components of long-term debt outstanding at December 31, 2000 and 1999 are as follows:

                                             2000                  1999
                                        ----------------     -----------------

        Accreted senior discount notes    $135,283,104     $
                                                                           -
        Senior secured credit facility      50,000,000
                                                                           -
        Term loan payable                            -            23,557,965
        Senior notes payable                20,000,000            22,000,000
                                        --------------     -----------------
          Total                           $205,283,104       $    45,557,965
                                        ==============     =================

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     On September 26, 2000, Horizon PCS received $149,680,050 from the issuance of $295,000,000 of senior discount notes due 2010. The notes accrete in value until October 1, 2005 at a rate of 14% compounded semi-annually. Cash interest on the notes will become payable on April 1 and October 1 of each year, beginning on April 1, 2006. The senior discount notes include warrants to purchase 3,805,500 shares of Horizon PCS' class A common stock. The warrants represent the right to purchase an aggregate of approximately 4.0% of the issued and outstanding common stock of Horizon PCS on a fully diluted basis, assuming the exercise of all outstanding options and warrants to purchase common stock and the conversion into shares of class A common stock of the convertible preferred stock (Note 11).

     The proceeds from the issuance of the discount notes were allocated to long-term debt and the value of the warrants ($20,245,000 or $5.32 per share) was allocated to additional paid-in capital. The fair value of the warrants was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected yield of 0.0%, a risk free interest rate of 6.5%, expected life of 10 years (equal to the term of the warrants) and a volatility of 95%.

     On September 26, 2000, and concurrent with the sale of the convertible preferred stock (Note 11) and the senior discount notes described above, Horizon PCS entered into a senior secured credit agreement with a financial institution to provide an aggregate commitment, subject to certain conditions, of up to $250,000,000 (including a $95,000,000 line of credit described in Note 6). The credit facility bears interest at various floating rates, which approximate one to six month LIBOR rates plus 3.5% - 4.0% (approximately 9.7% - 10.6% at December 31, 2000). At December 31, 2000, the outstanding balance on the senior secured credit agreement was $50,000,000. Horizon PCS pays a commitment fee of 1.375% on the unused portion of the $250,000,000 facility. Horizon PCS incurred a total of $680,000 of commitment fee expense for the year ended December 31, 2000.

     In  connection  with the  acquisition  of  Bright,  Horizon  PCS  assumed a ten-year secured term loan totaling $35,400,000. The note was collateralized by the equipment. In September 2000, this note was fully repaid and terminated with the proceeds from the financing described above.

     In May 2000, the Company entered into a $40,500,000 term loan facility with a financial institution to purchase certain PCS equipment to construct Horizon PCS' personal communications network. Maximum advances on the note totaled $38,475,000. This loan was secured by equipment, collateral assignments of Horizon PCS' tower leases, and pledges of Horizon PCS stock and ownership interests in Bright. In September 2000, this loan was fully repaid and terminated with the proceeds from the financing described above.

     In December 1998, Horizon PCS issued notes payable totaling $10,000,000 to finance the build-out of the personal communications network and repay short-term debt. The note was collateralized by the equipment purchased. This note was repaid during 1999 with proceeds from the sale of the Company's PCS towers (Note 1).

     In June 1998, Chillicothe Telephone issued Senior Notes (1998 Senior Notes) of $11,000,000 and $1,000,000 to insurance companies. Annual principal payments of $1,200,000 begin in 2009 and continue until 2018. The interest rate on the outstanding balance at December 31, 2000 and 1999 was 6.62%. The 1998 Senior Notes contain various financial covenants, the most restrictive covenants being the minimum net worth requirement, the limitation of funded debt requirement, and the restricted intercompany payments and investment requirements. As of December 31, 2000, the Company was in compliance with such covenants.

     In November 1993, Chillicothe Telephone issued Senior Notes (1993 Senior Notes) of $6,000,000 and $4,000,000 to insurance companies. Annual principal payments of $2,000,000 begin in 2001 and continue until 2005. The interest rate on the outstanding balance at December 31, 2000 and 1999 was

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     6.72%. The 1993 Senior Notes contain various financial covenants, the most restrictive covenants being the minimum net worth requirement, the limitations on funded debt requirement, and the restricted intercompany payments and investment requirements. As of December 31, 2000, the Company was in compliance with such covenants.

     In August 1997, Horizon PCS entered into a term loan facility with a bank to purchase certain equipment to construct Horizon PCS' personal communications network. The note was collateralized by the same equipment. In addition, certain obligations under this loan had been guaranteed by a third party vendor. Maximum advances on the note total $23,557,965. As of December 31, 1999, the total outstanding balance was $23,557,965. In September 2000, this note was fully repaid and terminated with the proceeds from the senior secured credit agreement discussed above.

     In October 1996, the FCC granted Horizon PCS personal communications services licenses. The licenses were financed through the FCC. The total amount financed was $10,115,618 at December 31, 1997. The total debt was eliminated during 1999 when Horizon PCS returned the licenses to the FCC (Note 4).

     In October 1994, the Company issued notes payable totaling $500,000 to purchase United Communications. The notes matured at $100,000 per year beginning in 1995. The final payment on this note was made in 1999.

(9)  Federal Income Taxes
     --------------------
     The Company's Federal income tax expense (benefit) consists of:

                                                               Year Ended December 31,
                                                -------------------------------------------------------
                                                      2000                1999              1998
                                                -----------------    ---------------    --------------

             Current payable                       $    (564,155)       $(1,593,268)       $  (883,803)
             Deferred taxes                             (261,786)          (483,527)           182,202
             Investment tax credit                       (69,635)           (82,036)           (98,403)
                                                -----------------    ---------------    --------------
                                                        (895,576)        (2,158,831)          (800,004)

            Extraordinary loss:
             Current payable                            (261,863)                 -                  -
                                                -----------------    ---------------    --------------
                         Total tax benefit         $  (1,157,439)       $(2,158,831)      $   (800,004)
                                                =================    ===============    ==============

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

         The Company's Federal income tax benefit is computed as follows:

                                                                                   Year Ended December 31,
                                                                    ------------------------------------------------------
                                                                          2000                1999              1998
                                                                    -----------------    ---------------    --------------

          Tax at statutory rate applied to pretax book loss           $  (15,493,399)       $(2,356,633)    $    (682,409)
          Increase (decrease) in tax from:
              Investment tax credits                                         (69,635)           (82,036)          (98,403)
              Change in valuation allowance                                2,385,097            237,519                 -
              Non-deductible goodwill amortization                           302,968                  -                 -
              Tax on interest on warrants                                    177,210                  -                 -
              Stock option compensation                                      171,571                  -                 -
              Tax on excess loss account                                  11,463,395                  -                 -
              Other, net                                                     167,217             42,319           (19,192)
                                                                    -----------------    ---------------    --------------
                      Total tax benefit                               $     (895,576)       $(2,158,831)     $   (800,004)
                                                                    =================    ===============    ==============


     Deferred  income  taxes  result  from  temporary  differences  between  the financial reporting and tax basis amounts of existing assets and liabilities. The source of these differences and tax effect of each are as follows:

                                                                     2000                 1999               1998
                                                                ---------------       --------------    ---------------

           Deferred income tax assets:
              Uncollectible accounts                              $    601,944          $    332,577      $    256,843
              Vacation                                                 416,915               280,670           272,767
              Pensions and other retirement benefits                   895,820               712,061           465,006
              Personal Communication Services Licenses and
                start-up costs                                         654,293               381,276           476,387
              Net operating loss carryforward                                -               903,292                 -
              Deferred gain on sale of fixed assets                  1,415,488             1,016,036                 -
              Deferred income                                        2,479,716                     -                 -
              Interest expense on senior discount notes              1,880,148                     -                 -
              Other                                                    389,513               256,459                 -
                                                                ---------------       --------------    ---------------
                         Total deferred income tax assets          $ 8,733,837           $ 3,882,371       $ 1,471,003
                                                                ===============       ==============    ===============

           Deferred income tax liabilities:
              Property differences                                $(8,821,255)          $(6,826,487)      $(5,871,315)
              Other                                                   (585,428)             (375,613)         (373,300)
                                                                ---------------       --------------    ---------------
                         Total deferred income tax liabilities     $(9,406,683)          $(7,202,100)      $(6,244,615)
                                                                ===============       ==============    ===============

           Deferred income taxes, net                             $   (672,846)          $(3,319,729)      $(4,773,612)
           Less: valuation allowance                                (2,622,616)             (237,519)                -
                                                                ---------------       --------------    ---------------

                         Total deferred income taxes, net          $(3,295,462)          $(3,557,248)      $(4,773,612)
                                                                ===============       ==============    ===============

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     Until September 26, 2000, Horizon PCS was included in the consolidated federal income tax return of the Horizon Telcom affiliated group. Horizon PCS provided for federal income taxes on a pro-rata basis, consistent with a consolidated tax sharing agreement. As a result of the sale of the convertible preferred stock, Horizon PCS will not be able to participate in the tax sharing agreement nor the filing of a consolidated federal income tax return with the Horizon Telcom affiliated group. Thus, Horizon PCS will file a separate federal income tax return for the period after deconsolidation through December 31, 2000, and for all subsequent periods.

     The Company's consolidated income tax benefit for the year was $1,157,439. This benefit was primarily a result of the Company's net loss offset by the recognition by Horizon PCS of an excess loss account on the deconsolidation from the Horizon Telcom affiliated group and valuation reserves established against deferred tax assets of Horizon PCS.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the assets will not be realized. Management considers, among other things, the scheduled reversal of deferred tax assets and liabilities and estimates of future taxable income in making this assessment. The Company has provided a valuation allowance of $2,622,616 and $237,519 as of December 31, 2000 and 1999, respectively, against the deferred tax assets of Horizon PCS.

     In connection with Horizon PCS' acquisition of Bright PCS (Note 2), a tax of $3,696,000 was generated based on the excess of the fair value of the Company's stock over Horizon PCS' cost basis in the stock. The tax on the exchange of the stock was charged directly to equity and not recorded as income tax expense.

     Horizon PCS also generated a tax of $4,620,000 on the stock dividend of 10% of the Horizon Telcom stock held by Horizon PCS (Note 13). The tax on the stock dividend was charged directly to equity and not recorded as income tax expense.

     As a result of Horizon PCS' deconsolidation from the Horizon Telcom affiliated group for tax purposes, the consolidated financial statements will not reflect the tax benefit of future operating losses of Horizon PCS until such time as its operations become profitable.

(10) Pension Plans and Other Retirements Benefits
     --------------------------------------------

     In December 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of costs associated with those plans. It standardizes the disclosure requirements, eliminates certain disclosures and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 supersedes the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The pension and postretirement plans discussed below are maintained by Horizon Telcom, Inc. Each subsidiary is charged for each plan based on its employee participation in the respective plans.

     Horizon Telcom, Inc. has two trusteed pension plans covering certain salaried and hourly employees. The Company's funding policy is to be in compliance with the Employee Retirement Income Security Act guidelines. The plans' assets consist primarily of investments in common stocks, bonds, notes, cash equivalents and life insurance policies.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     In addition, Horizon Telcom, Inc. provides coverage of postretirement medical, prescription drug, telephone service, and life insurance benefits to eligible retirees whose status, at retirement from active employment, qualifies for postretirement benefits. Coverage of postretirement benefits is also provided to totally and permanently disabled active employees whose status, at disablement, qualifies for postretirement benefits as a retiree from active employment (retired disabled). Horizon Telcom, Inc. also provides coverage of postretirement dental and vision benefits to certain "enhanced" retirees. No future retirees will receive coverage of postretirement dental and vision benefits.

     Certain eligible retirees are required to contribute toward the cost of coverage under the postretirement health care and telephone service benefits plans. No contribution is required for coverage under the postretirement life insurance benefits plan.

     The funding status of Horizon Telcom, Inc.'s consolidated Plans as of December 31, 2000 and 1999 is as follows:

                                                                         Pension Benefits              Other Benefits
                                                                     -------------------------     ------------------------
                                                                        2000          1999           2000           1999
                                                                     -----------    ----------     ----------    -----------
                                                                                         (in thousands)
        Change in benefit obligation
        Benefit obligation, beginning of year                           $11,783        $12,284         $7,747        $8,598
           Service cost                                                     343            346            163           234
           Interest cost                                                  1,015            898            399           480
           Actuarial (gain) or loss                                       1,426         (1,212)        (2,495)       (1,358)
           Benefits paid                                                   (620)          (533)          (190)         (207)
           Change in Plan provisions                                        288              -              -             -
                                                                     -----------    ----------     ----------    -----------
        Benefit obligation, end of year                                  14,235         11,783          5,624         7,747
                                                                     -----------    ----------     ----------    -----------

        Change in plan assets
          Fair value of plan assets, beginning of year                   18,146         18,432              -             -
          Actual return on plan assets                                    1,839            190              -             -
          Employer contributions                                             15             57            190           207
          Benefits paid                                                    (620)          (533)          (190)         (207)
                                                                     -----------    ----------     ----------    -----------
        Fair value of plan assets, end of year                           19,380         18,146              -             -
                                                                     -----------    ----------     ----------    -----------
        Funded status                                                     5,145          6,363         (5,624)       (7,747)
        Unrecognized transition obligation                                  (35)           (35)         3,224         3,455
        Unrecognized prior service cost                                   1,136            921              -             -
        Unrecognized actuarial (gain) or loss                            (2,213)        (3,636)        (2,318)           70
                                                                     -----------    ----------     ----------    -----------
        Prepaid (accrued) benefit cost                                 $  4,033       $  3,613       $ (4,718)     $ (4,222)
                                                                     ===========    ==========     ==========    ===========

        Weighted average assumption at December 31:
          Discount rate                                                   7.5%           8.0%         7.75%         6.75%
          Expected return on plan assets                                 10.0           10.0            -             -
          Rate of compensation increase                                   4.0            4.5            -             -

     The assumed medical benefit cost trend rate used in measuring the accumulated postretirement benefit obligation was 7% in 2000, 1999 and 1998, declining gradually to 5% for the under age 65 retirees and their spouses and 6.5% in 2000, 1999 and 1998, declining gradually to 5% for the over age 65 retirees and their spouses. The assumed dental and vision benefit cost trend rates used in measuring the accumulated postretirement benefit obligation were 6% in 2000, 1999 and 1998, declining gradually to

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     5% for retirees and their spouses. The telephone service benefit cost trend rate for retirees and their spouses was estimated at 5% for all future years in 2000, 1999 and 1998.


                                                                Pension Benefits                     Other Benefits
                                                        ---------------------------------  -----------------------------------
                                                           2000        1999       1998       2000         1999        1998
                                                        ----------- -----------  --------  ----------   ---------   ----------
                                                                                     (in thousands)
        Components of net periodic benefit cost
          Service cost                                     $   343      $   346   $  317      $   163     $   234     $   259
          Interest cost                                      1,015          898      838          399         480         541
          Expected return on plan assets                    (1,785)      (1,812)  (1,560)           -           -           -
          Amortization of transition obligation                  -            -        -          230         230         230
          Amortization of prior service cost                    73           73       73            -           -           -
          Recognized net actuarial gain (loss)                 (50)        (154)    (132)        (128)          -          38
                                                        -----------  ----------  --------  ----------- ----------- -----------
          Net periodic benefit cost                       $   (404)    $   (649)  $ (464)     $   664     $   944   $   1,068
                                                        ===========  ==========  ========  =========== =========== ===========

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                  1-Percentage-Point      1-Percentage
                                                                      Increase           Point Decrease
                                                                  -----------------     -----------------
          Effect on total of service and interest cost
             components                                              $   102               $     (81)
          Effect on postretirement benefit obligation                    881                    (716)

     Horizon Telcom, Inc. also has two defined contribution plans covering eligible Chillicothe Telephone and Services salaried and hourly employees. Horizon PCS employees were eligible to participate in Horizon Telcom's plan in 1999 and 1998. The plans provide for participants to defer up to 19% of their annual compensation as contributions to the plans. Horizon Telcom, Inc. matches a participant's contributions equal to 25% of each participant's salary deferral up to a maximum of 1% of a participant's compensation.

     The Company's contributions to these plans were approximately $87,900, $82,400 and $73,000 for 2000, 1999 and 1998, respectively, and are included in selling, general and administrative expense of the Company.

     In May 1999, Horizon PCS adopted a defined contribution plan covering certain eligible employees of Horizon PCS. The plan provides for participants to defer up to 15% of the annual compensation, as defined under the plan, as contributions to the plan. Horizon PCS has the option, at the direction of the Board of Directors, to make a matching contribution to the plan. A matching contribution of approximately $61,000 was made during 1999.

(11) Convertible Preferred Stock
     --------------------------

     Horizon PCS has authorized 175,000,000 shares of convertible preferred stock at $0.0001 par value. On September 26, 2000, an investor group led by Apollo Management purchased $126,500,000 of Horizon PCS' convertible preferred stock (23,476,683 shares) in a private placement. Concurrent with the closing, holders of the $14,100,000 short-term convertible note converted the principal and unpaid interest into the same convertible preferred stock (2,610,554 shares) purchased by the investor group. Horizon

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     PCS has the right, under certain circumstances, to redeem $80,300,000 of the convertible preferred stock on or before April 30, 2001 at 107% of the original issue price. Holders of the convertible preferred stock have the option to convert their shares (on a share for share basis) into class A common stock of Horizon PCS at any time. In addition, the convertible preferred stock converts automatically into shares upon the completion of a public offering of common class A stock by Horizon PCS meeting specified criteria or upon the occurrence of certain business combination transactions. The convertible preferred stock pays a 7.5% stock dividend semi-annually, commencing April 30, 2001. The dividends are payable in additional preferred stock.

     If Horizon PCS has not completed either (i) a public offering of its class A common stock in which Horizon PCS receives at least $50,000,000 or (ii) a merger or consolidation with a publicly listed company that has a market capitalization of at least $100,000,000, in each case by the fifth anniversary of the date that Horizon PCS issued the convertible preferred stock, the investor group may request that Horizon PCS repurchase all of their shares of convertible preferred stock at fair market value, as determined by three investment banking institutions. If the investor group requests that Horizon PCS repurchase their convertible preferred stock and Horizon PCS declines, Horizon PCS will be required to auction itself. If no bona fide offer is received upon an auction, the repurchase right of the investor group expires. If, however, a bona fide offer is received upon the auction, Horizon PCS must sell or the dividend rate on the convertible preferred stock will increase from 7.5% to 18.0% and Horizon PCS will be required to re-auction itself annually until the convertible preferred stock is repurchased. Horizon PCS' new senior secured credit facility and the senior discount notes prohibit Horizon PCS from repurchasing any convertible preferred stock.

     Holders of Horizon PCS' convertible preferred stock are entitled to vote on all matters on an as-converted basis. In addition, the vote of at least a majority of the outstanding shares of convertible preferred stock, voting as a single class, shall be necessary for effecting or validating significant corporate actions specified in the certificate of incorporation.

     Horizon PCS has agreed that until the conversion of the preferred stock, Horizon PCS will adhere to certain restrictive covenants. Among other restrictions, the most significant covenants relate to capital expenditures and asset sales, restricted payments, additional debt incurrence, and equity issuance. As of December 31, 2000, Horizon PCS was in compliance with the covenants under the agreement.

(12) Common Stock
     ------------

     In October 1999, the Company converted all of the issued and outstanding shares of its common stock into class A common stock, without par value. Additionally, the Company authorized a new class B common stock, consisting of 500,000 authorized shares, at no par value.

     In December 1999, the Company declared a stock split which distributed three shares of class B common stock for each share of class A common stock issued and outstanding at the time of the declaration. This resulted in the issuance of 299,178 shares of class B common stock. Prior year financial statements and loss per share data have been adjusted to reflect the above change in shares.

     Each holder of class A common stock is entitled to one vote per share. Holders of class B common stock have no voting rights. Both classes of common stock have equal dividend rights.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

(13) Treasury Stock
     --------------

     In February 2000, Horizon PCS purchased 78,900 shares of common stock of the Company from the Company's largest unaffiliated shareholder for $11,835,000. This represented approximately a 19.78% interest in the Company. Horizon PCS exchanged 40% of the shares owned (31,912 shares) as consideration for the acquisition of Bright (Note 2). This transaction reduced the treasury stock to 11.78%.

     On September 26, 2000, Horizon PCS distributed 10% of its 11.78% ownership of the Company in the form of a dividend, payable pro rata to the shareholders of record on September 26, 2000. As a result of this dividend and the remaining 2% held by Horizon PCS, the Company has 10,993 shares of class A and 32,954 shares of class B common stock held as treasury shares at December 31, 2000.

(14) Sprint Warrants
     ---------------

     Horizon PCS agreed to grant to Sprint PCS warrants to acquire 2,510,460 shares of its class A common stock in exchange for the right to service PCS markets in additional areas. By September 30, 2000, Sprint had substantially completed its obligations under the agreement and Horizon PCS had completed the required purchase of certain Sprint Assets. Horizon PCS valued the warrants and recorded an intangible asset of approximately $13,356,000 (based on a share price of $5.32 per share, valued using the Black-Scholes pricing model using an expected dividend yield of 0.0%, a risk-free interest rate of 6.5%, expected life of 10 years and a volatility of 95%). The intangible asset is being amortized over the remaining term of the Sprint PCS management agreement, resulting in approximately $752,000 of amortization expense per year. Amortization expense for the year ended December 31, 2000 was approximately $188,000.

     The warrants will be issued to Sprint at the earlier of an initial public offering of Horizon PCS' common stock or July 31, 2003. If the warrants are issued in conjunction with an initial public offering of Horizon PCS' common stock, the exercise price will be equal to the initial public offering price per share. If there is not an initial public offering, the exercise price will be the lower of a per share private valuation as of July 31, 2003 or the price per share of the most recent negotiated private placement of Horizon PCS' equity securities.

(15) Incentive Stock Plan
     --------------------

     In  November  1999,  the Company  adopted  the 1999 Stock  Option Plan (the
     Plan). The Plan is intended to provide officers and other employees of the Company and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (incentive stock options). Additionally, the Plan is intended to provide directors, officers and employees of, and service providers to, the Company and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (nonqualified stock options).

     The Company may grant options for up to 10,000 shares of class B common stock. An option's maximum term is ten years. Options vest based on the terms of each individual agreement, currently over fours years from issuance. In November 1999, the Company issued 950 options related to class B common stock at an exercise price of $60 per share.

     In November 1999, Horizon PCS adopted the 1999 Stock Option Plan which was amended in June 2000 and renamed the 2000 stock Option Plan (Horizon PCS'
     Plan). The plan is intended to provide officers and other employees of Horizon PCS and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (incentive stock options). Additionally, Horizon PCS' Plan is intended to provide directors, officers and employees of, and service providers to, Horizon PCS and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (nonqualified stock options).

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     Horizon PCS may grant options for up to 7,500,000 shares of class A common stock and 4,196,884 shares of class B common stock. The exercise price of each option is not to be less than the market price of Horizon PCS' stock on the date of grant and an option's maximum term is ten years. Options vest based on the terms of each individual agreement, currently over four or six years from issuance.

     On November 17, 1999, Horizon PCS issued 4,196,884 options related to class B common stock at an exercise price of $0.12 per share. During 2000, Horizon PCS issued 116,971 options related to class A common stock at an exercise price of $5.88 per share.

     The Company applies APB Opinion 25 and related Interpretations in accounting for the plans with respect to employees. The Company applies SFAS No. 123 and related Interpretations in accounting for stock options granted to nonemployees. Pursuant to this, the Company will recognize approximately $2,180,000 in compensation expense over the period of the options (through 2005). The accompanying consolidated financial statements reflect a non-cash compensation charge of approximately $853,000 for the year ended December 31, 2000.

     Had compensation cost for both plans been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net loss available to common shareholders and losses per common share would have been increased to the pro forma amounts indicated below:

                                                    2000             1999
                                              -----------------  --------------
        Net loss
             As reported                        $ (44,673,246)   $  (4,481,098)
             Pro forma                            (45,407,163)      (4,519,366)
        Basic and diluted loss per share
             As reported                        $    (129.03)    $      (11.23)
             Pro forma                               (131.14)           (11.33)

     For the purpose of the SFAS No. 123 disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with an assumption of a risk-free interest rate of 6.5% and 5.5% for 2000 and 1999 options, respectively, for the Company and Horizon PCS and a dividend yield of 3.1% for the Company. Horizon PCS options also include a 95% volatility factor.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     A summary of the status of both the Company's and Horizon PCS' plans as of December 31, 2000 and changes during the year ended on that date is presented below:

                                                     Horizon Telcom, Inc.              Horizon PCS, Inc.
                                                  ---------------------------     ----------------------------
                                                                Weighted-Average                 Weighted-Average
                                                                  Exercise                         Exercise
                                                   Shares          Price            Shares          Price
                                                  ----------    ----------------  -------------  ----------------

        Outstanding December 31, 1998                    -      $          -               -     $         -
            Granted                                    950             60.00       4,196,884            0.12
            Exercised                                    -                 -               -               -
            Forfeited                                    -                 -               -               -
                                                  ----------    -------------    -------------   -------------

        Outstanding December 31, 1999                  950      $      60.00       4,196,884     $      0.12
            Granted                                      -                 -         116,971            5.88
            Exercised                                 (123)            60.00               -               -
            Forfeited                                    -                 -               -               -
                                                  ----------    -------------    -------------   -------------

        Outstanding December 31, 2000                  827      $      60.00       4,313,855     $      0.28
                                                  ==========    =============    =============   =============

        Options exercisable at year-end                295                         1,166,250

        Weighted-average fair value of
          options granted during the year            N/A                         $      4.75

(16) Commitments and Contingencies
     -----------------------------

     Operating Leases
     ----------------

     The Company leases office space and various equipment under several operating leases. In October 1999, Horizon PCS signed a tower lease agreement whereby it will lease the towers for substantially all of Horizon PCS' cell sites. The leases are operating leases with a term of five to ten years with three consecutive five-year renewal option periods. In addition, Horizon PCS will receive a site development fee from the tower lessor for certain tower sites which the lessor constructs on behalf of Horizon PCS.

     Future minimum operating lease payments are as follows:

                   Year                                       Amount
     -----------------------------------------           ----------------

           2001                                          $    8,487,497
           2002                                               7,714,020
           2003                                               6,807,868
           2004                                               6,490,053
           2005                                               4,117,407
           Thereafter                                        12,618,605
                                                         ----------------

      Future operating lease obligations                 $   46,235,450
                                                         ================

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

     Rental expenses for all operating leases were approximately $5,539,500, $2,525,500 and $1,480,700 for the years ended December 31, 2000, 1999, and
     1998, respectively.

     Legal Matters
     -------------

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

     Vendor Agreement
     ----------------

     In August 1999, Horizon PCS entered into a wholesale network services agreement with a third-party vendor. The initial term is through June 8, 2008 with four automatic ten-year renewals. The monthly billings under the agreement are based on usage. No minimum usage is required under the agreement.

     Construction Expenditures
     -------------------------

     Construction expenditures in 2001 are estimated to be $138,000,000. The majority of the estimated expenditures are for the build-out of the PCS Network (Note 4). The Company expects to finance construction primarily through available cash on hand at December 31, 2000 and additional external financing.


(17) Disclosures About Fair Value of Financial Instruments
     -----------------------------------------------------

     SFAS No. 107 requires disclosure of the fair value of all financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value may be based on quoted market prices for the same or similar financial instruments or on valuation techniques such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

     The estimates of fair value required under SFAS No. 107 require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed. As cash and temporary cash investments, current receivables, current payables, and certain other short-term financial instruments are all short term in nature, their carrying amount approximates fair value. The fair value of the senior secured notes, set forth below, was estimated using discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements. The senior secured credit facility is based on market-driven rates and, therefore, its carrying value approximates fair value. The senior discount notes were issued late in the year and approximate market as of December 31, 2000.

                                     Fair Value            Recorded Value
                                 -------------------     --------------------

                    2000           $   21,187,000          $    22,000,000
                    1999               20,286,000               22,000,000

HORIZON TELCOM, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2000 and 1999
And for each of the three years in the period ended December 31, 2000
-------------------------------------------------------------------------------

(18) Extraordinary Loss
     ------------------

     As a result of the September 26, 2000 financings described earlier, the Company retired long term debt payable to financial institutions. As a result of this debt extinguishment, the Company expensed the unamortized portion of the related financing costs as well as fees associated with the debt extinguishments. These fees and expenses amounted to approximately $748,000 and are shown on the consolidated statement of operations net of a tax benefit of approximately $262,000.

(19) Subsequent Events
     -----------------

     In February 2001, the Company decided, subject to certain conditions, to distribute the remaining shares of Horizon Telcom stock held as treasury stock by Horizon PCS (7,249 shares with a book value of $1,120,262) to employees of Horizon PCS. Distribution of the stock is subject to approval by the Board of Directors of the plan of distribution, the amount of award to be granted to each employee and a possible financing plan related to the tax withholdings.

     On March 16, 2001, Chillicothe Telephone increased its line of credit from $15,000,000 to $30,000,000.

                              HORIZON TELCOM, INC.
                          FINANCIAL STATEMENT SCHEDULE
                        VALUATION AND QUALIFYING ACCOUNTS

                                                     Balance at
                                                    Beginning of        Charged to                            Balance at
Description                                            Period             Expense         Deductions(1)      End of Period
-----------------------------------------------   -----------------    --------------     ---------------   ----------------
                                                                           (Dollars in Thousands)
Accounts Receivable - Subscribers
Year Ended December 31, 1998
      Allowance for doubtful accounts              $        599        $       349             $ (285)       $          663
                                                  ==============      =============       =============     ================

Year Ended December 31, 1999
      Allowance for doubtful accounts                       663                781               (533)                  911
                                                  ==============      =============       =============     ================

Year Ended December 31, 2000
      Allowance for doubtful accounts                       911              1,891               (976)                1,826
                                                  ==============      =============       =============     ================

Accounts Receivable - Other
Year Ended December 31, 1998
     Allowance for doubtful accounts                    $    50            $    --              $   --              $    50
                                                  ==============      =============       =============     ================

Year Ended December 31, 1999
     Allowance for doubtful accounts                         50                 20                 (3)                   67
                                                  ==============      =============       =============     ================

Year Ended December 31, 2000
     Allowance for doubtful accounts                         67                  0                 (2)                   65
                                                  ==============      =============       =============     ================

-----------------
(1) Represents amounts written off during the period less recoveries of amounts previously written off.

                      HORIZON TELCOM, INC. AND SUBSIDIARIES


                Condensed Consolidated Financial Statements As Of
                March 31, 2001 (unaudited) and December 31, 2000
                         And For the Three Months Ended
                       March 31, 2001 and 2000 (unaudited)

HORIZON TELCOM, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
As Of March 31, 2001 and December 31, 2000
--------------------------------------------------------------------------------

                                                                                        March 31,           December 31,
                                                                                          2001                  2000
                                                                                    ------------------    -----------------
                                                                                       (unaudited)
                                      ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                                           $  112,398,791        $  192,011,997
   Accounts receivables, less allowance for doubtful accounts of $2,149,000 and
     $1,891,000 at March 31, 2001 and December 31, 2000                                    12,727,511            11,329,628
   Inventories                                                                              6,230,002             6,756,789
   Prepayments, investments and other                                                      36,013,381             7,790,987
                                                                                    ------------------    -----------------

              Total current assets                                                        167,369,685           217,889,401
                                                                                    ------------------    -----------------

DEFERRED CHARGES AND OTHER ASSETS:
   Intangibles, net                                                                        52,167,879            52,879,934
   Unamortized debt expense and other assets                                               19,894,609            19,754,305
                                                                                    ------------------    -----------------

              Total deferred charges and other assets                                      72,062,488            72,634,239
                                                                                    ------------------    -----------------

PROPERTY, PLANT AND EQUIPMENT:
   In service                                                                             200,620,130           170,960,204
   Less - accumulated depreciation                                                        (53,250,440)          (49,027,055)
                                                                                    ------------------    -----------------

              Property, plant and equipment in service, net                               147,369,690           121,933,149

   Construction work in progress                                                           61,057,878            53,608,590
                                                                                    ------------------    -----------------

              Total property, plant and equipment                                         208,427,568           175,541,739
                                                                                    ------------------    -----------------

                               Total assets                                            $  447,859,741        $  466,065,379
                                                                                    ==================    =================


(Continued on next page)

HORIZON TELCOM, INC. AND SUBSIDIARIES

As Of March 31, 2001 and December 31, 2000
--------------------------------------------------------------------------------

                                                                                        March 31,             December 31,
                                                                                          2001                   2000
                                                                                    ------------------    ------------------
                                                                                       (unaudited)
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Lines of credit                                                                    $    13,967,338       $    12,767,338
   Current maturities of long-term debt                                                     2,000,000             2,000,000
   Accounts payable and other accrued liabilities                                          42,619,847            50,087,470
                                                                                    ------------------    ------------------

              Total current liabilities                                                    58,587,185            64,854,808
                                                                                    ------------------    ------------------

LONG-TERM DEBT AND OTHER LIABILITIES:
   Notes Payable                                                                          190,823,365           185,283,104
   Senior Notes                                                                            20,000,000            20,000,000
   Deferred income and other liabilities                                                   20,346,262            19,121,752
                                                                                    ------------------    ------------------

              Total long-term debt and other liabilities                                  231,169,627           224,404,856

MINORITY INTEREST                                                                                   -               983,883

CONVERTIBLE PREFERRED STOCK                                                               137,054,862           134,421,881

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock - class A, no par value, 200,000 shares authorized, 99,726 shares
     issued, stated at $4.25 per share                                                        423,836               423,836
   Common stock - class B, no par value, 500,000 shares authorized, 299,301 shares
     issued, stated at $4.25 per share                                                      1,272,029             1,272,029
   Additional Paid-in Capital                                                              72,354,113            72,354,113
   Accumulated Other Comprehensive Income                                                    (298,905)                    -
   Deferred compensation                                                                   (1,393,617)           (1,503,889)
   Treasury stock - 43,956 and 43,947  shares at March 31, 2001
     and December 31, 2000, respectively, at cost                                          (6,629,272)           (6,624,962)
   Retained deficit                                                                       (44,680,117)          (24,521,176)
                                                                                    -----------------     -----------------

              Total stockholders' equity                                                   21,048,067            41,399,951
                                                                                    ------------------    ------------------

                               Total liabilities and stockholders' equity              $  447,859,741        $  466,065,379
                                                                                    ==================    ==================

The accompanying notes are an integral part of these condensed consolidated financial statements.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2001 and March 31, 2000
(unaudited)
--------------------------------------------------------------------------------

                                                                         For the Three Months Ended
                                                                                    March 31,
                                                                    --------------------------------------
                                                                            2001                2000
                                                                    ------------------  ------------------
OPERATING REVENUES:
   Basic local and long-distance service                               $    4,194,079      $    4,450,002
   Network access                                                           5,028,753           4,829,000
   Internet access services                                                   765,181             957,608
   Equipment systems sales, information services, and other
     revenues                                                               1,433,429           1,456,862
   Personal Communications Services revenue                                18,136,012           2,991,699
   PCS equipment sales                                                      1,075,964             618,628
                                                                    ------------------  ------------------
       Total operating revenues                                            30,633,418          15,303,799
                                                                    ------------------  ------------------

OPERATING EXPENSES:
   Cost of goods sold (exclusive of items shown separately below)           2,339,858           1,806,194
   Cost of services (exclusive of items shown separately below)            19,253,161           5,873,821
   Selling, general and administrative                                     17,455,842           8,020,528
   Non-cash compensation expense                                              110,272             262,817
   Depreciation and amortization                                            5,134,376           2,521,065
                                                                    ------------------  ------------------
       Total operating expenses                                            44,293,509          18,484,425
                                                                    ------------------  ------------------
OPERATING LOSS                                                            (13,660,091)         (3,180,626)
                                                                    ------------------  ------------------
NONOPERATING INCOME (EXPENSE):
   Subsidiaries preferred stock dividends                                  (2,635,623)                  -
   Interest income and other, net                                           3,002,539             354,642
   Interest expense                                                        (6,763,402)         (1,191,508)
                                                                    ------------------  ------------------
       Total nonoperating income (expense)                                 (6,396,486)           (836,866)
                                                                    ------------------  ------------------

LOSS BEFORE INCOME TAX EXPENSE                                            (20,056,577)         (4,017,492)

INCOME TAX (EXPENSE) BENEFIT                                                 (677,905)            100,152

MINORITY INTEREST IN LOSS                                                     983,883                   -
                                                                    ------------------  ------------------

NET LOSS                                                               $  (19,750,599)    $    (3,917,340)
                                                                    ==================  ==================

Basic and diluted loss per share                                       $       (55.62)    $        (11.31)
                                                                    ==================  ==================
Weighted average shares outstanding                                           355,080             346,304
                                                                    ==================  ==================

The accompanying notes are an integral part of these condensed consolidated financial statements.

HORIZON TELCOM, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2001 and 2000
(unaudited)
--------------------------------------------------------------------------------

                                                                        Three Months Ended March 31,
                                                                    --------------------------------------
                                                                          2001                2000
                                                                    ------------------  ------------------

NET CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES              $  (15,259,229)        $   734,909
                                                                    ------------------  ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures, net                                              (36,023,484)         (3,058,986)
   Investment in joint venture                                                      -          (1,032,000)
   Purchase of short term investments                                     (31,976,767)                  -
   Proceeds from sale of fixed assets                                               -             700,000
   Proceeds from return of investments in RTFC subordinated
     capital certificates                                                   2,895,646                   -
                                                                    ------------------  ------------------
         Net cash used in investing activities                            (65,104,605)         (3,390,986)
                                                                    ------------------  ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Notes Payable - borrowing                                                1,200,000           4,700,000
   Deferred Financing fees and other                                          (36,720)           (774,100)
   Treasury Stock received as a dividend                                       (4,310)                  -
   Dividends paid                                                            (408,342)           (458,740)
                                                                    ------------------  ------------------
         Net cash provided by financing activities                            750,628           3,467,160
                                                                    ------------------  ------------------

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                      (79,613,206)            811,083

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            192,011,997           3,791,455
                                                                    ------------------  ------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                               $  112,398,791        $  4,602,538
                                                                    ==================  ==================


The accompanying notes are an integral part of these condensed consolidated financial statements.

HORIZON TELCOM, INC. AND SUBSIDIARES

Notes to Interim Condensed Consolidated Financial Statement
March 31, 2001
(Unaudited)
--------------------------------------------------------------------------------

(1)  General
     -------

     The results of operations for the interim periods shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of Management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the three months ended March 31, 2001 and 2000. All such adjustments are of a normal recurring nature.

(2)  Organization and Business Operations
     ------------------------------------

     The Company is a facilities-based telecommunications carrier that provides a variety of voice and data services to commercial, residential/small business and local market segments. The Company provides landline telephone service, VDSL television service, and Internet access services to the southern Ohio region, principally in and surrounding Chillicothe, Ohio. The Company also provides PCS operations to a twelve state region in the Midwest, including Ohio, Indiana, Virginia, Pennsylvania, Tennessee and West Virginia, as an affiliate of Sprint PCS.

     On April 26, 2000, Horizon Telcom, Inc. formed Horizon PCS, Inc. On June 27, 2000, Horizon Telcom, Inc. transferred 100% ownership of Horizon Personal Communications, Inc. to Horizon PCS in exchange for 53,806,200 shares of stock of Horizon PCS. This transfer was accounted for as a reorganization of companies under common control in a manner similar to a pooling-of-interests in the consolidated financial statements. Horizon Personal Communications will continue to exist and conduct business as a wholly-owned subsidiary of Horizon PCS.

     The accompanying condensed consolidated financial statements reflect the operations of Horizon Telcom, Inc. (the Company) and its subsidiaries, The Chillicothe Telephone Company (Chillicothe Telephone), Horizon PCS, Inc. (Horizon PCS), Horizon Services, Inc. (Services), and United Communications, Inc. (United). All material intercompany transactions and balances have been eliminated in consolidation.

(3)  Summary of Significant Accounting Policies
     ------------------------------------------

     Note 1 to the Notes to the Consolidated Financial Statements in the Company's December 31, 2000 Financial Statements summarizes the Company's significant accounting policies.

     Basis of Presentation
     ---------------------

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations.

     Net Loss per Share
     ------------------

     The Company computes net loss per common share in accordance with SFAS No. 128, Earnings per Share and SEC Staff Accounting Bulletin No. 98. Basic and diluted loss per share is computed by dividing loss, for each period, by the weighted-average outstanding common shares. No conversion of common stock equivalents (stock options granted by the Company) has been assumed in the calculations since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share are the same for basic and diluted net loss per share calculations for all periods presented. Horizon PCS has issued stock options, stock purchase warrants and convertible preferred stock, which may impact minority interest and the related earnings or loss of the Company.

HORIZON TELCOM, INC. AND SUBSIDIARES

Notes to Interim Condensed Consolidated Financial Statement
March 31, 2001
(Unaudited)
--------------------------------------------------------------------------------

     Financial Instruments
     ---------------------

     The Company's policies do not permit the use of derivative financial instruments for speculative purposes. The Company uses interest rate swaps to manage interest rate risk. The net amount paid or received on interest rate swaps is recognized as an adjustment to interest expense.

     The Company has adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended by SFAS No. 138, Accounting for Derivative Instruments and Certain Hedging Activities. These statements established accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income. Pursuant to the derivative criteria established by SFAS No. 133, items with exposure to variability in expected future cash flows that is attributable to a particular risk is considered a cash flow hedge. The exposure may be associated with an existing recognized asset or liability such as future interest payments on variable-rate debt. As of March 31, 2001, Horizon PCS entered into an interest rate swap with a notional amount of $25,000,000. The swap has been designated as a hedge of a portion of the future variable interest cash flows expected to be paid on borrowings under its Senior Secured Credit Facilities. Horizon PCS recorded an unrealized loss of approximately $299,000 in other comprehensive income associated with the change in the fair value of the swap.

     Reclassifications
     -----------------

     Certain prior year amounts have been reclassified to conform with the 2001 presentation.

(4)  Acquisitions
     ------------

     During 1999 Horizon PCS entered into a joint venture agreement through the purchase of 25.6% of Bright Personal Communications Services, LLC (Bright). The investment was accounted for under the equity method. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana, and Michigan.

     On June 27, 2000, Horizon PCS acquired the remaining 74.4% of Bright in exchange for approximately 8% of Horizon PCS' class B common stock (4,678,800 shares valued at approximately $34,000,000) and approximately 40% of the Horizon Telcom, Inc. common stock owned by Horizon PCS (31,912 shares valued at $15,300,000).

     This acquisition was treated as a purchase for accounting purposes. The condensed consolidated statement of operations includes the results of Bright from June 28, 2000.

     In conjunction with this transaction, Horizon PCS also acquired the Bright management agreement with Sprint PCS and, with it, the right to operate using Sprint PCS licenses in Bright's markets. Horizon PCS has recognized an intangible asset totaling $33,000,000 related to this licensing agreement which will be amortized over 20 years, the initial term of the underlying management agreement. Amortization commenced in June 2000. Amortization expense for the three months ended March 31, 2001 is approximately $427,000.

     The purchase price, as preliminarily allocated, exceeds the fair market value of the net assets acquired by approximately $7,778,000. The resulting goodwill will be amortized on a straight-line basis over 20 years. Amortization commenced in June 2000. Amortization expense for the three months ended March 31, 2001 is approximately $97,000.

HORIZON TELCOM, INC. AND SUBSIDIARES

Notes to Interim Condensed Consolidated Financial Statement
March 31, 2001
(Unaudited)
--------------------------------------------------------------------------------

     The preliminary purchase price allocation of the fair value of assets acquired and liabilities assumed is summarized below:

        Working capital                                    $   2,072,000
        Property and equipment                                 6,328,000
        Sprint PCS licenses                                   33,000,000
        Goodwill                                               7,777,752
        Other assets                                             122,000

     The following unaudited pro forma summary presents the net revenues, net loss and loss per share from the combination of the Company and Bright, as if the acquisition had occurred at the beginning of the 2000 fiscal year. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of the future results of operations of the combined enterprise:

                                                 Three Months
                                               Ended March 31,
                                                     2000
                                              -----------------

        Net revenue                              $ 14,796,682
        Net loss                                   (4,244,804)
        Basic and diluted loss per share               (10.64)

     Prior to acquisition, Bright had not commenced revenue-generating operations and was paying a management fee to its investor, Horizon PCS. The management fee recognized by Horizon PCS in the period prior to the acquisition date is included in net revenue. In the pro forma disclosure above, this management fee revenue is fully eliminated.


(5)  Segment Information
     -------------------

     The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires companies to define and report financial and descriptive information about its operating segments. The Company is organized around the differences in products and services it offers. Under this organizational structure, the Company operates in two reportable business segments: landline telephone services and wireless personal communications services. The landline telephone services segment includes three major revenue streams: basic local service, long-distance service and network access services. The wireless personal communications services segment includes three major revenue streams: PCS subscriber revenues, PCS roaming revenues and PCS equipment sales.

     The Company evaluates the performance of the segments based on operating earnings before the allocation of administrative expenses. Information about interest income and expense, and income taxes is not provided on a segment level. The accounting policies of the segments are the same as described in the summary of significant accounting policies. Corporate assets represent assets maintained by services for the benefit of all segments.

     The following table includes revenue, operating earnings, capital expenditures and depreciation and amortization expense for the three months ended March 31, 2001 and 2000 and assets as of March 31, 2001 and December 31, 2000 for each segment and reconciling items necessary to total to amounts reported in the financial statements:

HORIZON TELCOM, INC. AND SUBSIDIARES

Notes to Interim Condensed Consolidated Financial Statement
March 31, 2001
(Unaudited)
--------------------------------------------------------------------------------

                                                                   Net Revenues
                                                        ------------------------------------
                                                             2001                2000
                                                        ----------------    ----------------

        Landline telephone services                      $    9,222,832      $    9,279,002
        Personal communications services                     19,211,976           3,610,327
        All other                                             2,198,610           2,414,470
                                                        ----------------    ----------------
       Total net revenue (external customers)            $   30,633,418      $   15,303,799
                                                        ================    ================


                                                               Intercompany Revenues
                                                        ------------------------------------
                                                             2001                2000
                                                        ----------------    ----------------

        Landline telephone services                      $      240,758      $      155,616
        Personal communications services                         41,680               4,806
        All other                                                 2,076               4,450
                                                        ----------------    ----------------
       Total net revenue (external customers)            $      284,514      $      164,872
                                                        ================    ================


                                                             Operating Earnings (Loss)
                                                        ------------------------------------
                                                             2001                2000
                                                        ----------------    ----------------

        Landline telephone services                      $    3,774,762       $   3,629,210
        Personal communications services                    (14,446,395)         (5,132,633)
        All other                                                11,133             674,068
        Unallocated administrative expenses                  (2,999,591)         (2,351,271)
                                                        ----------------    ----------------
       Total operating earnings (loss)                   $  (13,660,091)      $  (3,180,626)
                                                        ================    ================


                                                           Depreciation and Amortization
                                                        ------------------------------------
                                                             2001                2000
                                                        ----------------    ----------------
        Landline telephone services                      $    1,499,027      $    1,552,122
        Personal communications services                      3,414,043             878,970
        All other                                               221,306              89,973
                                                        ----------------    ----------------
       Total depreciation and amortization               $    5,134,376      $    2,521,065
                                                        ================    ================



                                      135

HORIZON TELCOM, INC. AND SUBSIDIARES

Notes to Interim Condensed Consolidated Financial Statement
March 31, 2001
(Unaudited)
--------------------------------------------------------------------------------


                                                               Capital Expenditures
                                                        ------------------------------------
                                                             2001                2000
                                                        ----------------    ----------------

        Landline telephone services                      $    2,717,122      $    2,281,010
        Personal communications services                     32,053,689             769,070
        All other                                             1,252,673               8,906
                                                        ----------------    ----------------
       Total capital expenditures                        $   36,023,484      $    3,058,986
                                                        ================    ================


                                                                      Assets
                                                        -----------------------------------
                                                             2001                2000
                                                        ----------------    ----------------

        Landline telephone services                      $   74,271,002      $   70,991,973
        Personal communications services                    362,445,386         385,060,550
        All other                                             7,044,753           4,711,189
        Corporate                                             4,098,600           5,301,667
                                                        ----------------    ----------------
       Total assets                                      $  447,859,741      $  466,065,379
                                                        ================    ================



     Other business activities of the company include Internet access services, equipment systems sales, information services and other revenues which do not meet the definition of a reportable segment under SFAS No. 131. Amounts related to these business activities are included above under "All other." Unallocated administrative expenses represent selling, general and administrative expenses which are incurred at a corporate level. Corporate assets represents common assets not identified to an operating segment.

HORIZON TELCOM, INC. AND SUBSIDIARES

Notes to Interim Condensed Consolidated Financial Statement
March 31, 2001
(Unaudited)
--------------------------------------------------------------------------------

     Net operating revenues by product and services were as follows:

                                                         For the three months ended March
                                                                        31,
                                                        ------------------------------------
                                                             2001                2000
                                                        ----------------    ----------------

        Basic local service                             $     3,577,803     $     3,564,657
        Long-distance service                                   616,276             885,345
        Network access                                        5,028,753           4,829,000
                                                        ----------------    ----------------
       Total landline telephone services                      9,222,832           9,279,002

        PCS subscriber revenues                              12,021,553           2,430,271
        PCS roaming revenues                                  6,114,459             561,428
        PCS equipment sales                                   1,075,964             618,628
                                                        ----------------    ----------------
       Total personal communications services                19,211,976           3,610,327

        Internet access services                                765,181             957,608
        Equipment system sales                                  263,420             329,212
        Information services                                    267,233             289,004
        All other                                               902,776             838,646
                                                        ----------------    ----------------
       Total other                                            2,198,610           2,414,470

                                                        ----------------    ----------------
        Total operating revenue                         $     30,633,418    $    15,303,799
                                                        ================    ================


(6)  Comprehensive Income
     --------------------

     The Company's comprehensive income (loss) consists of net loss and net unrealized loss on derivative instruments (interest rate swap), as follows:

                                                                             For the three months ended
                                                                                      March 31,
                                                                        --------------------------------------
                                                                             2001                  2000
                                                                        ----------------      ----------------

           Net loss                                                     $  (19,750,599)        $  (3,917,340)
           Net unrealized loss on derivative instruments                      (298,905)                    -
                                                                        ----------------      ----------------
           Total comprehensive income                                   $  (20,049,504)       $   (3,917,340)
                                                                        ================      ================


(7)  Investments
     -----------

     At March 31, 2001, the Company held approximately $31,977,000 of short-term investments with maturities greater than three months but less than twelve months


(8)  Commitments and Contingencies
     -----------------------------

     Operating Leases
     ----------------

     The Company leases office space and various equipment under several operating leases. In October 1999, Horizon PCS signed a tower lease agreement whereby it will lease the towers for substantially all of Horizon PCS' cell sites. The leases are operating leases with a term of five to ten

HORIZON TELCOM, INC. AND SUBSIDIARES

Notes to Interim Condensed Consolidated Financial Statement
March 31, 2001
(Unaudited)
--------------------------------------------------------------------------------

     years with three consecutive five-year renewal option periods. In addition, Horizon PCS will receive a site development fee from the tower lessor for certain tower sites which the lessor constructs on behalf of Horizon PCS. Such fees are deferred and amortized over the life of the related lease.

     Legal Matters
     -------------

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

     Vendor Agreement
     ----------------

     In August 1999, Horizon PCS entered into a wholesale network services agreement with a third-party vendor. The initial term is through June 8, 2008 with four automatic ten-year renewals. The monthly billings under the agreement are based on usage. No minimum usage is required under the agreement.

     Construction Expenditures
     -------------------------

     Construction expenditures in 2001 are estimated to be $138,000,000. The majority of the estimated expenditures are for the build-out of the PCS Network . The Company expects to finance construction primarily through available cash on hand at March 31, 2001 and additional external financing.

     Guarantees
     ----------

     Horizon PCS' senior discount notes are guaranteed by Horizon PCS' existing subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, and will be guaranteed by all of Horizon PCS' future domestic restricted subsidiaries. Horizon PCS has no independent assets or operations. The guarantees are general unsecured obligations. Each guarantor fully and unconditionally guarantees, jointly and severally, on a senior subordinated basis, the full and punctual payment of principal of, and premium and liquidated damages, if any, and interest on the senior discount notes when due. If Horizon PCS creates or acquires unrestricted subsidiaries and foreign restricted subsidiaries, these subsidiaries need not be guarantors. The ability of holders of the senior discount notes to receive payment on the guarantees is subordinated in right of payment to all senior debt, including all obligations under Horizon PCS' senior secured credit facility.

                       BRIGHT PERSONAL COMMUNICATIONS, LLC


                  Financial Statements As of December 31, 1999
                And The Related Statements of Operation, Members'
                   Capital And Cash Flows For The Period From
                Inception (October 12, 1999) to December 31, 1999


                         Together With Auditors' Report

Report of Independent Public Accountants

To the Board of Managers and Members of
BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC:

We have audited the accompanying balance sheet of BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC (an Ohio limited liability company in the development stage) as of December 31, 1999 and the related statements of operations, members' capital and cash flows for the period from inception (October 12, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC as of December 31, 1999 and the results of its operations and its cash flows for the period from inception (October 12, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                        /s/ ARTHUR ANDERSEN LLP

Columbus, Ohio
March 2, 2000

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Balance Sheet
As Of December 31, 1999
--------------------------------------------------------------------------------

                                             ASSETS
          CURRENT ASSETS
            Cash and cash equivalents................................................          $  8,365,769
            Receivables..............................................................                61,949
            Notes receivable from members............................................             2,958,665
            Prepayments and other....................................................                34,902
                                                                                         -------------------
                   Total current assets..............................................            11,421,285
                                                                                         -------------------

          DEFERRED CHARGES AND OTHER ASSETS
            Deferred financing costs.................................................                77,880
                                                                                         -------------------
                    Total deferred charges and other assets..........................                77,880
                                                                                         -------------------

          PROPERTY AND EQUIPMENT
            Construction work in progress............................................               511,415
                                                                                         -------------------
                    Total property and equipment.....................................               511,415
                                                                                         -------------------
                    Total assets.....................................................          $ 12,010,580
                                                                                         ===================

                                LIABILITIES AND MEMBERS' CAPITAL
            Accounts payable.........................................................          $     46,150
                                                                                         -------------------
                    Total liabilities................................................                46,150
                                                                                         -------------------

          Members' Capital
            Capital contributions (12,130 voting units issued and outstanding).......            12,130,000
            Deficit accumulated during the development stage.........................             (165,570)
                                                                                         -------------------
                    Total members' capital...........................................            11,964,430
                                                                                         -------------------
                    Total liabilities and members' capital...........                          $ 12,010,580
                                                                                         ===================


The accompanying notes to financial statements are an integral part of this balance sheet.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Statement of Operations
For The Period From Inception (October 12, 1999) To December 31, 1999
--------------------------------------------------------------------------------

          OPERATING REVENUES
            Personal Communications Service revenue .................................          $       --
                                                                                         -----------------
                   Total operating revenues..........................................                  --
                                                                                         -----------------

          PREOPERATING EXPENSES
            Preoperating expenses....................................................             253,254
                                                                                         -----------------
                    Total preoperating expenses......................................             253,354
                                                                                         -----------------

          PREOPERATING LOSS..........................................................           (253,254)
                                                                                         -----------------

          NONOPERATING INCOME
                   Interest income ..................................................              87,684
                                                                                         -----------------
                   Total nonoperating income.........................................              87,684
                                                                                         -----------------

          NET LOSS...................................................................          $(165,570)
                                                                                         =================


The accompanying notes to financial statements are an integral part of this financial statement.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Statement of Members' Capital
For The Period From Inception (October 12, 1999) To December 31, 1999
--------------------------------------------------------------------------------

                                                                                 DEFICIT
                                                                               ACCUMULATED
                                       VOTING                                   DURING THE
                                        UNITS              CAPITAL             DEVELOPMENT
                                       ISSUED           CONTRIBUTIONS             STAGE                TOTAL
                                    --------------    ------------------     -----------------    -----------------

BALANCE, October 12, 1999...........           --          $         --            $       --        $          --
  Units issued......................       12,130            12,130,000                    --           12,130,000
  Net loss .........................           --                    --             (165,570)            (165,570)
                                    --------------    ------------------     -----------------    -----------------

BALANCE, December 31, 1999..........       12,130          $ 12,130,000            $(165,570)        $  11,964,430
                                    ==============    ==================     =================    =================

The accompanying notes to financial statements are an integral part of this financial statement.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT STAGE COMPANY)

Statement of Cash Flows
For The Period From Inception (October 12, 1999) To December 31, 1999
--------------------------------------------------------------------------------

        CASH FLOWS FROM PREOPERATING ACTIVITIES:
          Net loss .......................................................................     $   (165,570)
                                                                                           -----------------
          Adjustments to reconcile net loss to net cash used in
            Preoperating activities:
            Changes in certain assets and liabilities:
               Increase in receivables ...................................................          (61,949)
               Increase in prepayments and other .........................................          (34,902)
               Increase in accounts payable...............................................           46,150
                                                                                           -----------------

                  Cash flows used in preoperating activities..............................         (216,271)
                                                                                           -----------------

        CASH FLOWS FROM INVESTING ACTIVITIES:
          Purchases of property and equipment, net........................................         (477,800)
                                                                                           -----------------

                  Cash flows used in investing activities.................................         (477,800)
                                                                                           -----------------

        CASH FLOWS FROM FINANCING ACTIVITIES:
          Members' equity contributions...................................................        9,137,720
          Deferred financing fees.........................................................          (77,880)
                                                                                           -----------------

                  Cash flows provided by financing activities.............................        9,059,840
                                                                                           -----------------

        NET INCREASE IN CASH AND CASH EQUIVALENTS.........................................        8,365,769
        CASH AND CASH EQUIVALENTS, beginning of period....................................               --
                                                                                           -----------------

        CASH AND CASH EQUIVALENTS, end of period..........................................       $8,365,769
                                                                                           =================



NONCASH TRANSACTIONS:
--------------------

A  member  received  voting  units  in  exchange  for  property   purchased  and
contributed to the Company totaling approximately $33,600.

As of December 31, 1999, the Company had outstanding notes receivable from members totaling $2,958,665 relating to initial capital contributions.

The accompanying notes to financial statements are an integral part of this financial statement.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Notes to Financial Statements
December 31, 1999
--------------------------------------------------------------------------------

(1)  Organization And Risks Of Development-Stage Enterprises
     -------------------------------------------------------

     Bright Personal Communications Services, LLC (the Company or Bright) was formed as an Ohio limited liability company on October 12, 1999. The Company is in the development stage and its principal business activity will be to provide personal communications services (PCS).

     The Company has two classes of member units, voting and nonvoting. As of December 31, 1999, 12,130 voting units at a stated value of $1,000 per unit were issued to twenty-two members. Members holding nonvoting units have no rights to vote or consent on any matter that requires a vote or consent by members. As of December 31, 1999, no nonvoting units have been issued.

     Profits, losses and cash flows are allocated to members based on ownership percentage, as set forth in the Operating Agreement between the Company and its members (the "Operating Agreement").

     The Company entered into a Management Agreement with Sprint PCS, the PCS group of Sprint Corporation (the "Management Agreement"). Under this agreement, the Company will be given the exclusive right to build, own and manage a wireless voice and data services network in markets located in Ohio, Michigan and Indiana under the Sprint PCS brand. Bright is required to build out the wireless network according to Sprint PCS specifications. The Company will be charged a fee under this agreement based on a percentage of collected revenue. The term of the Management Agreement is 20 years with three successive 10-year renewal periods. The Management Agreement is subject to a requirement that the Company construct and operate facilities that offer coverage to a defined population as well as maintain specific operational and performance standards. The Company began the engineering and design phase in 1999 and expects to complete the construction of the personal communications network in 2000.

     The Company entered into a Services Agreement with Horizon Personal Communications, Inc., one of its members, during 1999. Pursuant to the Services Agreement, this member provides management and administrative services to the Company for a fee of $25,000 per month plus a percentage of monthly gross service revenue. The Company also agreed to compensate this member for certain services provided in connection with the normal operations of the Company, including use of the member's network, customer activation, customer care and billing. Based on the Services Agreement, payment is to be made either in cash or reflected as a capital contribution resulting in the issuance of additional voting units.

     The Company has yet to generate revenue from providing services and has no assurance of future revenues. Further, during the period required to build its network, the Company will require additional funds. The success of the Company's future operations is primarily dependent upon its ability to obtain adequate financing and secure appropriate tower sites and to build-out its PCS network and conduct future operations. Thus, the inability to obtain adequate financing or delays and unanticipated costs in obtaining sites and completing construction could significantly affect the Company's ability to conduct future operations.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Notes to Financial Statements
December 31, 1999
--------------------------------------------------------------------------------

(2)  Summary Of Significant Accounting Policies
     ------------------------------------------

     Basis Of Presentation And Use Of Estimates
     ------------------------------------------

     The Company uses the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash And Cash Equivalents
     -------------------------

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. Included as a cash equivalent is $8,012,928 of commercial paper.

     Property And Equipment
     ----------------------

     Property and equipment is stated at original cost. Included in the cost of construction for the Company will be items such as direct payroll-related benefits and interest capitalized during construction.

     Depreciation
     ------------

     The Company will provide for depreciation under the straight-line method using rates based on the estimated service lives of the various classes of property.

     Estimated useful lives will be as follows:

                                      YEARS

         Network assets ......................................   5-15
         Furniture and office equipment.......................    5
         Computer equipment...................................   3-5
         Vehicles.............................................    5


     Revenue Recognition
     -------------------

     The Company sells handsets and accessories which are recorded at the time of the sale as equipment revenue. After the handset has been purchased, the subscriber purchases a service package which is recognized monthly as service is provided and is included as service revenue. These two items are not commingled and sold as one.

     Under the management agreement, a management fee calculated as 8% of collected personal communications service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network, will be accrued as services are provided and remitted to Sprint PCS and recorded as selling, general and administrative expense. The management fee is for the use of Sprint PCS's licenses and trademarks. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8%

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Notes to Financial Statements
December 31, 1999
--------------------------------------------------------------------------------

     affiliation fee. The Company will recognize revenues on personal communications handsets and accessories at the time of the sale. We do not add additional charges for the Sprint management fee and we are not billing any revenues on behalf of Sprint.

     Income Taxes
     ------------

     The Company is organized as a limited partnership for Federal income tax purposes. Consequently, the Company is not taxable as an entity under the Internal Revenue Code. Therefore, no provision for Federal or State income taxes has been provided. Revenues and expenses recognized by the Company for tax reporting purposes are allocated to the individual equity members based on the Operating Agreement, for inclusion in their individual income tax returns.

     Concentration Of Credit Risk
     ----------------------------

     Financial   instruments   that   potentially   subject   the   Company   to
     concentrations of credit risk consist principally of notes receivable. All notes receivable amounts were fully collected by February 2000.

     Issued Accounting Pronouncements
     --------------------------------

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to January 1, 2001. The Company has not determined the effects of this change on its financial position or results of operations.

(3)  Operating Leases
     ----------------

     The Company leases a storefront under an operating lease. Rental expense for this operating lease was $4,214 for the period from inception (October 12, 1999) to December 31, 1999. Future minimum operating lease payments are as follows:

                             YEAR                                AMOUNT

     2000..................................................         $ 39,589
     2001..................................................           44,484
     2002..................................................           45,818
     2003..................................................           47,193
     2004..................................................           44,558
     Thereafter............................................               --
                                                            -----------------

     Future operating lease obligation ....................         $221,642
                                                            =================


(4)  Unit Option Plan
     ----------------

     The Operating Agreement provides for the issuance of nonvoting member units pursuant to the Unit Option Plan (the Plan). The Plan provides for options to be granted to any employee, member or manager of the Company as determined by the Management Committee. The aggregate number of nonvoting units available for issue under the Plan equals 10% of the total number of voting units committed as of September 15, 1999 (1,198 units). If any option granted under the Plan expires or is terminated for any reason without being exercised, the units subject to the options will become available for granting under the Plan. As of December 31, 1999, no options have been granted.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Notes to Financial Statements
December 31, 1999
--------------------------------------------------------------------------------

(5)  Disclosures About Fair Value Of Financial Instruments
     -----------------------------------------------------

     The carrying amounts of current assets and current liabilities approximate their fair market value because of the immediate or short-term maturity of these financial instruments.

(6)  Construction Expenditures
     -------------------------

     Construction expenditures in 2000 are estimated to be $27,000,000. The majority of the estimated expenditures are for the build-out of the personal communications services network (Note 1). The Company expects to finance construction primarily through the use of the members' equity contributions and external financing.

(7)  Financing Arrangements
     ----------------------

     In December 1999, the Company signed a letter of commitment with a financial institution to finance the purchase of certain equipment for the construction the Company's personal communications network. The note is expected to be a 10-year secured term loan in the amount of $35,400,000. The note will be collateralized by the equipment. As of December 31, 1999, the Company had incurred approximately $78,000 in financing fees, which are included in deferred charges on the accompanying balance sheet.

(8)  Related Parties
     ---------------

     Expense related to management services provided pursuant to the Services Agreement for the period from inception (October 12, 1999) to December 31, 1999 totaled $75,000.

     The Company has  non-interest  bearing  receivables  from  several  members relating to the initial capital contributions. The initial capital contribution, based on the Operating Agreement, is payable in six equal monthly installments beginning in September 1999 and ending in February 2000. At December 31, 1999, the outstanding balance was $2,958,665. These amounts were fully collected in February 2000.

(9)  Limitation Of Liability
     -----------------------

     Pursuant to the Operating Agreement, each member's liability is limited to those liabilities attributable to such member's gross negligence, fraudulent conduct, willful misconduct or bad faith or to a continuing material breach of the Operating Agreement. In addition, members are not liable for the debts, obligations or liabilities of the other members.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Condensed Balance Sheets
As Of March 31, 2000 And December 31, 1999
--------------------------------------------------------------------------------

                                                                          March 31,              December 31,
                                                                            2000                     1999
                                                                     --------------------       ----------------
                                                                         (Unaudited)
                                   ASSETS
          CURRENT ASSETS
            Cash and cash equivalents..........................              $ 9,377,190            $ 8,365,769
            Receivables........................................                   61,458                 61,949
            Notes receivable from members......................                       --              2,958,665
            Prepayments and other..............................                   29,775                 34,902
                                                                     --------------------       ----------------

                     Total current assets......................                9,468,423             11,421,285
                                                                     --------------------       ----------------

          DEFERRED CHARGES AND OTHER ASSETS
            Deferred financing costs...........................                   77,880                 77,880
                                                                     --------------------       ----------------
                    Total deferred charges and other assets....                   77,880                 77,880
                                                                     --------------------       ----------------

          PROPERTY AND EQUIPMENT
            In service.........................................                    4,000                     --
            Less -- Accumulated depreciation...................                     (67)                     --
                                                                     --------------------       ----------------

               Property and equipment, net.....................                    3,933                     --
               Construction work in progress...................                2,856,215                511,415
                                                                     --------------------       ----------------

                    Total property and equipment, net..........                2,860,148                511,415
                                                                     --------------------       ----------------

                    Total assets...............................              $12,406,451            $12,010,580
                                                                     ====================       ================

          LIABILITIES AND MEMBERS' CAPITAL
            Accounts payable...................................                $ 459,193               $ 46,150
                                                                     --------------------       ----------------

                    Total liabilities..........................                  459,193                 46,150
                                                                     --------------------       ----------------

          Members' Capital
            Capital contributions (12,130 voting units issued and
               outstanding)....................................               12,130,000             12,130,000
            Deficit accumulated during the development stage...                (182,742)              (165,570)
                                                                     --------------------       ----------------
                    Total members' capital.....................               11,947,258             11,964,430
                                                                     --------------------       ----------------

                    Total liabilities and members' capital.....              $12,406,451            $12,010,580
                                                                     ====================       ================

The accompanying notes to financial statements are an integral part of these balance sheets.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Condensed Statement Of Operations
For The Three Months Ended March 31, 2000 And
For The Period From Inception (October 12, 1999) To March 31, 2000
(Unaudited)
--------------------------------------------------------------------------------

                                                                                                     For The Period
                                                                                                     From Inception
                                                                              For The Three        (October 12, 1999)
                                                                              Months Ended                 To
                                                                             March 31, 2000           March 31,2000
                                                                           --------------------    --------------------

          OPERATING REVENUES
            Personal Communications Service revenue.....................            $       --               $      --
                                                                           --------------------    --------------------

                    Total operating revenues............................                    --                      --
                                                                           --------------------    --------------------

          PREOPERATING EXPENSES
            Preoperating expenses.......................................               161,795                 415,049
                                                                           --------------------    --------------------

                    Total preoperating expenses.........................               161,795                 415,049
                                                                           --------------------    --------------------

          PREOPERATING LOSS.............................................             (161,795)               (415,049)
                                                                           --------------------    --------------------

          NONOPERATING INCOME
            Interest income.............................................               144,623                 232,307
                                                                           --------------------    --------------------

                    Total nonoperating income...........................               144,623                 232,307
                                                                           --------------------    --------------------

          NET LOSS......................................................          $   (17,172)             $  (182,742)
                                                                           ====================    ====================

The accompanying notes to financial statements are an integral part of this financial statement.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Condensed Statement Of Members' Capital
For The Period From Inception (October 12, 1999) To March 31, 2000
--------------------------------------------------------------------------------

                                                                                          Deficit
                                                                                        Accumulated
                                                   Voting                                During The
                                                    Units             Capital           Development
                                                   Issued          Contributions           Stage               Total
                                                --------------    ----------------    -----------------    ---------------

BALANCE, October 12, 1999...................               --         $        --           $       --        $        --
  Units issued..............................           12,130          12,130,000                   --         12,130,000
  Net loss..................................               --                  --            (165,570)          (165,570)
                                                --------------    ----------------    -----------------    ---------------

BALANCE, December 31, 1999..................           12,130         $12,130,000           $(165,570)        $11,964,430
  Net loss (unaudited)......................               --                  --             (17,172)           (17,172)
                                                --------------    ----------------    -----------------    ---------------

BALANCE, March 31, 2000 (unaudited).........           12,130         $12,130,000           $(182,742)        $11,947,258
                                                ==============    ================    =================    ===============



The accompanying notes to financial statements are an integral part of this financial statement.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Condensed Statement Of Cash Flows
For The Three Months Ended March 31, 2000 And
For The Period From Inception (October 12, 1999) To March 31, 2000
(Unaudited)
--------------------------------------------------------------------------------

                                                                                                 For the Period
                                                                                                 From Inception
                                                                          For The Three           (October 12,
                                                                           Months Ended             1999) To
                                                                          March 31, 2000         March 31, 2000
                                                                         -----------------      ------------------

      NET CASH FLOWS PROVIDED BY PREOPERATING ACTIVITIES................      $   401,556             $   185,285
                                                                         -----------------      ------------------

      CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchases of property and equipment, net.......................      (2,348,800)             (2,826,600)
                                                                         -----------------      ------------------

                Cash flows used in investing activities.................      (2,348,800)             (2,826,600)
                                                                         -----------------      ------------------

      CASH FLOWS FROM FINANCING ACTIVITIES:
        Members' equity contributions...................................               --               9,137,720
        Collection of notes receivable relating to members' equity
          contributions.................................................        2,958,665               2,958,665
        Deferred financing fees.........................................               --                (77,880)
                                                                         -----------------      ------------------

               Cash flows provided by financing activities..............        2,958,665              12,018,505
                                                                         -----------------      ------------------

      NET INCREASE IN CASH AND CASH EQUIVALENTS                                 1,011,421               9,377,190
      CASH AND CASH EQUIVALENTS, beginning of period....................        8,365,769                      --
                                                                         -----------------      ------------------

      CASH AND CASH EQUIVALENTS, end of period..........................      $ 9,377,190            $  9,377,190
                                                                         =================      ==================


The accompanying notes to financial statements are an integral part of this financial statement.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Notes To Interim Condensed Financial Statements
March 31, 2000
(Unaudited)
--------------------------------------------------------------------------------

(1)  General
     -------

     The results of operations for the interim period shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of Management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the three months ended March 31, 2000. All such adjustments are of a normal recurring nature. The financial statements also reflect the results of operations, cash flows and members' capital from inception (October 12, 1999) through March 31, 2000.

(2)  Organization And Risks Of Development-Stage Enterprises
     -------------------------------------------------------

     Bright Personal Communications Services, LLC (the "Company" or "Bright") was formed as an Ohio limited liability company on October 12, 1999. The Company is in the development stage and its principal business activity will be to provide personal communications services ("PCS").

     The Company has two classes of member units, voting and nonvoting. As of March 31, 2000 and December 31, 1999, 12,130 voting units at a stated value of $1,000 per unit were issued to twenty-two members. Members holding nonvoting units have no rights to vote or consent on any matter that requires a vote or consent by members. As of March 31, 2000, no nonvoting units have been issued.

     Profits, losses and cash flows are allocated to members based on ownership percentage, as set forth in the Operating Agreement between the Company and its members (the "Operating Agreement").

     The Company entered into a Management Agreement with Sprint PCS, the PCS group of Sprint Corporation (the "Management Agreement"). Under this agreement, the Company will be given the exclusive right to build, own and manage a wireless voice and data services network in markets located in Ohio, Michigan and Indiana, under the Sprint PCS brand. Bright is required to build out the wireless network according to Sprint PCS specifications. The Company will be charged a fee under this agreement based on a percentage of collected revenue. The term of the Management Agreement is 20 years with three successive 10-year renewal periods. The Management Agreement is subject to a requirement that the Company construct and operate facilities that offer coverage to a defined population as well as maintain specific operational and performance standards. The Company began the engineering and design phase in 1999 and expects to complete the construction of the personal communications network in 2000.

     The Company entered into a Services Agreement with one of its members during 1999. Pursuant to the Services Agreement, this member provides management and administrative services to the Company for a fee of $25,000 per month plus a percentage of monthly gross service revenue. The Company also agreed to compensate this member for certain services provided in connection with the normal operations of the Company, including use of the member's network, customer activation, customer care and billing. Based on the Services Agreement, payment is to be made either in cash or reflected as a capital contribution resulting in the issuance of additional voting units.

     The Company has yet to generate revenue from providing services and has no assurance of future revenues. Further, during the period required to build its network, the Company will require additional funds. The success of the Company's future operations is primarily dependent upon its ability to obtain adequate financing and secure appropriate tower sites and to build-out its PCS network and conduct future operations. Thus, the inability to obtain adequate financing or delays and unanticipated costs in obtaining sites and completing construction could significantly affect the Company's ability to conduct future operations.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Notes To Interim Condensed Financial Statements
March 31, 2000
(Unaudited)
--------------------------------------------------------------------------------

(3)  Summary Of Significant Accounting Policies
     ------------------------------------------

     Note 2 to the Notes to Financial Statements in the Company's December 31, 1999 Financial Statements summarize the Company's significant accounting policies.

(4)  Income Taxes
     ------------

     The Company is organized as a limited partnership for Federal income tax purposes. Consequently, the Company is not taxable as an entity under the Internal Revenue Code. Therefore, no provision for Federal or State income taxes has been provided. Revenues and expenses recognized by the Company for tax reporting purposes are allocated to the individual equity members based on the Operating Agreement, for inclusion in their individual income tax returns.

(5)  Commitments And Contingencies
     -----------------------------

     Construction Expenditures
     -------------------------

     Construction expenditures in 2000 are estimated to be $35,400,000. The majority of the estimated expenditures are for the build-out of the personal communications services network. The Company expects to finance construction primarily through the use of the members' equity contributions and external financing.

(6)  Unit Option Plan
     ----------------

     The Operating Agreement provides for the issuance of nonvoting member units pursuant to the Unit Option Plan (the Plan). The Plan provides for options to be granted to any employee, member or manager of the Company as determined by the Management Committee. The aggregate number of nonvoting units available for issue under the Plan equals 10% of the total number of voting units committed as of September 15, 1999 (1,198 units). If any option granted under the Plan expires or is terminated for any reason without being exercised, the units subject to the options will become available for granting under the Plan. As of March 31, 2000, no options have been granted.

(7)  Financing Arrangements
     ----------------------

     In December 1999, the Company signed a letter of commitment with a financial institution to finance the purchase of certain equipment for the construction the Company's personal communications network. The note is expected to be a 10-year secured term loan in the amount of $35,400,000. The note will be collateralized by the equipment. As of December 31, 1999, the Company had incurred approximately $78,000 in financing fees, which are included in deferred charges on the accompanying balance sheet. As discussed in Note 10, the loan agreement was finalized in May 2000.

(8)  Related Parties
     ---------------

     Expense related to management services provided pursuant to the Services Agreement for the three months ended March 31, 2000 totaled $75,000. In addition, as of March 31, 2000, the Company paid approximately $179,000 to a member related to its network build-out.

     The Company had  non-interest  bearing  receivables  from  several  members relating to the initial capital contributions. The initial capital contribution, based on the Operating Agreement, was payable in six equal monthly installments beginning in September 1999 and ending in February 2000. At December 31, 1999, the outstanding balance was $2,958,665. These amounts were fully collected by February 2000.

BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
(A DEVELOPMENT-STAGE COMPANY)

Notes To Interim Condensed Financial Statements
March 31, 2000
(Unaudited)
--------------------------------------------------------------------------------

(9)  Limitation Of Liability
     -----------------------

     Pursuant to the Operating Agreement, each member's liability is limited to those liabilities attributable to such member's gross negligence, fraudulent conduct, willful misconduct or bad faith or to a continuing material breach of the Operating Agreement. In addition, members are not liable for the debts, obligations or liabilities of the other members.

(10) Subsequent Events
     -----------------

     In April 2000, certain of the members owning 74.4% of the Company entered into an agreement to exchange their ownership of the Company for an 8% ownership of Horizon PCS, Inc. ("HPCS") and an 8% ownership of Horizon Telcom, Inc. (HPCS' parent). Prior to this transaction, Horizon PCS, through its wholly-owned subsidiary Horizon Personal Communications, Inc., owned the remaining 25.6% of the Company. After this transaction, HPCS, with Horizon Personal Communications, Inc., owns 100% of the Company.

     In May 2000, the Company finalized a loan agreement with a financial institution for a 10-year secured term loan in the amount of $35,407,000. Interest is at the financial institution's variable rate plus 100 basis points and will be payable quarterly. Quarterly principal payments begin in 2004 at a fixed percentage of the outstanding balance and continue through 2009.

                              HORIZON TELCOM, INC.

                          PRO FORMA FINANCIAL STATEMENT

     The unaudited pro forma statement of operations of Horizon Telcom, Inc. ("Horizon Telcom") for the year ended December 31, 2000 (the "Pro Forma Statement of Operations"), gives effect to the acquisition of the remaining 74% of the equity of Bright Personal Communications Services, LLC ("Bright PCS") which was not already owned. The historical balance sheet as of December 31, 2000 reflects this transaction.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Statement of Operations does not purport to be indicative of the results that would have actually been obtained had such transaction been completed as of the assumed dated and for the period presented, or which may be obtained in the future. The Pro Forma Statement of Operations is presented on a consolidated basis.

     The Pro Forma Statement of Operations for the year ended December 31, 2000 has been derived from the audited consolidated financial statements of Horizon Telcom included elsewhere herein, adjusted to give effect to the item above as if it had occurred on January 1, 2000.

     The Pro Forma Financial Statement and the accompanying notes should be read in conjunction with the financial statements of Horizon Telcom, together with the related notes thereto, included elsewhere herein.

HORIZON TELCOM, INC.

Pro Forma Statement Of Operations
For The Year Ended December 31, 2000
--------------------------------------------------------------------------------

                                                     Historical
                                                       Horizon        Historical                           Pro Forma
                                                       Telcom         Bright PCS      Adjustments           Combined
                                                     ------------    -------------    -------------       -------------
                                                                          (Dollars in thousands)

Net operating revenues                                 $  74,000       $        -       $    (507)  (1)      $  73,493

Cost of services and goods sold                           45,762                8            (360)  (1)         45,410
Selling, general and administrative expenses              51,470              367            (147)  (1)         51,690
Non-cash compensation expense                                853                -                -                 853
Depreciation and amortization expense                     13,058                2            1,002  (2)         14,062
                                                     ------------    -------------    -------------       -------------
                  Total operating expenses               111,143              377              495             112,015
                                                     ------------    -------------    -------------       -------------

Operating loss                                          (37,143)            (377)          (1,002)  (1)       (38,522)

Interest expense                                        (12,194)                -                -            (12,194)
Non-operating income, net                                  1,953              265               28  (3)          2,246
                                                     ------------    -------------    -------------       -------------

Loss before income tax benefit                          (47,384)            (112)            (974)            (48,470)

Income tax benefit                                           896                -                -                 896
Minority interest                                          2,301                -              984  (4)          3,285
                                                     ------------    -------------    -------------       -------------

Loss from continuing operations                       $ (44,187)        $   (112)         $     10         $  (44,289)
                                                     ============    =============    =============       =============


Loss per share:

Basic and diluted loss per share from
     continuing operations                            $ (127.62)                                           $  (123.20)
                                                     ============                                         =============

Weighted average shares outstanding                      346,237                                               359,491
                                                     ============                                         =============


See Footnotes to Pro Forma Financial Statement

Footnotes To Pro Forma Financial Statement
--------------------------------------------------------------------------------

     For the purposes of determining the pro forma effect of the transaction described above on our consolidated statement of operations for the year ended December 31, 2000, the following adjustments have been made (in thousands, except share and per share data):

     1. Represents the elimination of intercompany activity between Horizon PCS and Bright PCS relating to the management fees and network usage costs paid to Horizon PCS.

                  Management fees..............................          $148
                  Network build-out fees.....................             360

     2. Represents an adjustment to reflect a full year of amortization of goodwill and other intangible assets recorded from the Bright PCS acquisition consisting of goodwill and licenses in the amount of $40,778. The goodwill and other intangibles acquired are amortized over a period of 20 years, which is the initial term of Bright PCS' management agreement with Sprint PCS.

     3. Represents the elimination of Horizon PCS' 25.6% of Bright PCS' net loss previously recorded as other income and expense.

     4. Represents the allocation of net loss to minority interest for a full year.

     5. Basic and diluted losses per share were calculated as loss from continuing operations divided by the weighted average number of common shares outstanding. Because the Company had a net loss as of December 31, 2000, the effect on loss per share of all options was antidilutive.

ITEM 14. Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

     None.

ITEM 15.  Financial Statements and Exhibits

     (a) Documents filed as part of this report

          (1) Financial Statements: The following financial statements are included in this Report as set forth in Item 13:

          Horizon Telcom, Inc. and Subsidiaries:

          o    Report of Independent Public Accountants

          o    Consolidated balance sheets as of December 31, 2000 and 1999

          o    Consolidated   statements  of  operations  for  the  years  ended
               December 31, 2000, 1999 and 1998

          o Consolidated statements of stockholders' equity for the years ended December 31, 2000, 1999 and 1998

          o Consolidated statements of cash flows for the years ended December 31, 2000, 1999 and 1998

          o Notes to consolidated financial statements for the years ended December 31, 2000, 1999 and 1998


          o Condensed Consolidated Balance Sheets as of March 31, 2001 (unaudited) and December 31, 2000

          o Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2001 and 2000 (unaudited)

          o Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2001 and 2000 (unaudited)

          o Notes to Interim Condensed Consolidated Financial Statements March 31, 2001 (unaudited)

          Bright Personal Communications Services, LLC (A Development-Stage Company):

          o    Report of Independent Public Accountants

          o    Balance Sheet as of December 31, 1999

          o Statement of Operations for the Period from Inception (October 12, 1999) to December 31, 1999

          o Statement of Members' Capital for the Period from Inception (October 12, 1999) to December 31, 1999

          o Statement of Cash Flows for the Period from Inception (October 12, 1999) to December 31, 1999

          o    Notes to Financial Statements December 31, 1999

          o Condensed Balance Sheets as of March 31, 2000 (unaudited) and December 31, 1999

          o Condensed Statement of Operations for the Three Months Ended March 31, 2000 and for the Period from Inception (October 12,
               1999) to March 31, 2000 (unaudited)

          o Condensed Statement of Members' Capital for the Period from Inception (October 12, 1999) to March 31, 2000 (unaudited)

          o Condensed Statement of Cash Flows for the Three Months Ended March 31, 2000 and for the Period from Inception (October 12,
               1999) to March 31, 2000 (unaudited)

          o Notes to Interim Condensed Financial Statements March 31, 2000 (unaudited)

          Horizon Telecom, Inc. and Subsidiaries:

          o    Pro Forma Financial Statement

          o    Pro Forma Statement of Operations for the Year Ended December 31,
               2000

          o    Footnotes to Pro Forma Financial Statement

          (2) Consolidated Financial Statement Schedules: Schedule II - Valuation and Qualifying Accounts is included immediately after notes to consolidated financial statements. All other financial statement schedules are not applicable.


     (b)  Exhibits

          EXHIBIT
          NO.       DESCRIPTION
          -------   -----------

          3.1**     Articles of Incorporation of Horizon Telcom, Inc.

          3.2**     Code of Regulations of Horizon Telcom, Inc.

          4.2* Indenture dated as of September 26, 2000 between Horizon PCS, Inc., Horizon Personal Communications, Inc. Bright Personal Communications Services, LLC and Wells Fargo Bank Minnesota, National Association.

          4.3* A/B Exchange Registration Rights Agreement made as of September 26, 2000 by and among Horizon PCS, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation and First Union Securities, Inc.

          4.4*      Form of Registered Note (included in Exhibit 4.2).

          4.5*      Note Guarantee of Horizon Personal Communications, Inc.

          4.6*      Note Guarantee of Bright Personal  Communications  Services,
                    LLC.

          10.1* Form of Employment Agreement, dated September 26, 2000, by and between Horizon PCS, Inc. and William A. McKell.

          10.2* Form of Employment Agreement, dated September 26, 2000, by and between Horizon PCS, Inc. and Peter M. Holland.


          10.3*+ Sprint PCS Management Agreement between Sprint Spectrum, L.P., SprintCom, Inc. and Horizon Personal Communications, Inc., dated June 8, 1998.

          10.3.1***+Addendum V to Sprint PCS  Management  Agreement with Horizon
                    PCS, Inc. as of June 1, 2001.


          10.4* Sprint PCS Services Agreement between Sprint Spectrum L.P. and Horizon Personal Communications, Inc., dated June 8, 1998.

          10.5* Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and Horizon Personal Communications, Inc., dated June 8, 1998.

          10.6*     Sprint Spectrum Trademark and Service Mark License Agreement
                    between   Sprint   Spectrum   L.P.   and  Horizon   Personal
                    Communications, Inc., dated June 8, 1998.

          10.7*+ Sprint PCS Management Agreement between Wirelessco, L.P., SprintCom, Inc., Sprint Spectrum, L.P. and Bright Personal Communications Services, LLC, dated October 13, 1999.

          10.8* Sprint PCS Services Agreement between Sprint Spectrum, L.P. and Bright Personal Communications Services, LLC, dated October 13, 1999.

          10.9* Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and Bright Personal Communications Services, LLC, dated October 13, 1999.

          10.10*    Sprint Spectrum Trademark and Service Mark License Agreement
                    between   Sprint   Spectrum,   L.P.   and  Bright   Personal
                    Communications Services, LLC, dated October 13, 1999.

          10.19*+ Network Services Agreement by and between West Virginia PCS Alliance, L.C., Virginia PCS Alliance, L.C. and Horizon Personal Communications, Inc., dated August 12, 1999.

          10.21*+ PCS CDMA Product Supply Contract by and between Motorola, Inc. and Horizon Personal Communications, Inc.

          10.25*    Horizon PCS, Inc. 2000 Stock Option Plan.

          10.25.1** Horizon Telcom, Inc. 1999 Stock Option Plan.

          10.26*+ Site Development Agreement by and between Horizon Personal Communications, Inc. and SBA Towers, Inc., dated August 17, 1999.

          10.27*+ Master Site Agreement by and between SBA Towers, Inc. and Horizon Personal Communications, Inc., dated July 1999.

          10.28*+   Master  Design  Build   Agreement  by  and  between  Horizon
                    Personal Communications, Inc. and SBA Towers, Inc., dated August 17, 1999.

          10.29*+ Master Site Agreement by and between SBA Towers, Inc. and Bright Personal Communications Services, LLC, dated October 1, 1999.

          10.30*+ Master Design Build Agreement by and between Bright Personal Communications Services, LLC and SBA Towers, Inc., dated October 1, 1999.

          10.31* Services Agreement, dated May 1, 2000, between Horizon Personal Communications, Inc. and Horizon Services, Inc.

          10.32* Lease Agreement, dated May 1, 2000 between The Chillicothe Telephone Company and Horizon Personal Communications, Inc.

          10.33* Services Agreement, dated May 1, 2000 between Horizon Personal Communications, Inc. and United Communications, Inc.

          10.34**   Form of Horizon PCS, Inc. Indemnification Agreement.

          10.35* Amended and Restated Tax Allocation Agreement dated May 1, 2000 by and among Horizon Telcom, Inc., The Chillicothe Telephone Company, Horizon Personal Communications, Inc., United Communications, Inc., Horizon Services, Inc., and Horizon PCS, Inc.

          10.35.1* First Amendment to the Amended and Restated Tax Allocation Agreement dated as of September 26, 2000 by and among
                    Horizon Telcom, Inc., The Chillicothe Telephone Company, Horizon Personal Communications, Inc., United Communications, Inc., Horizon Services, Inc., and Horizon PCS, Inc.

          10.37* Securities Purchase Agreement dated September 26, 2000 by and among Horizon PCS, Inc., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund, II, L.P. and First Union Capital Partners, LLC.

          10.38* Investors Rights and Voting Agreement dated September 26, 2000 by and among Horizon PCS, Inc., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P. and First Union Capital Partners, LLC.

          10.39* Registration Rights Agreement dated September 26, 2000 by and among Horizon PCS, Inc., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P. and First Union Capital Partners, LLC.

          10.40* Credit Agreement, dated as of September 26, 2000, by and among Horizon Personal Communications, Inc., and Bright
                    Personal Communications Services, LLC, Horizon PCS, Inc. (the "Parent") and certain Subsidiaries of the Parent, the several banks and other financial institutions as may from time to time become parties to this Agreement, First Union National Bank, as Administrative Agent, Westdeutsche Landesbank Girozentrale, as Syndication Agent and Arranger and Fortis Capital Corp., as Documentation Agent.

          10.40.1* First Amendment to Credit Agreement and Assignment, dated November 20, 2000, by and among Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, Horizon PCS, Inc. (the "Parent") and certain

                    Subsidiaries of the Parent, Existing Lenders, New Lenders, First Union National Bank, as Administrative Agent, Westdeutsche Landesbank Girozentrale, as Syndication Agent and Arranger, and Fortis Capital Corp., as Documentation Agent.

          10.41* Warrant Agreement dated as of September 26, 2000 between Horizon PCS, Inc. and Wells Fargo Bank Minnesota, National Association.

          10.42* Warrant Registration Rights Agreement made as of September 26, 2000 by and among Horizon PCS, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation and First Union Securities, Inc.

          10.43** Note Purchase Agreement dated November 1, 1993 by and among The Chillicothe Telephone Company, Northern Life Insurance Company and Northwestern National Life Insurance Company.

          10.43.1** Amendment  dated as of  January  1,  1997 by and  among  The
                    Chillicothe  Telephone  Company,   Northern  Life  Insurance
                    Company and Northwestern National Life Insurance Company.

          10.44** Note Purchase Agreement dated as of June 1, 1998 by and among The Chillicothe Telephone Company, American United Life Insurance Company, and the State Life Insurance Company.

          10.44.1** First Amendment to Note Purchase Agreement dated as of April
                    1, 1999 by and among The Chillicothe Telephone Company, American United Life Insurance Company, and the State Life Insurance Company.

          10.45**   Business Loan  Agreement  dated as of March 16, 2001 between
                    The  Chillicothe   Telephone   Company  and  the  Huntington
                    National Bank.

          21**      Subsidiaries of the Company.

         ---------------------

          * Incorporated by reference to the Exhibit of the same number filed with the Registration Statement on Form S-4 of Horizon PCS, Inc. (File No. 333-51238).

          **        Previously filed.

          ***       Filed herewith.

          + The Registrant requested confidential treatment for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended, in connection with the previously filed Registration Statement on Form S-1 of the Registrant (File No. 333-37516), except Exhibit 10.3.1 for which confidential treatment has been requested under Rule 24b-2 of the Securities Exchange Act of 1924 in connection with this filing.


     (c) Financial statement schedules

          See Item 15 (a)(2).

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     HORIZON TELCOM, INC.


                                     By   /s/   Thomas McKell
                                       -----------------------------------------
                                              Thomas McKell
                                              President and Chief
                                              Executive Officer


Date: June 25, 2001



                                     By    /s/  Peter M. Holland
                                       -----------------------------------------
                                              Peter M. Holland
                                              Chief Financial Officer
                                              (Principal Financial and Principal
                                              Accounting Officer)


Date:  June 25, 2001

                                INDEX TO EXHIBITS


          EXHIBIT
          NO.       DESCRIPTION
          -------   -----------

          3.1**     Articles of Incorporation of Horizon Telcom, Inc.

          3.2**     Code of Regulations of Horizon Telcom, Inc.

          4.2* Indenture dated as of September 26, 2000 between Horizon PCS, Inc., Horizon Personal Communications, Inc. Bright Personal Communications Services, LLC and Wells Fargo Bank Minnesota, National Association.

          4.3* A/B Exchange Registration Rights Agreement made as of September 26, 2000 by and among Horizon PCS, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation and First Union Securities, Inc.

          4.4*      Form of Registered Note (included in Exhibit 4.2).

          4.5*      Note Guarantee of Horizon Personal Communications, Inc.

          4.6*      Note Guarantee of Bright Personal  Communications  Services,
                    LLC.

          10.1* Form of Employment Agreement, dated September 26, 2000, by and between Horizon PCS, Inc. and William A. McKell.

          10.2* Form of Employment Agreement, dated September 26, 2000, by and between Horizon PCS, Inc. and Peter M. Holland.


          10.3*+ Sprint PCS Management Agreement between Sprint Spectrum, L.P., SprintCom, Inc. and Horizon Personal Communications, Inc., dated June 8, 1998.

          10.3.1***+Addendum V to Sprint PCS  Management  Agreement with Horizon
                    PCS, Inc. as of June 1, 2001.


          10.4* Sprint PCS Services Agreement between Sprint Spectrum L.P. and Horizon Personal Communications, Inc., dated June 8, 1998.

          10.5* Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and Horizon Personal Communications, Inc., dated June 8, 1998.

          10.6*     Sprint Spectrum Trademark and Service Mark License Agreement
                    between   Sprint   Spectrum   L.P.   and  Horizon   Personal
                    Communications, Inc., dated June 8, 1998.

          10.7*+ Sprint PCS Management Agreement between Wirelessco, L.P., SprintCom, Inc., Sprint Spectrum, L.P. and Bright Personal Communications Services, LLC, dated October 13, 1999.

          10.8* Sprint PCS Services Agreement between Sprint Spectrum, L.P. and Bright Personal Communications Services, LLC, dated October 13, 1999.

          10.9* Sprint Trademark and Service Mark License Agreement between Sprint Communications Company, L.P. and Bright Personal Communications Services, LLC, dated October 13, 1999.

          10.10*    Sprint Spectrum Trademark and Service Mark License Agreement
                    between   Sprint   Spectrum,   L.P.   and  Bright   Personal
                    Communications Services, LLC, dated October 13, 1999.

          10.19*+ Network Services Agreement by and between West Virginia PCS Alliance, L.C., Virginia PCS Alliance, L.C. and Horizon Personal Communications, Inc., dated August 12, 1999.

          10.21*+ PCS CDMA Product Supply Contract by and between Motorola, Inc. and Horizon Personal Communications, Inc.

          10.25*    Horizon PCS, Inc. 2000 Stock Option Plan.

          10.25.1** Horizon Telcom, Inc. 1999 Stock Option Plan.

          10.26*+ Site Development Agreement by and between Horizon Personal Communications, Inc. and SBA Towers, Inc., dated August 17, 1999.

          10.27*+ Master Site Agreement by and between SBA Towers, Inc. and Horizon Personal Communications, Inc., dated July 1999.

          10.28*+   Master  Design  Build   Agreement  by  and  between  Horizon
                    Personal Communications, Inc. and SBA Towers, Inc., dated August 17, 1999.

          10.29*+ Master Site Agreement by and between SBA Towers, Inc. and Bright Personal Communications Services, LLC, dated October 1, 1999.

          10.30*+ Master Design Build Agreement by and between Bright Personal Communications Services, LLC and SBA Towers, Inc., dated October 1, 1999.

          10.31* Services Agreement, dated May 1, 2000, between Horizon Personal Communications, Inc. and Horizon Services, Inc.

          10.32* Lease Agreement, dated May 1, 2000 between The Chillicothe Telephone Company and Horizon Personal Communications, Inc.

          10.33* Services Agreement, dated May 1, 2000 between Horizon Personal Communications, Inc. and United Communications, Inc.

          10.34**   Form of Horizon PCS, Inc. Indemnification Agreement.

          10.35* Amended and Restated Tax Allocation Agreement dated May 1, 2000 by and among Horizon Telcom, Inc., The Chillicothe Telephone Company, Horizon Personal Communications, Inc., United Communications, Inc., Horizon Services, Inc., and Horizon PCS, Inc.

          10.35.1* First Amendment to the Amended and Restated Tax Allocation Agreement dated as of September 26, 2000 by and among
                    Horizon Telcom, Inc., The Chillicothe Telephone Company, Horizon Personal Communications, Inc., United Communications, Inc., Horizon Services, Inc., and Horizon PCS, Inc.

          10.37* Securities Purchase Agreement dated September 26, 2000 by and among Horizon PCS, Inc., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund, II, L.P. and First Union Capital Partners, LLC.

          10.38* Investors Rights and Voting Agreement dated September 26, 2000 by and among Horizon PCS, Inc., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P. and First Union Capital Partners, LLC.

          10.39* Registration Rights Agreement dated September 26, 2000 by and among Horizon PCS, Inc., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P. and First Union Capital Partners, LLC.

          10.40* Credit Agreement, dated as of September 26, 2000, by and among Horizon Personal Communications, Inc., and Bright
                    Personal Communications Services, LLC, Horizon PCS, Inc. (the "Parent") and certain Subsidiaries of the Parent, the several banks and other financial institutions as may from time to time become parties to this Agreement, First Union National Bank, as Administrative Agent, Westdeutsche Landesbank Girozentrale, as Syndication Agent and Arranger and Fortis Capital Corp., as Documentation Agent.

          10.40.1* First Amendment to Credit Agreement and Assignment, dated November 20, 2000, by and among Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, Horizon PCS, Inc. (the "Parent") and certain Subsidiaries of the Parent, Existing Lenders, New Lenders, First Union National Bank, as Administrative Agent, Westdeutsche Landesbank Girozentrale, as Syndication Agent and Arranger, and Fortis Capital Corp., as Documentation Agent.

          10.41* Warrant Agreement dated as of September 26, 2000 between Horizon PCS, Inc. and Wells Fargo Bank Minnesota, National Association.

          10.42* Warrant Registration Rights Agreement made as of September 26, 2000 by and among Horizon PCS, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation and First Union Securities, Inc.

          10.43** Note Purchase Agreement dated November 1, 1993 by and among The Chillicothe Telephone Company, Northern Life Insurance Company and Northwestern National Life Insurance Company.

          10.43.1** Amendment  dated as of  January  1,  1997 by and  among  The
                    Chillicothe  Telephone  Company,   Northern  Life  Insurance
                    Company and Northwestern National Life Insurance Company.

          10.44** Note Purchase Agreement dated as of June 1, 1998 by and among The Chillicothe Telephone Company, American United Life Insurance Company, and the State Life Insurance Company.

          10.44.1** First Amendment to Note Purchase Agreement dated as of April
                    1, 1999 by and among The Chillicothe Telephone Company, American United Life Insurance Company, and the State Life Insurance Company.

          10.45**   Business Loan  Agreement  dated as of March 16, 2001 between
                    The  Chillicothe   Telephone   Company  and  the  Huntington
                    National Bank.

          21**      Subsidiaries of the Company.

         ---------------------

          * Incorporated by reference to the Exhibit of the same number filed with the Registration Statement on Form S-4 of Horizon PCS, Inc. (File No. 333-51238).

          **        Previously filed.


          ***       Filed herewith.

          + The Registrant requested confidential treatment for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended, in connection with the previously filed Registration Statement on Form S-1 of the Registrant (File No. 333-37516), except Exhibit 10.3.1 for which confidential treatment has been requested under Rule 24b-2 of the Securities Exchange Act of 1924 in connection with this filing.

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